As filed with the Securities and Exchange Commission on October 14, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	77-0021975 (I.R.S. Employer Identification Number)
5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, (678) 281-2020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robin Raina
President & Chief Executive Officer
Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
(678) 281-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Denmon Charles M. Harrell, Jr. Carlton Fields, P.A. 1201 West Peachtree Street, Suite 3000 Atlanta, Georgia 30309 (404) 815-2717	Mark B. Adams President and Chief Executive Officer A.D.A.M., Inc. 10 10th Street NE, Suite 525 Atlanta, Georgia 30309-3848 (404) 604-2757	Richard G. Greenstein Jason C. Harmon DLA Piper LLP (US) 1201 West Peachtree Street Suite 2800 Atlanta, Georgia 30309 (404) 736-7800
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share	Price	Registration Fee
Common Stock, par value $0.10 per share	3,748,354(1)	N/A	$79,241,302(2)	$5,650(3)

(1)	Represents the estimated maximum number of shares of common stock of the registrant to be issued in connection with the proposed merger of A.D.A.M., Inc. (“ADAM”) with and into a wholly-owned subsidiary of the registrant as described herein. The number of common shares is based upon the product obtained by multiplying (x) the maximum exchange ratio of 0.3122 by (x) the sum of the total number of shares of common stock, par value $0.01 per share, of ADAM issued and outstanding and (b) the number of shares of ADAM common reserved and issuable or available for issuance pursuant to various ADAM equity plans and warrants, in each case as of October 13, 2010. In accordance with Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also shall register any additional common shares of the Registrant which may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions as provided by agreement relating to the merger.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for the Registrant’s common stock was calculated based upon the upon the market value of shares of ADAM common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (x) $6.60, the average of the high and low sales prices of ADAM common stock, as quoted on the NASDAQ Stock Market, on October 12, 2010, and (y) 12,006,258, the estimated maximum number of shares of ADAM common stock that may be exchanged for the shares of common stock of the registrant being registered.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Proxy Statement/Prospectus is not complete and may be changed. We may not sell the securities offered by this Proxy Statement/Prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION — DATED OCTOBER 13, 2010
PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
To the shareholders of A.D.A.M., Inc.:
     The board of A.D.A.M., Inc. (“ADAM”) has approved a strategic merger combining ADAM with Ebix, Inc. (“Ebix”). We believe that the proposed merger will allow Ebix and ADAM to be better positioned to compete as a provider of software and e-commerce solutions for both the insurance industry and employers, benefits brokers, healthcare organizations and online media companies. Ebix and ADAM have entered into an Agreement and Plan of Merger under which a newly formed, direct wholly owned subsidiary of Ebix will merge with and into ADAM, with ADAM becoming a wholly owned subsidiary of Ebix.
     In the proposed merger, ADAM shareholders will receive 0.3122 shares (the “Exchange Ratio”) of Ebix common stock for each share of ADAM common stock, subject to certain adjustments specified in the merger agreement. Based on the closing sale price for Ebix common stock on August 27, 2010, the last trading day before public announcement of the merger, the 0.3122 exchange ratio represented approximately $6.11 in value for each share of ADAM common stock. Based on the closing sale price for Ebix common stock on [•][•],2010, the latest practicable date before the printing of this Proxy Statement/Prospectus, which we refer to as this “Proxy Statement/Prospectus,” the 0.3122 exchange ratio represented approximately $[•] in value for each share of ADAM common stock.
     The Exchange Ratio will be adjusted downward if ADAM fails to pay at or prior to closing (i) the amount of any ADAM debt owed out of ADAM’s cash on hand, (ii) the amount of expenses of ADAM’s financial advisor in excess of $650,000 out of ADAM’s cash on hand, or (iii) the amount of expenses of ADAM’s legal counsel on this Proxy Statement/Prospectus out of ADAM’s cash on hand. If there is an adjustment event, then ADAM’s common shareholders will receive a number of shares of Ebix common stock equal to the aggregate merger consideration of $65,350,000 minus (a) $5,071,000 for ADAM options and minus (b) $947,000 for ADAM’s outstanding warrant (proportionately reduced for any option or warrant exercises, forfeitures or cancellations), minus the amounts under clauses (i), (ii) and (iii) to the extent not paid by ADAM at or prior to the closing, divided by $19.06, which was the agreed upon value of Ebix common stock for purposes of the merger agreement.
     Ebix common stock is listed on the NASDAQ Stock Market under the symbol “EBIX.” ADAM common stock is listed on the NASDAQ Stock Market under the symbol “ADAM.” We urge you to obtain current market quotations for the shares of Ebix and ADAM.
     Your vote is very important. The merger cannot be completed unless ADAM shareholders adopt and approve the merger agreement. ADAM is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger. The enclosed Proxy Statement/Prospectus provides you with detailed information about the special meeting, the merger, the documents related to the merger, and the other business to be considered by shareholders. A copy of the merger agreement is attached as Annex A to this Proxy Statement/Prospectus. We urge you to read this document and the Proxy Statement/Prospectus carefully, including “Risk Factors” beginning on page 15 for a discussion of the risks relating to the merger .
     Whether or not you plan to attend ADAM’s special meeting of shareholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.
     The ADAM board of directors has unanimously approved the merger agreement and recommends that you vote FOR the proposal to adopt and approve the merger agreement and FOR the approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.
Mark B. Adams
President and Chief Executive Officer
A.D.A.M., Inc.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this Proxy Statement/Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     This Proxy Statement/Prospectus is dated [•][•], 2010, and is first being mailed to ADAM shareholders on or about [•][•], 2010.

10 10th Street NE, Suite 500
Atlanta, Georgia 30309
NOTICE OF SPECIAL MEETING OF A.D.A.M. SHAREHOLDERS TO BE HELD ON [•][•], 2010 AT 10:00 A.M., LOCAL TIME
To the shareholders of A.D.A.M., Inc.:
     A special meeting of shareholders of A.D.A.M., Inc. will be held at the offices of DLA Piper LLP (US) at One Atlantic Center, 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450, on [•][•], 2010 at 10:00 a.m., local time, for the following purposes:
     1. To adopt and approve the Agreement and Plan of Merger, dated as of August 29, 2010, by and among Ebix, Inc., A.D.A.M., Inc. and Eden Acquisition Sub, Inc., as the same may be amended from time to time, and approve the merger and the other transactions described therein (the “Merger Proposal”).
     2. To approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal listed above.
     3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
     The accompanying Proxy Statement/Prospectus further describes the matters to be considered at the special meeting. A copy of the merger agreement has been included as Annex A to this Proxy Statement/Prospectus.
     The ADAM board of directors has set [•][•], 2010 as the record date for the special meeting. Only holders of record of shares of ADAM common stock at the close of business on [•][•], 2010 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:30 a.m., local time, and you should allow ample time for check-in procedures. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.
     The ADAM board of directors recommends that you vote FOR the Merger Proposal and FOR the proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies.
By Order of the Board of Directors,
Mark B. Adams
President, Chief Executive Officer and Secretary
Atlanta, Georgia
, 2010
     PLEASE SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR SUBMITTING A PROXY ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY FOR YOUR SHARES, PLEASE CALL ADAM’S INVESTOR RELATIONS DEPARTMENT AT 800-755-ADAM (TOLL FREE) OR 404-604-2757 OR VIA EMAIL AT PR@ADAMCORP.COM.

REFERENCES TO ADDITIONAL INFORMATION
     This document, referred to herein as the Proxy Statement/Prospectus, is the proxy statement of ADAM for its special meeting of shareholders and the prospectus of Ebix for the shares of Ebix common stock to be issued as consideration for the merger. This Proxy Statement/Prospectus incorporates by reference important business and financial information about Ebix from other documents that are not included in or delivered with this Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus, other than certain exhibits to these documents, by requesting them in writing or by telephone at the address below:
Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
Attn: Investor Relations
(678) 281-2020
     You also may obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at http://www.sec.gov or by making a request through Ebix’s investor relations department by sending an email to rkerris@ebix.com.
     To receive timely delivery of the documents in advance of the meeting, you should make your request no later than [•][•], 2010.
     You should rely only on the information contained or incorporated by reference into this Proxy Statement/Prospectus. No one has been authorized to provide you with any information that is different from that contained in, or incorporated by reference into, this Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it.
     This Proxy Statement/Prospectus is dated October 13, 2010, and you should assume that the information contained herein is accurate only as of such date. You also should assume that the information incorporated by reference into this Proxy Statement/Prospectus is accurate as of the date of such document. Neither the mailing of this Proxy Statement/Prospectus to the stockholders of ADAM, nor the issuance by Ebix of shares of Ebix common stock in connection with the merger will create any implication that there has been no change in the affairs of Ebix or ADAM since the date of this Proxy Statement/Prospectus or that the information in this Proxy Statement/Prospectus or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.
     This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Information contained in this Proxy Statement/Prospectus regarding ADAM has been provided by ADAM and information contained in this Proxy Statement/Prospectus regarding Ebix has been provided by Ebix.
     This Proxy Statement/Prospectus does not cover any resales of the Ebix common stock offered hereby to stockholders of ADAM who are deemed to be “affiliates” of Ebix upon the consummation of the merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resales.
     For a listing of the documents incorporated by reference into this Proxy Statement/Prospectus, see “Where You Can Find More Information.” on page 75.

SUBMITTING A PROXY BY INTERNET OR BY TELEPHONE
     ADAM shareholders of record on the close of business on [•][•], 2010, the record date for the ADAM special meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact ADAM’S investor relations department by telephone at 800-755-ADAM (toll free) or 404-604-2757 or via email at pr@adamcorp.com.

     ANNEXES

Annex A	Agreement and Plan of Merger, dated as of August 29, 2010 by and among Ebix, Inc., Eden Acquisition Sub, Inc., and A.D.A.M., Inc.

Annex B	Opinion of Needham & Company, LLC

Annex C	Information Regarding A.D.A.M., Inc.
EX-5.1
EX-8.1
EX-23.1
EX-23.2
EX-23.3
EX-99.1
EX-99.1

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
     The following questions and answers briefly address some commonly asked questions about the merger. The following questions and answers may not include all the information that is important to shareholders of ADAM. We urge shareholders to read carefully this entire Proxy Statement/Prospectus, including the annexes and the other documents referred to or incorporated by reference herein.
Q: Why am I receiving these materials?
A: ADAM and Ebix have entered into a merger agreement that is described in this document. A copy of the merger agreement is attached to this Proxy Statement/Prospectus as Annex A. In order to complete the merger, the shareholders of ADAM must vote to approve the merger agreement. ADAM will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the merger agreement, the special meeting of ADAM shareholders and other related matters. We are sending you these materials to help you decide how to vote your shares of ADAM common stock with respect to the proposed merger and related transactions.
     This document is a proxy statement because the ADAM board of directors is soliciting proxies from its shareholders to vote on the approval of the merger agreement, as well as other related matters set forth in the Notice of Special Meeting and described in this Proxy Statement/Prospectus, and your proxy will be used at the meeting or any adjournment or postponement of the meeting. This document is a prospectus of Ebix because Ebix will issue registered shares of Ebix common stock in exchange for shares of ADAM common stock in the merger. For ease of reference, we refer to this document as the Proxy Statement/Prospectus. The enclosed voting materials will allow you to vote your shares of ADAM common stock without attending the special meeting in person.
Q: What will happen in the merger?
A: In the proposed merger, a newly formed wholly-owned subsidiary of Ebix will merger with and into ADAM, with ADAM becoming a wholly-owned subsidiary of Ebix. As a result of the proposed the merger, each shares of ADAM common stock will be converted into the right to receive 0.3122 shares of Ebix common stock, subject to certain adjustments as specified in the merger agreement and described below. After giving effect to the merger and assuming there are no adjustments to the exchange ratio, current ADAM shareholders will hold, in the aggregate, approximately 8% of the outstanding common stock of Ebix.
Q: What will ADAM shareholders receive in the merger?
A: At the effective time of the merger, each issued and outstanding share of ADAM common stock will be converted into the right to receive 0.3122 shares of Ebix common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment if ADAM fails to pay in full at or prior to the closing out of its cash on hand any of the following items (each, an adjustment event):
•	its bank debt;

•	any expenses of its financial advisor in excess of $650,000; or

•	ADAM’s legal expenses related to the preparation of this Proxy Statement/Prospectus.
     If there is an adjustment event, then the shares of Ebix common stock to be received upon the exchange of one share of ADAM common stock shall equal a ratio the numerator of which is $65,350,000 minus (a) $5,071,000 for ADAM options and minus (b) $947,000 for ADAM’s outstanding warrant (proportionately reduced for any option or warrant exercises, forfeitures or cancellations), minus (c) the amounts in the bullet list above to the extent not paid by ADAM at or prior to the closing, divided by $19.06, which was the agreed upon value of Ebix common stock for purposes of the merger agreement, and the denominator of which is the number of issued and outstanding shares of ADAM common stock to be converted.

     If there is an adjustment event, then the actual exchange ratio will not be determined until the closing date, which may not be the same date as the special meeting. Only by way of example, the table below shows the adjustment to the exchange ratio based on the amount by which the items listed above exceed ADAM’s available cash on hand at closing, in each case based on the number of ADAM shares outstanding on August 25, 2010 and assuming that there have been no option or warrant exercises, forfeitures or cancellations.

Amount by which Expenses	Adjusted Exchange
Exceed Cash on Hand	Ratio
$0	0.3122
$500,000	0.3096
$1,000,000	0.3069
$1,500,000	0.3043
$2,000,000	0.3017
$2,500,000	0.2990
     Holders of ADAM common stock will not receive any fractional shares of Ebix common stock in the merger. Instead, the total number of shares of Ebix common stock that each holder of ADAM common stock will receive in the merger will be rounded down to the nearest whole number and a shareholder that was to receive a fractional share will receive cash for any resulting fractional share that an ADAM shareholder otherwise would be entitled to receive. The exchange agent will compile all of the fractional shares of Ebix common stock and sell them as whole shares at the then prevailing price on the NASDAQ Stock Market. Upon completion of the sale of all such shares, the exchange agent will distribute the proceeds pro rata to the individuals that were to receive fractional shares.
Q: Is the merger expected to be taxable to ADAM shareholders?
A: The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of ADAM common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of ADAM common stock for shares of Ebix common stock in the merger, except with respect to cash received instead of fractional shares of Ebix common stock.
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger generally will be a taxable transaction to you, and you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the Ebix common stock plus the amount of any cash received instead of fractional shares of Ebix common stock and (ii) your adjusted tax basis in the shares of ADAM common stock exchanged in the merger.
You should read “Material U.S. Federal Income Tax Consequences” beginning on page 45 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you
Q: When do Ebix and ADAM expect to complete the merger?
A: Ebix and ADAM expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including the receipt of shareholder approval at the special meeting of ADAM and the receipt of all required regulatory approvals. Ebix and ADAM currently expect to complete the merger during the fourth quarter of 2010. However, it is possible that factors outside of either company’s control could cause the merger to be competed at a later time or not at all.

Q: What are the conditions to completion of the merger?
A: The obligations of ADAM and Ebix to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the approval of the merger agreement by ADAM shareholders.
Q: What vote is required to approve the proposal to adopt and approve the merger agreement and approve the merger?
A: The affirmative vote of a majority of the outstanding shares of ADAM common stock entitled to vote is required to adopt and approve the merger agreement, which is referred to in this Proxy Statement/Prospectus as the “Merger Proposal.”
Q: How does the board of directors of ADAM recommend that I vote?
A: The ADAM board of directors recommends that ADAM shareholders vote FOR the proposal to adopt and approve the merger agreement and, as a result approve the merger, and FOR the proposal to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the previous proposal.
Q: What if I do not vote on the matters relating to the merger?
A: Because the approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote on the proposal, the failure to vote your shares in favor of the Merger Proposal for any reason whatsoever (whether by withholding your vote, by abstaining, or by failing to instruct your broker or other nominee how to vote on the Merger Proposal) will have the same effect as a vote against the Merger Proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the Merger Proposal, your shares will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the Merger Proposal.
Q: How do I submit a proxy?
A: You may submit a proxy before the ADAM special meeting in one of the following ways:
•	by telephone, using the toll free number shown on your proxy card;

•	via the Internet, by visiting the website shown on your proxy card; or

•	by mail, by completing, signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope.
You also may cast your vote in person at the ADAM special meeting.
If your shares are held in “street name,” through a broker, bank, or other nominee, which institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Q: What do I need to do now?
A: After carefully reading and considering the information contained in this Proxy Statement/Prospectus, please submit a proxy to vote your shares as soon as possible so that your shares will be represented at the ADAM special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q: When and where is the ADAM special meeting of shareholders?
A: The special meeting of ADAM shareholders will be held at the offices of DLA Piper LLP (US) at One Atlantic Center, 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450 at 10:00 a.m., local time on [•][•], 2010. Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.
Q: If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?
A: Your broker or other nominee does not have authority to vote on the proposals described in this Proxy Statement/Prospectus without receiving instructions from the beneficial owner as to how the shares are to be voted. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions that your broker or other nominee provides.
Q: What constitutes a quorum?
A: Shareholders who hold a majority in voting power of the ADAM common stock issued and outstanding as of the close of business on the record date for the ADAM special meeting and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the ADAM special meeting.
Q: May I change my vote after I have submitted my proxy?
A: Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in one of four ways:
•	by sending a notice of revocation to the corporate secretary of ADAM;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by submitting a later dated proxy via the Internet in the same manner that you submitted your earlier proxy via the Internet or by calling the telephone number specified on your proxy card, in each case if you are eligible to submit a proxy by Internet or telephone and following the instructions on the proxy card; or

•	by attending the ADAM special meeting and voting in person.
     Your attendance at ADAM’s special meeting alone will not revoke any proxy. If you choose any of the first three methods, you must take the described action no later than the beginning of the ADAM special meeting.
     If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.
Q: Do I have appraisal rights?
A: No. Holders of ADAM common stock will not be entitled to exercise any appraisal rights in connection with the merger.
Q: Should I send in my stock certificates now?
A: No. Please do not send your stock certificates with your proxy card. You will receive written instructions from the exchange agent after the merger is completed on how to exchange your ADAM stock certificates for your shares of Ebix common stock.
Q: What if I hold ADAM stock options or other stock-based awards?

v

A: Immediately prior to the merger, all outstanding ADAM stock options will be cancelled and converted into a right to receive from Ebix an amount in cash, without interest, equal to the excess, if any, of $5.95 above the per share exercise price of such stock option multiplied by the number of shares subject to such stock option, subject to applicable tax withholding.
Q: Who should I contact if I have any questions about the merger, the proxy materials or voting power?
A: If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the Proxy Statement/Prospectus or the enclosed proxy card, you should contact ADAM’S investor relations department at 800-755-ADAM (toll-free) or 404-604-2757 or via e-mail at pr@adamcorp.com.

SUMMARY
     This summary highlights selected information contained in this Proxy Statement /Prospectus and does not contain all the information that may be important to you. Each section of this summary is qualified in its entirety by reference to the full discussions of the related matters in the body of this Proxy Statement/Prospectus, and you are encouraged to read carefully this Proxy Statement/Prospectus, including the annexes, in its entirety. Additional important information is also contained in the documents incorporated by reference into this Proxy Statement/Prospectus—see “Where You Can Find More Information” beginning on page 75. Unless stated otherwise, all references in this Proxy Statement/Prospectus to Ebix are to Ebix, Inc., and, all references to ADAM are to A.D.A.M,, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of August 29, 2010, by and among Ebix, Eden Acquisition Sub, Inc., and ADAM, a copy of which is attached as Annex A to this Proxy Statement/Prospectus.
The Merger
     Each of the boards of directors of Ebix and ADAM has approved a strategic merger of Ebix and ADAM. Ebix and ADAM have entered into an Agreement and Plan of Merger under which a newly formed, direct wholly-owned, subsidiary of Ebix will merge with and into ADAM, with ADAM thereupon becoming a wholly-owned subsidiary of Ebix. In the proposed merger, ADAM shareholders will receive 0.3122 shares of Ebix common stock for each share of ADAM common stock, subject to certain adjustments specified in the merger agreement. This exchange ratio will not be adjusted to reflect ADAM or Ebix stock price changes prior to the closing. Ebix’s shareholders will continue to own their existing shares and will not need to exchange them in connection with the merger.
     A copy of the merger agreement is attached as Annex A to this Proxy Statement/Prospectus. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see “The Merger Agreement” beginning on page 47.
The Parties
Ebix
     Ebix, a Delaware corporation, is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial industries.
     Ebix’s goal is to be the leading powerhouse of backend insurance transactions in the world. Its technology vision is to focus on convergence of all insurance channels, processes and entities in a manner such that data can seamlessly flow once a data entry has been made.
     Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, information technology and business process outsourcing, applications software, and web and application hosting to meet the individual needs of organizations.
     For the fiscal year ended December 31, 2009, Ebix had revenues of $97.69 million and net income of $38.82 million. For the six months ended June 30, 2010, Ebix had revenues of $63.81 million and net income of $26.39 million.
     Ebix’s corporate headquarters, including substantially all of its corporate administration and finance functions, is located in Atlanta, Georgia where it leases 15,422 square feet of commercial office space. In addition Ebix and its subsidiaries lease 5,500 square feet in Park City, Utah, 4,148 square feet in Dallas, Texas, 12,000 square feet in Herndon, Virginia, 10,800 square feet in Hemet, California, 2,156 square feet in Walnut Creek, California, 11,500 square feet in Pittsburgh, Pennsylvania, 673 square feet in St. Louis, Missouri, 5,300 square feet in Portland, Michigan, 7,000 square feet in San Diego, California, 7,800 square feet in Miami, Florida, 25,482 square feet in Pasadena, California, 4,384 square feet in Lynchburg, Virginia, and 5,289 square feet in Columbus, Ohio.

     Additionally, Ebix leases office space in New Zealand, Australia, Singapore, Canada, Japan, and China for support and sales offices. Ebix owns four facilities in India with total square footage of approximately 65,000 square feet and leases an additional two facilities.
A.D.A.M.
          ADAM, a Georgia corporation, primarily provides online information and technology solutions for employers, benefits brokers, healthcare organizations and online media companies.
          In addition to ADAM’s health information and benefits solutions, ADAM also markets a series of anatomy and physiology products for the K-12 and undergraduate educational market.
     ADAM’s principal executive offices are located at 10 10th Street NE, Suite 525, Atlanta, Georgia 30309 and its telephone number is (404) 604-2757.
Merger Sub
     Eden Acquisition Sub, Inc., or Merger Sub, a direct wholly-owned subsidiary of Ebix, is a Georgia corporation formed on August 26, 2010 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into ADAM, and ADAM will become a wholly-owned subsidiary of Ebix.
     Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.
What ADAM Shareholders Will Receive in the Merger
     At the effective time of the merger, each outstanding share of ADAM common stock will be converted into the right to receive 0.3122 shares of Ebix common stock in the merger, subject to certain adjustments specified in the merger agreement, which we refer to as the exchange ratio.
     If there is an adjustment event, then the actual exchange ratio will not be calculated until the closing date, which may not be the same date as the special meeting. Only by way of example, the table below shows the adjustment to the exchange ratio based on the amount by which the items listed above exceed ADAM’s available cash on hand at closing, in each case based on the number of ADAM shares outstanding on August 25, 2010 and assuming that there have been no option or warrant exercises, forfeitures or cancellations.

Amount by which Expenses	Adjusted Exchange
Exceed Cash on Hand	Ratio
$0	0.3122
$500,000	0.3096
$1,000,000	0.3069
$1,500,000	0.3043
$2,000,000	0.3017
$2,500,000	0.2990
          Holders of ADAM common stock will not receive any fractional shares of Ebix common stock in the merger. Instead, the total number of Ebix shares that each holder of ADAM common stock will receive in the merger will be rounded down to the nearest whole number and a shareholder that was to receive a fractional share will receive cash for any resulting fractional share that the ADAM shareholder otherwise would be entitled to receive. The exchange agent will compile all of the fractional shares of Ebix common stock and sell them as whole shares at the then prevailing price on the NASDAQ Stock Market. Upon completion of the sale of all such shares, the exchange agent will distribute the proceeds pro rata to the individuals that were to receive fractional shares.
     Example (assuming no adjustment to the exchange ratio): If you currently own 25 shares of ADAM common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (25 x 0.3122) or 7.805 shares of Ebix common stock. Since fractional shares will not be issued, you will be entitled to 7 shares of Ebix common stock. The remaining 0.805 shares will be grouped with other fractional shares and sold on the NASDAQ Stock Market as whole shares. You will then receive a check equal to your pro rata portion of the total proceeds of such sale.
     The merger agreement provides for adjustments to the exchange ratio to reflect fully the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction with respect to Ebix common stock or ADAM common stock with a record date prior to the merger.
Treatment of ADAM Options (see page 48)
     Immediately prior to the merger, all outstanding ADAM stock options will be cancelled and converted into a right to receive from Ebix an amount in cash, without interest, equal to the excess, if any, of $5.95 above the per share exercise price of such stock option multiplied by the number of shares subject to such stock option, subject to applicable tax withholding.
Recommendation of the ADAM Board of Directors (see page 28)
     The ADAM board of directors unanimously (i) determined that the merger agreement and the merger are advisable and in the best interests of ADAM and its shareholders, (ii) approved the merger agreement and (iii) resolved to recommend approval and adoption of the merger agreement to the ADAM shareholders. The ADAM board of directors recommends that ADAM shareholders vote “FOR” approval and adoption of the merger agreement.
     For the factors considered by the ADAM board of directors in reaching its decision to approve the merger agreement, see “The Merger — The ADAM Board of Directors’ Recommendations and Reasons for the Merger” beginning on page 23 of this Proxy Statement/Prospectus.
Opinion of ADAM’s Financial Advisor (see page 31)

          At a meeting of ADAM’s board of directors on August 29, 2010, ADAM’s financial advisor, Needham & Company, LLC (“Needham & Company”), delivered its oral opinion, which it subsequently confirmed in writing, to ADAM’s board of directors, that, as of August 29, 2010 and based upon and subject to the assumptions and other matters described in its written opinion, the consideration to be received by the holders of ADAM common stock pursuant to the merger agreement was fair to those holders from a financial point of view.
          The full text of Needham & Company’s written opinion, dated August 29, 2010, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached as Annex B to this Proxy Statement/Prospectus. We urge you to read the opinion in its entirety. Needham & Company provided its opinion for the information and assistance of ADAM’s board of directors in connection with the board’s consideration of the transactions contemplated by the merger agreement. Needham & Company’s opinion does not address any other aspect of the merger or any related transaction and is not a recommendation as to how any ADAM shareholder should vote or act on any matter relating to the merger.
Interests of ADAM’s Directors and Executive Officers in the Merger (see page 41)
          You should be aware that some of ADAM’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of ADAM shareholders generally. These interests relate to equity and equity-linked securities held by such persons; change of control severance arrangements covering ADAM’s executive officers; and indemnification of ADAM’s directors and officers by Ebix following the merger.
Material U.S. Federal Income Tax Consequences of the Merger (see page 45)
     The merger has been structured as a tax-free “reorganization” for U.S. federal income tax purposes. Accordingly, holders of ADAM common stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their ADAM common stock for Ebix common stock in the merger, except for any gain or loss recognized in connection with any cash received instead of a fractional share of Ebix common stock. The companies themselves will not recognize gain or loss as a result of the merger. For further discussion, see “Material U.S. Federal Income Tax Consequences” below.
     The U.S. federal income tax consequences described above may not apply to all holders of ADAM common stock, including certain holders specifically referred to on page 45. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (see page 43)
     The merger will be accounted for as an acquisition by Ebix of ADAM under the purchase method of accounting according to U.S. generally accepted accounting principles.
No Appraisal Rights (see page 43)
     Under Section 14-2-1302 of the Georgia Business Corporation Code, the holders of ADAM common stock will not have appraisal rights in connection with the merger.
Regulatory Matters (see page 44)
     Completion of the merger is conditioned upon, among other things, the receipt of antitrust approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (referred to herein as “HSR”). Ebix and ADAM have each agreed to use their reasonable best efforts to take all actions necessary, proper or advisable and to satisfy all conditions to the merger in the most expeditious manner practicable, including obtaining approval under HSR. However, the foregoing does not require Ebix to consent, offer or agree any sale, license, assignment, transfer, divestiture or disposal of any assets, business or portion of the business of Ebix or conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Ebix or impose any restriction, requirement or limitation on the operation of the business or portion of the business of Ebix. Under the terms of the merger agreement, either party can terminate the merger agreement if the merger has not been effected by March 31, 2011. In such case, no termination fee is due. Each of Ebix and ADAM has the right to terminate the merger agreement if a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger. In this case, the terminating party would not be required to pay a termination fee.
Conditions to Completion of the Merger (see page 54)
     Ebix and ADAM expect to complete the merger after all the conditions in the merger agreement are satisfied or waived, including after the receipt of shareholder approval at the special meeting of ADAM and the receipt of all required regulatory approvals. Ebix and ADAM currently expect to complete the merger during the fourth quarter of 2010. However, it is possible that factors outside of either company’s control could cause the merger to be competed at a later time or not at all.
     Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:
•	the receipt of approval from the holders of ADAM common stock;

•	the expiration or termination of the waiting period under HSR;

•	the effectiveness of the registration statement of which this Proxy Statement/Prospectus forms a part, and the registration statement not being subject to any stop order or threatened stop order;

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger;

•	the absence of any governmental restraints with respect to the merger;

•	the receipt of all governmental consents required by the merger agreement;

•	the receipt of authorization from the NASDAQ Stock Market for listing of Ebix common stock to be issued in connection with the merger.

•	the accuracy of the other party’s representations and warranties in the merger agreement, including the other party’s representation that no material adverse effect has occurred; and

•	the other party’s compliance in all material respects with its obligations under the merger agreement.
     The merger agreement provides that certain of these conditions may be waived, in whole or in part, by Ebix or ADAM. Neither Ebix nor ADAM currently expects to waive any condition to the completion of the merger.
Termination of the Agreement and Plan of Merger (see page 57)
     Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after shareholder approval, except where expressly noted):
•	by mutual written consent of ADAM; Ebix and Eden Acquisition Sub, Inc.

•	by either ADAM or Ebix, if:
•	the merger is not consummated on or before March 31, 2011 (except that this right is not available to any party whose breach of any representation, warranty, covenant or agreement found in the merger agreement has been the cause of, or resulted in, such failure to consummate the merger);

•	a governmental entity issues, promulgates, enforces or enters a final and nonappealable law, regulation, order, writ, assessment, decision, injunction, decree, ruling or judgment or takes any other nonappealable final action in each case making illegal, permanently enjoining or otherwise permanently prohibiting the completion of the merger (except that the right is not available to any party whose breach of any representation, warranty, covenant or agreement found in the merger agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of such prohibiting circumstance);

•	the required ADAM shareholder vote has not been obtained at the ADAM shareholder meeting or any adjournment or postponement thereof permitted under the merger agreement; or

•	the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured prior to March 31, 2011, provided that the non-breaching party must provide thirty (30) days notice of its intent to terminate pursuant to this right;
•	by Ebix, if:
•	ADAM’s board of directors, or any committee thereof, makes, withdraws, amends, modifies or materially qualifies in a manner adverse to Ebix any public statement inconsistent with its recommendation that ADAM’s shareholders vote in favor of the merger;

•	ADAM enters into or publicly announces its intention to enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any “takeover proposal” (as defined on page 57);

•	ADAM breaches or fails to perform in any material respect its covenants and agreements related to transactions with a buyer other than Ebix as more specifically described on pages 56 and 57;

•	ADAM’s board of directors fails to reaffirm its recommendation of the merger as provided for in the merger agreement;

•	ADAM’s board of directors, upon a tender offer or exchange offer from a third party, fails to send to the shareholders within ten (10) business days after such tender offer or exchange offer is received a statement reaffirming the board of directors recommendation of the merger and a recommendation that the shareholders reject such tender or exchange offer; or

•	ADAM or its board of directors publically announces its intentions to take any of the actions permitting Ebix to terminate the merger agreement.
•	by ADAM, if prior to shareholder approval of the merger, ADAM enters into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any “takeover proposal” (as defined on page 57) with respect to a “superior proposal” (as defined on page 57), provided that ADAM pays the termination fee referred to below and concurrently enters into such agreement.
Termination Fees and Expenses (see page 59)
     ADAM is required to pay Ebix a $3.5 million termination fee, referred to herein as the “ADAM termination fee,” if the merger agreement has been terminated because:
•	ADAM’s board of directors, or any committee thereof, makes, withdraws, amends, modifies or materially qualifies in a manner adverse to Ebix any public statement inconsistent with its recommendation that ADAM’s shareholders vote in favor of the merger; or

•	prior to ADAM shareholder approval of the merger, ADAM enters into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any “takeover proposal” (as defined on page 57) with respect to a “superior proposal” (as defined on page 57), provided that ADAM pays the ADAM termination fee referred and concurrently enters into such agreement; or

•	ADAM’s board of directors, or any committee thereof, recommends, or ADAM enters into or announces its intention to enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any “takeover proposal” (as defined on page 57); or

•	ADAM breaches or fails to perform in any material respect its covenants and agreements related to transactions with a buyer other than Ebix as more specifically described on page 55; or

•	prior to shareholder approval of the merger, ADAM breaches any of its representations, warranties, covenants or agreements in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured prior to March 31, 2011, provided that Ebix must provide thirty (30) days notice of its intent to terminate the merger agreement pursuant to this right or the merger is not consummated on or before March 31, 2011 (except that this right is not available to any party whose breach of any representation, warranty, covenant or agreement found in the merger agreement has been the cause of, or resulted in, such failure to consummate the merger) or the required ADAM shareholder vote has not been obtained at the ADAM shareholder meeting or any adjournment or postponement thereof permitted under the merger agreement and, prior to such termination, a takeover proposal shall be been publicly disclosed and not withdrawn and, within twelve months after such termination, ADAM enters into a definitive agreement with respect to a takeover proposal or a takeover proposal has been consummated (provided that, for purposes of the foregoing, the references to “15%” in the definition of takeover proposal on page 57 shall be changed to “50%”).
     Ebix is required to pay ADAM a $3.5 million termination fee if the merger agreement has been terminated:
•	by Ebix for a reason other than those expressly provided for in the merger agreement; or

•	by ADAM because of a breach by Ebix or Eden Acquisition Sub, Inc. of any of their representations, warranties, covenants or agreements in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured prior to March 31, 2011, provided that ADAM has provided thirty (30) days notice of its intent to terminate the merger agreement pursuant to this right or the merger is not consummated on or before March 31, 2011 (except that this right is not available to any party whose breach of any representation, warranty, covenant, or agreement found in the merger agreement has been the cause of, or resulted in, such failure to consummate the merger).
No Solicitation of Other Offers (see page 55)
     In the merger agreement, ADAM has agreed that it will not directly or indirectly:
•	solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any takeover proposal or the making of any proposal that could reasonably be expected to lead to a takeover proposal, including, without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any ADAM common stock; or

•	conduct or engage in any discussions or negotiations regarding, disclose any non-public information relating to ADAM, knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make a takeover proposal; or

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any equity securities of ADAM or approve any transaction under the provisions of the Georgia Business Corporation Code regarding business combinations with interested shareholders; or

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any takeover proposal.
     The merger agreement does not, however, prohibit ADAM from considering a bona fide written acquisition proposal from a third party if certain specified conditions are met.
Matters to be Considered at the ADAM Special Meeting (see page 22)
              At the ADAM shareholder meeting, ADAM shareholders will be asked to vote on the following proposals:
•	to adopt and approve the merger agreement and approve the merger, and

•	to approve any motion to adjourn or postpone the ADAM special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal listed above.
The ADAM board of directors recommends that ADAM shareholders vote FOR all of the proposals set forth above.
Certain Differences in the Rights of Shareholders (see page 68)
     The rights of ADAM shareholders and other corporate matters relating to shares of ADAM common stock are controlled by the articles of incorporation and bylaws of ADAM and the Georgia Business Corporation Code. The rights of Ebix shareholders and other corporate matters relating to Ebix common stock are controlled by the certificate of incorporation and bylaws of Ebix and the Delaware General Corporation Law. Upon consummation of the merger, ADAM shareholders will become shareholders of Ebix whose rights will be governed by the Ebix certificate of incorporation and bylaws, and the provisions of the Delaware General Corporation Law only. There are several significant differences between the Georgia Business Corporation Code and the Delaware General Corporation Law and their respective corporate governance documents.
Risk Factors (see page 15)
     The merger may not achieve the expected benefits because of the risks and uncertainties discussed in the sections entitled “Risk Factors” beginning on page 15 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 14. Such risks include risks relating to the uncertainty that Ebix and ADAM will be able to integrate their businesses successfully, uncertainties as to whether the merger will achieve expected synergies, and uncertainties relating to the performance of the combined company following the merger.

SELECTED HISTORICAL FINANCIAL DATA OF EBIX
     The following tables set forth the selected historical consolidated financial and operating data for Ebix. The consolidated statements of operations data for the years ended December 31, 2007, 2008, and 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements and are included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this joint Proxy Statement/Prospectus. The selected consolidated financial and operating data as of December 31, 2005, 2006, and 2007 and for the years ended December 31, 2006 and 2005 have been derived from Ebix’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference into this joint Proxy Statement/Prospectus. The selected consolidated financial data as of and for the six months ended June 30, 2010 and 2009 have been derived from Ebix’s unaudited condensed consolidated financial statements, and related notes contained in Ebix’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference into this joint Proxy Statement/Prospectus. The results for the six months ended June 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the entire fiscal year. Ebix’s unaudited interim financial statements reflect all adjustments that management of Ebix considers necessary for fair presentation of the financial position and results of operations for such periods in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.
     This selected consolidated financial data should be read in conjunction with Ebix’s audited consolidated financial statements, the notes related thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ebix’s Annual Report on Form 10-K for the year ended December 31, 2009 and Ebix’s unaudited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ebix’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010. See “Where You Can Find More Information” beginning on page 75.

						Six Months Ended
	Year Ended December 31,					June 30,
	2005	2006	2007	2008	2009(1)	2009	2010
	(In thousands, except per share data)
Consolidated Results of Operations Data:
Revenue	$24,100	$29,253	$42,841	$74,752	$97,685	$43,089	$63,810
Operating income	4,650	6,712	12,801	29,264	39,256	17,617	25,767
Net income	4,322	5,965	12,666	27,314	38,822	17,291	26,394
Net income per share:
Basic(1)	$0.17	$0.24	$0.45	$0.93	$1.24	$0.57	$0.76
Diluted(1)	$0.15	$0.21	$0.40	$0.76	$1.03	$0.47	$0.67
Shares used in computing per share data:
Basic(1)	25,101	24,912	27,917	29,514	31,398	30,171	34,853
Diluted(1)	28,089	28,233	31,604	36,780	38,014	37,281	39,305
Consolidated Balance Sheet Data:
Total assets	$27,981	$47,352	$108,510	$141,167	$262,167	$165,188	$278,885
Debt obligations	2,813	11,952	36,647	52,192	52,487	45,882	48,530
Redeemable common stock	1,461	—	—	—	—	—	—
Shareholders’ equity	17,501	26,166	60,678	70,142	170,743	101,770	196,902

(1)	Ebix’s earnings per share and outstanding share information adjusted to reflect the effect of the 3-for-1 stock split dated January 4, 2010.

SELECTED HISTORICAL FINANCIAL DATA OF ADAM
     The following selected historical consolidated financial information should be read in conjunction with ADAM’s financial statements and the related notes thereto and the sections entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which is included in Annex C to this registration this Proxy Statement/Prospectus. ADAM’s selected consolidated Statement of Operations data set forth below for each of the five years ended December 31, 2005, 2006, 2007, 2008, and 2009 and the Balance Sheet data as of December 31, 2005, 2006, 2007, 2008, and 2009 are derived from ADAM’s consolidated financial statements, and for the six-month period ended June 30, 2009 and 2010 as derived from ADAM’s unaudited interim condensed consolidated financial statements.
     The unaudited interim condensed consolidated financial statements include, in ADAM’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited periods. You should not rely on these interim results as being indicative of results ADAM may expect for the full year or any other interim period. Historical results are not necessarily indicative of the results to be obtained in the future.

						Six Months Ended
	Year Ended December 31,					June 30,
	2005	2006	2007	2008	2009(1)	2009	2010
	(In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues, net	$10,054	$16,505	$27,878	$28,857	$28,161	$13,741	$13,450
Gross profit	7,991	13,064	21,309	22,957	21,846	10,587	10,804
Operating income (loss)	1,289	3,132	4,759	1,802	(11,521)	(13,273)	2,229
Income tax benefit (expense)	5,500	—	1,510	—	(1,336)	—	(60)
Net income (loss)	7,062	2,548	3,939	38	(13,335)	(13,506)	1,980
Basic net income (loss) per share	$0.87	$0.30	$0.42	$0.00	$(1.35)	$(1.37)	$0.20
Weighted average number of common shares outstanding, basic	8,108	8,630	9,461	9,813	9,886	9,882	9,938
Diluted net income per share	$0.75	$0.25	$0.38	$0.00	$(1.35)	$(1.37)	$0.19
Weighted average number of common shares outstanding, diluted	9,468	10,074	10,442	10,642	9,886	9,882	10,420

	Year Ended December 31,					June 30,
	2005	2006	2007	2008	2009(1)	2010
	(In thousands)
BALANCE SHEET DATA:
Total assets	$21,880	$60,138	$59,970	$53,146	$39,456	37,725
Long-term debt	—	24,000	16,750	8,000	6,000	3,000
Total liabilities	4,736	36,669	30,423	21,324	20,188	16,273
Total shareholders’ equity	17,144	23,469	29,547	31,822	19,268	21,452
Working capital (deficit)	8,576	3,084	1,228	(5,321)	(3,835)	(5,118)

1.	ADAM recognized a pre-tax, non-cash impairment charge of $13,940 for the quarter ended March 31, 2009. For more information see Note 6 of the notes to ADAM’s consolidated financial statements contained in ADAM’s annual report on Form 10-K for the year ended December 31, 2009, a copy of which is included as Annex C to this Proxy Statement/Prospectus.

2.	Restructuring costs were $1,408 for the year ended December 31, 2009 and $2,193 for the year ended December 31, 2008. Restructuring costs are related to ADAM’s 2008 Facility Consolidation Program. For more information see Note 14 of the notes to ADAM’s consolidated financial statements contained in ADAM’s annual report on Form 10-K for the year ended December 31, 2009, a copy of which is included as Annex C to this Proxy Statement/Prospectus.

COMPARATIVE PRO FORMA FINANCIAL INFORMATION
     The following historical and unaudited pro forma condensed combined income statement information for the year ended December 31, 2009 and the six months ended June 30, 2010 includes the reported historical financial results of Ebix and ADAM and the historical pro forma financial results of ADAM as if this acquisition had been made on January 1, 2009. The following historical unaudited pro forma condensed combined balance sheet information as of June 30, 2010 reflects the merger as if it had occurred on June 30, 2010.
     The following comparative pro forma financial information presented on combined basis is based on the historical financial information of Ebix and ADAM after giving effect to the acquisition. The pro forma financial information is based on estimates and assumptions which are preliminary and have been made solely for the purposes of developing such pro forma information. The purchase price allocation for the acquisition of ADAM is preliminary and is subject to revision. The final purchase price allocation will be based on a formal third-party valuation of identifiable intangible assets, and an in-depth analysis of the value of other assets acquired and liabilities assumed. Actual results may differ from this unaudited pro forma combined financial information once the valuation studies necessary to determine the required purchase price allocation are completed. Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the resolution thereof. No effect has been given in this pro forma information for future synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred or reduced by integrating their operations. The unaudited pro forma condensed and combined financial information should not be considered representative of Ebix’s future consolidated results of operation nor should the historical results of operations be indicative of Ebix’s future expected results of operations. Therefore, this unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that would be reported had the acquisition of ADAM been completed as of the dates presented.
     The information below should be read in conjunction with the audited and unaudited consolidated financial statements and accompanying notes of Ebix and ADAM.
Pro Forma Condensed Income Statement Information

	in thousands, except per share data
	Year Ended December 31, 2009			Six Months Ended June 30, 2010
	Ebix	ADAM	Pro Forma	Ebix	ADAM	Pro Forma
	As Reported	As Reported	Combined	As Reported	As Reported	Combined
Revenue	$97,685	$28,161	$125,846	$63,810	$13,450	$77,260
Operating income (loss) (1)	$39,256	$(11,521)	$27,236	$25,767	$2,229	$27,645
Net income (loss) (1)	$38,822	$(13,335)	$24,810	$26,394	$1,980	$27,952
Basic earnings (loss) per share (2)	$1.24	$(1.35)	$0.72	$0.76	$0.20	$0.74
Diluted earnings (loss) per share (2)	$1.03	$(1.35)	$0.60	$0.67	$0.19	$0.66

Basic weighted average shares outstanding (2) (3)	31,398	9,886	34,511	34,853	9,938	37,966
Diluted weighted average shares outstanding (2) (3)	38,014	9,886	41,127	39,305	10,420	42,418

(1)	ADAM’s 2009 results include a $13.9 million pre-tax and post-tax non-cash goodwill impairment charge

(2)	Ebix’s earnings per share and outstanding share information adjusted to reflect the effect of the 3-for-1 stock split dated January 4, 2010

(3)	The pro forma basic and diluted weighted average shares outstanding is calculated by multiplying the number of ADAM’s outstanding common shares as of August 29, 2010 by the merger consideration exchange ratio of 0.3122 and then adding the result to Ebix’s basic and diluted weighted average shares outstanding
Pro Forma Condensed Balance Sheet Financial Information

	in thousands
	As of June 30, 2010
	Ebix	Adam	Pro Forma
	As Reported	As Reported	Combined
Cash and cash equivalents	$20,891	$3,952	$15,098
Goodwill and intangible assets (net)	$215,311	$22,701	$267,066
Total assets	$278,885	$37,725	$358,583
Debt obligations(1)	$48,530	$5,101	$48,631
Total liabilities	$81,983	$16,273	$98,546
Retained earnings (deficit)	$35,017	$(37,022)	$32,019
Total stockholders equity	$196,902	$21,452	$260,037
Book value per share (2) (3)	$5.66	$2.15	$6.86

Basic shares outstanding (2) (4)	34,787	9,971	37,901

(1)	Includes capital leases

(2)	Ebix’s basic shares outstanding and book value per share adjusted to reflect the effect of the 3-for-1 stock split dated January 4, 2010

(3)	The book value per common share is computed by dividing stockholders’ equity at the end of the period by the basic number of common shares outstanding at the end of the period

(4)	The pro forma basic shares outstanding is calculated by multiplying the number of ADAM’s outstanding common shares as of August 29, 2010 by the merger consideration exchange ratio of 0.3122 and then adding the result to Ebix’s basic shares outstanding

MARKET PRICES AND DISTRIBUTIONS
Stock Prices
     Shares of Ebix common stock and ADAM common stock are listed on the NASDAQ Stock Market under the symbols “EBIX” and “ADAM,” respectively. The table below sets forth, in each case on August 27, 2010, the last full trading day prior to the public announcement of the merger, and on October 11, 2010, the latest practicable date before the date of this Proxy Statement/Prospectus:
•	the last reported sale price of a share of Ebix common stock and the last reported sale price of share of ADAM common stock, as reported by the NASDAQ Stock Market, and

•	the market value of ADAM common stock on an equivalent per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of ADAM common stock in the merger, based on the exchange ratio of 0.3122 per share, which is subject to adjustment as described in the merger agreement.

			Equivalent
			Price per
			Share of
	EBIX	ADAM	ADAM
	Common	Common	Common
Date	Stock	Stock	Stock
August 27, 2010	$19.56	$3.17	$6.11
October 11, 2010	$22.94	$6.54	$7.16
     These prices will fluctuate prior to the special meeting and the consummation of the merger, and ADAM shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger. The exchange ratio is also subject to certain adjustments specified in the merger agreement.
Dividends and Other Distributions
     Ebix has never paid cash dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The terms of Ebix’s outstanding notes and the terms of its credit facilities restrict its ability to pay dividends.
     ADAM has never paid any dividends on its common stock. It currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement/Prospectus contains or incorporates by reference a number of forward-looking statements by Ebix and ADAM, including statements relating to outlooks or expectations for earnings, revenues, expenses, asset quality, or other future financial or business performance, strategies, or expectations, or the impact of legal, regulatory, or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:
•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;
•	statements relating to future business prospects, revenue, income, and financial condition; and
•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” or similar expressions.
     These statements reflect management judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ materially from such forward-looking statements include those set forth under “Risk Factors” beginning on page 15, as well as, among others, the following:
•	the ability to obtain governmental approvals of the merger on the proposed terms and time schedule, and without the imposition of significant conditions, obligations, or restrictions;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the risk that Ebix will not integrate the business, or its other recently acquired businesses, successfully;

•	the risk that expected cost savings from the merger may not be fully realized within the expected time frames or at all, and attrition in key client, partner and other relationships relating to the merger may be greater than expected;

•	the risk that the combined company’s revenues following the merger may be lower than expected;

•	the effects of vigorous competition in the markets in which Ebix and ADAM operate;

•	the possibility of one or more of the markets in which Ebix and ADAM compete being impacted by changes in political or other factors such as monetary policy, legal, and regulatory changes or other external factors over which they have no control;

•	dilution to shareholders of the combined company as a result of any financing that involves equity or equity-linked securities;

•	changes in general economic and market conditions; and

•	other risks discussed, identified, or referenced from time to time in Ebix’s and ADAM’s public filings with the SEC.

     You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Ebix nor ADAM undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
     Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Ebix and ADAM. See “Where You Can Find More Information” beginning on page 75 for a list of the documents incorporated by reference.
RISK FACTORS
     In addition to the other information contained or incorporated by reference into this Proxy Statement/Prospectus, you should carefully consider the following risk factors described below in deciding how to vote on the merger. In addition, you should read and consider the risks associated with each of the businesses of Ebix and ADAM because these risks will also relate to Ebix following completion of the merger. Certain of these risks can be found in the documents incorporated by reference into this Proxy Statement/Prospectus.
Because the market price of Ebix common stock will fluctuate, ADAM shareholders cannot be sure of the market value of the Ebix common stock that they will receive.
     When we complete the merger, each share of ADAM common stock will be converted into the right to receive 0.3122 shares of Ebix common stock, unless an adjustment event occurs. The exchange ratio will not be adjusted for changes in the market price of either Ebix common stock or ADAM common stock. Accordingly, the market value of the shares of Ebix common stock that ADAM shareholders will be entitled to receive when the parties complete the merger will depend on the market value of shares of Ebix common stock at the time that the parties complete the merger and could vary significantly from the market value on the date of this Proxy Statement/Prospectus or the date of the ADAM special meeting. The market value of Ebix common stock may continue to fluctuate after the completion of the merger. For example, during 2010, the sales price of Ebix common stock ranged from a low of $13.91 to a high of $25.61, all as reported on the NASDAQ Stock Market. See “Market Prices and Distributions” on page 13.
     These variations could result from changes in the business, operations, or prospects of Ebix or ADAM prior to or following the merger, market assessments as to whether and when the merger will be consummated, regulatory considerations, general market and economic conditions, and other factors both within and beyond the control of Ebix or ADAM.
The exchange ratio is subject to change, and the exact exchange ratio is not determinable at this time.
     The exchange ratio is subject to adjustment if ADAM fails to pay in full at or prior to the closing out of its cash on hand any of the following items:
•	its bank debt;

•	any expenses of its financial advisor in excess of $650,000; or

•	ADAM’s legal expenses related to the preparation of this Proxy Statement/Prospectus.
     If there is an adjustment to the exchange ratio, then the shares of Ebix common stock to be received upon the exchange of one share of ADAM common stock shall equal a ratio the numerator of which is $65,350,000 minus (a) $5,071,000 for ADAM options, minus (b) $947,000 for ADAM’s outstanding warrant (proportionately reduced for any option or warrant exercises, forfeitures or cancellations), minus (c) the amounts in the bullet list above to the extent not paid by ADAM at or prior to the closing, divided by $19.06, which was the agreed upon value of Ebix common stock for purposes of the merger agreement, and the denominator of which is the number of issued and outstanding shares of ADAM common stock to be converted.

     As a result, the exact number of shares to be delivered in the merger is not determinable at this time, since the exchange ratio used to calculate the number of shares of Ebix common stock that will be issued may vary based on the items listed above. The exchange ratio will be determined immediately prior to the closing, which may or may not occur on the same day as the special meeting.
The opinion obtained by ADAM from its financial advisor does not and will not reflect subsequent changes.
     Needham & Company, the financial advisor to ADAM, has delivered a “fairness opinion” to the board of directors of ADAM. The opinion of Needham & Company is directed to the board of directors of ADAM and is not a recommendation to any shareholder on how to vote on the merger agreement or any other matter. The opinion, which was originally issued on August 29, 2010, states that, as of August 29, 2010 and based upon and subject to the assumptions and other matters set forth in the opinion, the consideration to be received by the holders of ADAM common stock pursuant to the merger agreement was fair to those holders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Ebix or ADAM, changes in general market and economic conditions, changes in the market price of Ebix common stock, any adjustment to the merger consideration under the merger agreement, or regulatory or other factors. Any such changes, or changes in other factors on which the opinion was based, may alter the relative value of Ebix and ADAM.
The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of all of your ADAM common stock.
     Ebix and ADAM intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”). The Internal Revenue Service (the “IRS”) will not provide a ruling on the matter. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of ADAM common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Ebix common stock received in exchange for that share upon completion of the merger.
Uncertainty about the merger and diversion of management could harm Ebix and ADAM, whether or not the merger is completed.
     In response to the announcement of the merger, existing or prospective customers of Ebix or ADAM may delay or defer their purchasing or other decisions concerning Ebix or ADAM, or they may seek to change their existing business relationship. In addition, as a result of the announcement of the merger, current and prospective employees could experience uncertainty about their future with Ebix or ADAM, and either organization could lose key employees as a result. In addition to retention, these uncertainties may also impair each company’s ability to recruit or motivate key personnel. Completion of the merger will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.
Failure to complete the merger could adversely affect Ebix’s and ADAM’s stock prices and their future business and financial results.
     Completion of the merger is conditioned upon, among other things, the receipt of HSR approval, from the SEC as to the effectiveness of the related S-4 Registration Statement and approval of ADAM’s shareholders. There is no assurance that the parties will receive the necessary approvals or satisfy the other conditions to the completion of the merger. Failure to complete the proposed merger would prevent Ebix and ADAM from realizing the anticipated benefits of the merger. Each company will also remain liable for significant transaction costs, including legal, accounting, and financial advisory fees. In addition, the market price of each company’s common stock may reflect various market assumptions as to whether the merger will occur. Consequently, the completion of, or failure to complete, the merger could result in a significant change in the market price of Ebix’s and ADAM’s common stock.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.
     In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of Ebix and ADAM that may prevent, delay, or otherwise materially adversely affect completion of the merger. See “The Merger — Regulatory Matters” beginning on page 44 and “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 54. Ebix and ADAM cannot predict with certainty whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that Ebix and ADAM expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses. In addition, either party can terminate the merger agreement if the merger has not been effected by March 31, 2011.
The anticipated benefits of the merger, including anticipated costs savings, may not be realized fully or at all or may take longer to realize than expected.
     The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Ebix and ADAM. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Ebix and ADAM. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected. The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. Due to legal restrictions, Ebix and ADAM are able to conduct only limited planning regarding the integration of the two companies prior to completion of the merger. Ebix will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect Ebix’s business, financial results, financial condition, and stock price following the merger. Even if Ebix were able to integrate ADAM’s business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation, and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time.
     Additionally, as a condition to their approval of the merger, regulatory agencies may impose requirements, limitations, or costs or require divestitures or place restrictions on the conduct of the combined company’s business. If Ebix and ADAM were to agree to these requirements, limitations, costs, divestitures, or restrictions, the ability to realize the anticipated benefits of the merger may be impaired.
The combined company will incur significant transaction and merger-related costs in connection with the merger.
     Ebix and ADAM expect to incur significant costs associated with completing the merger and combining the operations of the two companies. The exact magnitude of these costs is not yet known. In addition, there may be unanticipated costs associated with the integration. Although Ebix and ADAM expect that the elimination of duplicative costs and other efficiencies may offset incremental transaction and merger-related costs over time, these benefits may not be achieved in the near term, or at all.
The ability to complete the merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could have an adverse effect on Ebix or ADAM or could cause either party to abandon the merger.
     Before the merger may be completed, various approvals or consents must be obtained from certain governmental authorities, primarily from the Department of Justice under the Hart-Scott-Rodino Act and corresponding state agencies relating to anti-trust concerns. In deciding whether to grant HSR approval, the relevant governmental entity will consider the effect of the merger on competition. The terms and conditions of the approval that is granted, if accepted, may impose requirements, limitations, or costs or place restrictions on the conduct of Ebix’s business following the merger. Although Ebix and ADAM do not currently expect that any such conditions or changes would be imposed, neither Ebix nor ADAM can provide any assurance that they will obtain the necessary approval or that any other conditions, terms, obligations, or restrictions sought to be imposed, and if accepted, would not have a material adverse effect on Ebix following the merger. In addition, we can provide no assurance that these conditions, terms, obligations, or restrictions will not result in the delay or abandonment of the merger. See “The Merger — Regulatory Matters” beginning on page 44 and “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 54.
Because ADAM’s directors and executive officers have interests in seeing the merger completed that are different than those of ADAM’s other shareholders, these persons may have conflicts of interest in recommending that ADAM shareholders vote to adopt and approve the merger agreement.
     ADAM’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of ADAM shareholders generally. This difference of interests stems from the equity-linked securities held by such persons; the change of control severance arrangements covering ADAM’s executive officers under which such officers are entitled to severance payments and other benefits if their employment is terminated following the merger; Ebix’s obligation under the merger agreement to indemnify ADAM’s directors and officers following the merger. These and other material interests of the directors and executive officers of ADAM in the merger that are different than those of the other ADAM shareholders are described under “The Merger — Interests of ADAM’s Directors and Executive Officers in the Merger” beginning on page 41.
ADAM shareholders percentage of ownership of Ebix will be much smaller than their percentage ownership of ADAM.
     ADAM shareholders currently have the right to vote in the election of the board of directors of ADAM and on other matters affecting ADAM. If the merger occurs and you become a shareholder of Ebix, you will have the right to vote in the election of the board of directors of Ebix and on other matters affecting Ebix. However, your percentage ownership of Ebix will be much smaller than your percentage ownership of ADAM.
The merger agreement contains provisions that could discourage a potential alternative acquirer that might be willing to pay more to acquire ADAM.
     The merger agreement contains “no shop” provisions that restrict ADAM’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to ADAM’s agreement that its board of directors will not withdraw or adversely qualify its recommendation regarding the merger agreement and the merger. Although ADAM’s board of directors is permitted to terminate the merger agreement in response to an unsolicited third party proposal to acquire ADAM, which ADAM’s board of directors determines to be more favorable than the merger with Ebix, if ADAM’s board of directors determines that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties, its doing so would entitle Ebix to collect a $3.5 million termination fee from ADAM. In addition, Ebix is entitled to be paid the termination fee by ADAM if either Ebix or ADAM terminates the merger agreement because ADAM does not obtain its required shareholder vote and, in each case, prior to such termination a takeover proposal shall have been publicly disclosed and not withdrawn and, within twelve months after such termination, ADAM enters into a definitive agreement with respect to a takeover proposal and the termination or a takeover proposal has been consummated. We describe these provisions under “The Merger Agreement — Termination” beginning on page 57 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 59.
These provisions could discourage a potential third party acquirer from considering or proposing an alternative acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential third party acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.
Resales of shares of Ebix common stock following the merger, additional obligations to issue shares of Ebix common stock, and repurchases of common stock by Ebix may cause the market price of Ebix common stock to fluctuate.
     As of August 26, 2010, Ebix had approximately 34.6 million shares of common stock outstanding and approximately 4.9 million shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. Ebix currently expects that it will issue approximately up to 3.1 million shares of Ebix common stock in connection with the merger. The issuance of these new shares of Ebix common stock and the sale of additional shares of Ebix common stock that may become eligible for sale in the public market from time to time upon exercise of options and other equity-linked securities could have the effect of depressing the market price for shares of Ebix common stock.
     Ebix previously announced that it has increased the number of shares of Ebix common stock authorized for repurchase under its share repurchase program from 5.0 million shares to 15.0 million shares. Any repurchases by Ebix could have the effect of raising or maintaining the market price of Ebix’s common stock above levels that would have otherwise prevailed or preventing or slowing a decline in the market price of Ebix’s common stock.
The trading price of shares of Ebix common stock after the merger may be affected by factors different from those affecting the price of shares of Ebix common stock or shares of ADAM common stock before the merger.
     When the merger is completed, holders of ADAM common stock will become holders of Ebix common stock. The results of operations of Ebix, as well as the trading price of Ebix common stock, after the merger may be affected by factors different from those currently affecting Ebix’s or ADAM’s results of operations and the trading price of ADAM common stock. For a discussion of the businesses of Ebix and ADAM and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 75.
The shares of Ebix common stock to be received by ADAM stockholders as a result of the merger will have different rights from the shares of ADAM common stock.
     Upon completion of the merger, ADAM stockholders will become Ebix stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Ebix. The rights associated with ADAM common stock are different from the rights associated with Ebix common stock. Please see “Comparison of Rights of EBIX Shareholders and ADAM Shareholders” beginning on page 68 for a discussion of the different rights associated with Ebix common stock.

ADAM SPECIAL MEETING
          The ADAM board of directors is using this Proxy Statement to solicit proxies from the shareholders of ADAM at the special meeting. This Proxy Statement contains important information regarding the special meeting, the proposal on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures.
Date, Time and Place
          The special meeting will be held on [•][•], 2010, at 10:00 a.m., local time, at the offices of DLA Piper LLP (US) at One Atlantic Center, 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450.
Purpose of the ADAM Special Meeting
          ADAM shareholders will be asked to vote on the following proposals:
•	to adopt and approve the Agreement and Plan of Merger, dated as of August 29, 2010 among Ebix, ADAM, and Merger Sub, as the same may be amended from time to time, and approve the merger and other transactions described therein, a copy of which is attached as Annex A to this Proxy Statement, which we refer to as the “Merger Proposal;”

•	to approve any motion to adjourn or postpone the special meeting to another time or place if necessary to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal listed above; and

•	to conduct any other business that properly comes before the ADAM special meeting and any adjournment or postponement thereof.
ADAM Record Date; Stock Entitled to Vote
          The ADAM board of directors has fixed the close of business on [•][•], 2010 as the record date for determining which ADAM shareholders of common stock are entitled to notice of, and to vote at, the special meeting. On the record date, there were [•] shares of ADAM common stock outstanding, held by approximately [•] holders of record.
          A complete list of shareholders entitled to vote at the ADAM special meeting will be available for examination by any ADAM shareholder at ADAM’s offices located at, 10 10th Street NE, Atlanta, Georgia, 30309 for purposes pertaining to the ADAM special meeting, during normal business hours for a period of ten days before the ADAM special meeting, and at the time and place of the ADAM special meeting.
Quorum and Votes Required
          A majority of the shares of ADAM common stock outstanding on the record date must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the special meeting, each share of ADAM common stock is entitled to one vote on all matters properly submitted to ADAM shareholders.

          The affirmative vote of the holders of at least a majority of the outstanding shares of ADAM common stock outstanding on the record date is required to approve the Merger Proposal.
          ADAM’s board of directors recommends that ADAM shareholders vote FOR the Merger Proposal.
Voting by ADAM Directors and Executive Officers
          Certain directors and executive officers of ADAM beneficially owned and were entitled to vote, or shared the right to vote, [•] shares of ADAM common stock, or approximately [•] % of the total outstanding shares of ADAM common stock on the record date, and each of them has indicated his, her or its intention to vote FOR the Merger Proposal.
Voting Procedures
          ADAM shareholders may vote by returning the enclosed proxy card by mail or in person at the special meeting. All shares of ADAM common stock represented by properly executed proxy cards received before or at the special meeting will be voted in accordance with the instructions indicated on those proxy cards.
          If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Merger Proposal. You are urged to sign and return the proxy card even if you plan to attend the special meeting. In this way, your shares will be voted even if you are unable to attend the special meeting.
          If a properly executed proxy card is returned and the shareholder has abstained from voting on the Merger Proposal, the ADAM common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and entitled to vote on the Merger Proposal.
          If you received more than one proxy card, your shares are held in more than one account. Please sign and return all proxy cards to be sure that all your shares are voted for you by the individuals named on the proxy card.
          If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the Merger Proposal, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to be entitled to vote on the Merger Proposal. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.
          Because approval of the merger agreement requires the affirmative vote of the holders of a majority of ADAM’s outstanding shares, any failure to vote or broker non-votes for the Merger Proposal will have the same effect as a vote against the Merger Proposal at the special meeting. Abstentions will also have the effect of a vote against the Merger Proposal.
          Every ADAM shareholder’s vote is important. Accordingly, each ADAM shareholder should sign, date, and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the ADAM special meeting in person.
Revocability of Proxies and Changes to a ADAM Shareholder’s Vote
          You may change your vote or revoke your proxy at any time before the special meeting. In order to do this, you must: (1) sign and return another proxy at a later date, OR (2) give written permission to the Secretary of ADAM at or before the special meeting at 10 10th Street NE, Atlanta, Georgia, 30309 OR (3) attend the special meeting and vote in person. Any one of these actions will revoke an earlier proxy from you. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.
          However, if an ADAM shareholder has shares held through a brokerage firm, bank, or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Adjournment or Postponement
          ADAM may adjourn or postpone the special meeting as set forth in ADAM’s articles of incorporation or bylaws or as otherwise permitted by law.
Other Business
          ADAM is not aware of any business to be acted on at the special meeting except as described in this Proxy Statement. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.
Solicitation of Proxies
          Proxies may be solicited by directors, officers, and employees of ADAM by mail, by telephone, in person, or otherwise. They will receive no additional compensation for any solicitation efforts. In addition, ADAM will request banks, brokers, and other custodians, nominees, and fiduciaries to forward proxy materials to the beneficial owners of ADAM common stock and obtain voting instructions from the beneficial owners. ADAM will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.
          ADAM shareholders should not send in any stock certificates with their proxy card. If you are a ADAM shareholder, a transmittal letter with instructions for the surrender of your ADAM stock certificates will be mailed to you as soon as practicable after consummation of the merger.
Item 1. The Merger Proposal
          (Item 1 on proxy card)
          As discussed elsewhere in this Proxy Statement, ADAM is asking its shareholders to approve the Merger Proposal. Holders of ADAM common stock should read carefully this Proxy Statement in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, holders of ADAM common stock are directed to the merger agreement, a copy of which is included as Annex A to this Proxy Statement.
          The ADAM board of directors recommends a vote FOR the Merger Proposal (Item 1).
Item 2. Possible Adjournment or Postponement of the ADAM Special Meeting
          (Item 2 on proxy card)
          If, at the special meeting, the number of shares of ADAM common stock present or represented and voting in favor of the approval of the Merger Proposal is insufficient to adopt that proposal under applicable law, ADAM intends to move to adjourn the special meeting in order to enable its board of directors to solicit additional proxies in respect of the approval of the Merger Proposal. In that event, ADAM will ask its shareholders to vote only upon the adjournment proposal, and not the Merger Proposal. If the proposal to adjourn the ADAM special meeting for the purpose of soliciting additional proxies is submitted to ADAM shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter.
          In this proposal, ADAM is asking its shareholders to authorize the holder of any proxy solicited by the ADAM board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, ADAM could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted.
          The ADAM board of directors recommends a vote FOR this item (Item 2).

THE MERGER
     The following is a discussion of the merger and the material terms of the merger agreement between Ebix and ADAM. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein.
Background of the Merger
          ADAM has periodically reviewed and assessed trends and conditions impacting ADAM and its industry generally. From time to time, ADAM’s board of directors has reviewed the strategic alternatives potentially available to enhance shareholder value. As leading companies in their respective lines of business, ADAM and Ebix are generally familiar with each other’s business. The merger agreement is the culmination of a process that began in January 2009 when ADAM commenced a review of its strategic alternatives.
          On January 23, 2009, ADAM’s board of directors held a meeting during which Kevin Noland, ADAM’s then President and Chief Executive Officer, presented an assessment of strategic alternatives for maintaining and improving ADAM shareholder value. Representatives from DLA Piper LLP (US) (“DLA Piper”), counsel to ADAM, advised the board with respect to its fiduciary duties with respect to these strategic alternatives. During this meeting representatives of ADAM’s then financial advisor, Lane, Berry and Co. International, LLC (“Lane Berry”), presented a summary of strategic and financial alternatives and an assessment of the current environment. Following discussions, ADAM’s board established a temporary executive committee consisting of Robert Cramer, Chairman of ADAM’s board of directors and an independent director, and Clay Scarborough, another independent member of the board of directors, to work with ADAM’s management to facilitate the company’s consideration of strategic alternatives. ADAM terminated Lane Berry as its advisor on February 4, 2009.
          On April 8, 2009, the executive committee, together with Mr. Noland and Mark Adams, ADAM’s then Chief Financial Officer and ADAM’s current President and Chief Executive Officer, met with representatives from Needham & Company to discuss ADAM’s strategic alternatives. ADAM had asked Needham & Company to discuss strategic alternatives to drive future growth of the business and enhance shareholder value. Strategic alternatives discussed during the April 8, 2009 meeting included maintaining the status quo, acquiring or merging with another entity, raising equity capital, going private by partnering with a private equity firm, selling to a strategic buyer or acquiring a larger private company via a reverse merger.
          On April 13, 2009, ADAM’s board of directors held a meeting during which the board of directors discussed a broad range of strategic alternatives for ADAM to increase shareholder value, including the matters discussed with Needham & Company on April 8, 2009. At this time, ADAM’s board determined to continue to focus on improving ADAM’s fundamentals, seeking growth and preserving profitability.
          On May 19, 2009, ADAM’s board of directors held a meeting during which they further discussed various strategic alternatives for ADAM to increase value for its shareholders, including potential strategic business combinations and acquisitions. At this meeting, ADAM’s board determined to engage Needham & Company as financial advisor to assist ADAM in evaluating strategic alternatives available to ADAM. On June 2, 2009, ADAM and Needham & Company executed an engagement letter and Needham & Company promptly commenced a preparatory review of ADAM’s business and operations and ADAM’s potential strategic alternatives.
          On May 20, 2009, Mr. Noland met with Robin Raina, Chairman, President and Chief Executive Officer of Ebix. Mr. Noland and Mr. Raina discussed the possible synergies that could be derived from a business combination between Ebix and ADAM. These discussions did not include any pricing terms and ADAM did not further pursue discussions with Ebix regarding a potential transaction at that time.
          Beginning in June 2009 and continuing through September 2009, Needham & Company contacted a targeted list of twenty potential strategic buyers and thirty-seven potential financial buyers, including parties that had previously approached ADAM regarding a potential transaction, to explore whether they had an interest in pursuing a potential transaction with ADAM. Needham & Company and ADAM identified potential strategic buyers based on the potential strategic buyers’ business focus, acquisition interests and ability to consummate a transaction. Needham & Company and ADAM identified potential financial buyers based on the potential financial buyers’ investment criteria, including their sector investment focus and target investment size. Five potential strategic buyers executed non-disclosure agreements (including Ebix and two third parties we refer to as Company A and Company B). Fifteen non-disclosure agreements were sent to potential financial buyers, eleven of which were executed.
          On June 26, 2009, ADAM’s board of directors held a meeting during which they approved a shareholder rights plan out of concern that ADAM’s stock price might not properly reflect ADAM’s intrinsic or fair value. The board of directors also continued to analyze, with assistance from Needham & Company, various strategic alternatives for ADAM to increase shareholder value, including various potential strategic business combinations or acquisitions. During this meeting, representatives from DLA Piper advised the board with respect to its fiduciary duties, the shareholder rights plan, and consideration of strategic alternatives. ADAM’s board instructed management to work with Needham & Company to pursue these various alternatives and determine which of them, if any, would be attractive for ADAM’s consideration. Mr. Cramer and Needham & Company also agreed to have regularly scheduled conference calls to discuss Needham & Company’s progress and current assessments of alternatives and reactions from third parties.
          Beginning in July 2009 and continuing through August 2009, ADAM held discussions with Company A, Company B, and Ebix regarding potential strategic alternatives and commenced preliminary due diligence.
          ADAM and Company A had entered into a confidentiality agreement on October 7, 2007 and extended the term of this confidentiality agreement on July 8, 2009. In July 2009, ADAM and Company A held discussions regarding a transaction involving ADAM’s online content business. As part of these discussions, ADAM and Needham met with Company A on July 28, 2009.
          On April 1, 2009, ADAM entered into a confidentiality agreement with Company B. ADAM and Company B held discussions regarding a potential strategic transaction whereby Company B would acquire ADAM. In addition, Needham & Company held discussions with Company B’s Chairman and members of Company B’s finance team. In August 2009, Mr. Noland met with representatives from Company B. Following this meeting and further discussions, on August 17, 2009, Company B terminated discussions regarding a potential strategic transaction with ADAM.
          On July 2, 2009, ADAM and Ebix entered into a confidentiality agreement (the “Confidentiality Agreement”), which included a standstill provision expiring on July 2, 2010 and provided that Ebix would not take certain actions with respect to ADAM. ADAM and Ebix held discussions regarding a potential strategic transaction whereby Ebix would acquire ADAM.
          On August 6, 2009, ADAM’s board of directors held a meeting during which they reviewed the status of Needham & Company’s contacts with various strategic partners and potential financial buyers.
          On August 10, 2009, ADAM received an offer from Ebix to acquire all of ADAM’s outstanding shares of common stock on a debt-free basis for $46.0 million, or approximately $3.86 per share, payable in either cash or Ebix common stock valued at a fifteen-day average preceding the closing of the transaction, with a floor collar value of $14.13 per Ebix share. The offer also required that ADAM grant Ebix exclusivity until September 30, 2009.
          On August 13, 2009, ADAM’s board held a meeting during which it discussed the status of the discussions with Ebix regarding its offer. Representatives from Needham & Company provided the ADAM board with an overview of Ebix’s offer of August 10, 2009. At the end of the meeting, ADAM’s board instructed Needham & Company to inquire if Ebix would be interested in acquiring a portion of ADAM’s business as a result of the board’s consideration of a potential sale of ADAM’s healthcare content assets to Company A. Needham & Company and Ebix then discussed orally whether Ebix would still be interested in acquiring ADAM if the healthcare content assets were sold to a third party.

          On August 18, 2009, ADAM received a final revised offer from Ebix to acquire all of ADAM’s outstanding shares of common stock on a debt-free basis for $53.0 million, a $7.0 million increase from the August 10, 2009 offer, payable in cash or Ebix common stock valued at a fifteen-day average preceding the closing of the transaction, with a floor collar value of $14.13 per Ebix share. The offer also required that ADAM grant Ebix exclusivity until September 30, 2009.
          Between August 20, 2009 and September 3, 2009, Needham & Company held preliminary discussions with financial buyers that had expressed interest and responded to requests for information. Some potential financial buyers expressed oral interest in pursuing a transaction with ADAM while many more were uninterested in pursuing a transaction with ADAM.
          On August 24, 2009, ADAM’s board of directors held a meeting during which they considered strategic alternatives for the company. Representatives from Needham & Company provided the ADAM board with an overview of Ebix’s revised offer from August 18, 2009. DLA Piper advised the board with respect to its fiduciary duties with respect to the potential Ebix transaction. Following consideration of Ebix’s offer by ADAM’s board, ADAM’s board determined to continue with the exploratory process previously started by Needham & Company. ADAM’s board of directors also directed Needham & Company and DLA Piper to respond to Ebix’s offer with an offer of approximately $63.0 million on a debt-free basis.
          On August 25, 2009, Needham & Company delivered ADAM’s counteroffer to Ebix pursuant to which Ebix would acquire all of ADAM’s outstanding shares of common stock on a debt-free basis for $63.0 million payable in cash or Ebix common stock valued at a fifteen-day average preceding the closing of the transaction, with a floor collar value of $14.13 per Ebix share.
          On August 25, 2009, Ebix’s board discussed the merits of ADAM’s counteroffer.
          On August 26, 2009, Ebix responded to ADAM’s counteroffer by confirming that Ebix’s August 18, 2009 offer was its final offer. Ebix extended the time period in which ADAM was required to respond to the offer to September 15, 2009 but did not improve the price terms of the offer. On September 15, 2009, Needham & Company communicated to Ebix that ADAM had declined the offer from Ebix.
          On August 27, 2009, ADAM received an offer from Company A to acquire the assets of ADAM’s healthcare content business for $35.0 million in cash. On August 31, 2009, ADAM delivered to Company A a counteroffer of $40.0 million in cash with respect to the sale of its healthcare content business. On September 1, 2009, Company A responded to ADAM’s counteroffer with a revised proposal to acquire ADAM’s healthcare content business for approximately $40.0 million in cash. Company A’s offer excluded the assets of ADAM’s broker/employer business and the education business. The offer also required that ADAM grant Company A exclusivity until October 9, 2009.
          On September 1, 2009, ADAM’s board of directors held a meeting during which the board of directors considered Company A’s offer. Representatives from Needham & Company provided the ADAM board with an overview of Company A’s offer. Representatives from DLA Piper advised the board with respect to its fiduciary duties as to Company A’s offer. The ADAM board noted that none of the strategic buyers contacted by Needham & Company (other than Company A and Ebix) were interested in pursuing a transaction with ADAM and eighteen of the financial buyers contacted by Needham & Company stated that they were not interested in a transaction with ADAM and four of the financial buyers contacted by Needham & Company were unresponsive. While some financial buyers expressed oral interest in August 2009, the ADAM board of directors did not believe that those financial buyers could make a more attractive offer, especially given market conditions prevalent at the time and the risks associated with such financial buyers obtaining any required financing. As a result, the ADAM board instructed ADAM’s management to negotiate and enter into a non-binding letter of intent with Company A with respect to the sale of ADAM’s healthcare content business. As a condition to entering into a letter of intent with Company A, Company A demanded that ADAM enter into an exclusivity agreement. On September 2, 2009, ADAM entered into an exclusivity agreement with Company A that by its terms was to expire on the earlier of the date of the execution of a definitive agreement or October 19, 2009.

          On September 3 and September 4, 2009, Needham & Company, on ADAM’s behalf, notified Ebix and the potential financial buyers who had executed non-disclosure agreements that ADAM’s evaluation of strategic alternatives had been suspended.
          Between September 4, 2009 and October 15, 2009, Company A conducted due diligence on ADAM and counsel for Company A and DLA Piper negotiated and exchanged drafts of an asset purchase agreement with respect to ADAM’s healthcare content business. On September 12, 2009, DLA Piper sent an initial draft of an asset purchase agreement to counsel for Company A. On September 17 and 18, 2009, ADAM and Company A conducted in person due diligence meetings. On September 24, 2009, ADAM received a revised draft of an asset purchase agreement from counsel for Company A. On September 30, 2009, DLA Piper sent a revised draft of an asset purchase agreement to Company A’s counsel. On October 1, 2009, ADAM and Company A also held detailed discussions regarding consents of ADAM customers that would be required as a condition of closing any asset sale, together with possible tax and accounting issues in connection with the transaction. The parties also discussed a license to the continued use by ADAM of the assets in its broker/employer business and its education business.
          On October 15, 2009, ADAM’s board of directors held a meeting during which the members of the board discussed the status of the potential transaction with Company A. The ADAM board also directed ADAM’s management to work with Needham & Company to develop a financial model to reflect ADAM’s then-current business strategies for the broker/employer business and the education business and the potential uses of the proceeds from the potential transaction with Company A.
          On November 6, 2009, ADAM entered into a second exclusivity agreement with Company A that by its terms was to expire on the earlier of the date of the execution of an asset purchase agreement or January 5, 2010. This exclusivity agreement also provided that ADAM could terminate the exclusivity agreement on December 7, 2009 by providing written notice to Company A.
          On November 23, 2009, ADAM’s board of directors held a meeting during which representatives from Needham & Company reviewed with the ADAM board of directors a summary of ADAM management’s financial model following the consummation of the sale of ADAM’s healthcare content business to Company A, including various scenarios and assumptions as to the use of any proceeds. Following discussion, ADAM’s board determined that: (i) following such sale, ADAM would not have sufficient scale to be a viable, stand-alone public company, (ii) a dividend of the net proceeds from such a sale would result in adverse tax consequences to ADAM’s shareholders, (iii) the use of proceeds for an acquisition strategy involved too many risks and uncertainties, (iv) ADAM should focus on building out its operational returns and profitability of its current business, and (v) significant issues with Company A remained to be resolved with respect to a license for ADAM to continue to use the assets in its broker/employer business and its education business. As a result, the ADAM board decided not to pursue the potential sale of ADAM’s healthcare content business to Company A. Needham & Company informed Company A that ADAM had declined to pursue the potential sale of ADAM’s healthcare content business to Company A. On December 7, 2009, ADAM terminated the exclusivity agreement with Company A.
          On January 5, 2010, ADAM announced that Mr. Noland had resigned as President and Chief Executive Officer of ADAM and that Mr. Adams had been promoted to the position of President and Chief Executive Officer.
          In January 2010, Mr. Cramer and Mr. Raina discussed a potential strategic transaction whereby Ebix would acquire all of ADAM’s outstanding shares of common stock. These discussions terminated due to disagreement over valuation between ADAM and Ebix.
          On March 26, 2010, ADAM’s board held a meeting to consider a strategic transaction proposed by Ebix pursuant to which Ebix would acquire all of ADAM’s outstanding shares of common stock on a debt-free basis for $66.0 million, with two-thirds of the consideration payable in Ebix common stock valued at a fifteen-day average preceding the closing of the transaction and the remainder payable in cash. Ebix would have the option of paying the entire consideration in cash if its stock price at closing was less than $16.00 per share. The offer also required that ADAM grant Ebix exclusivity until April 30, 2010. Representatives from Needham & Company provided the ADAM board with an overview of Ebix’s offer. Representatives from DLA Piper advised the board with respect to its fiduciary duties as to the offer. At the conclusion of the meeting, the ADAM board decided to pursue a transaction with Ebix and authorized management to negotiate a non-binding letter of intent.

          Between March 26, 2010 and April 1, 2010, ADAM and Ebix discussed and negotiated various aspects of the non-binding letter of intent.
          On March 30, 2010, Ebix’s board held a meeting to discuss the ADAM transaction, and after discussion, the board provided authorization for Ebix’s senior management to proceed with the proposed transaction.
          On April 1, 2010, ADAM and Ebix signed a non-binding letter of intent pursuant to which Ebix would acquire all of ADAM’s outstanding shares of common stock on a debt-free basis for $66.0 million, with two-thirds of the purchase price payable in Ebix common stock valued at a fifteen-day average preceding the closing of the transaction and the remainder payable in cash. Subject to the overall limits, ADAM shareholders would be entitled to elect whether to receive Ebix common stock, cash or a combination of cash and common stock. ADAM and Ebix also amended the Confidentiality Agreement to extend the term of certain provisions, including the standstill provision, by a period of one year. The offer required that ADAM grant Ebix exclusivity until April 30, 2010. Promptly following execution of the non-binding letter of intent, Ebix commenced due diligence on ADAM, and ADAM commenced due diligence on Ebix.
          On April 27, 2010, Carlton Fields, P.A. (“Carlton Fields”), counsel for Ebix, delivered a draft merger agreement to DLA Piper. On May 5, 2010, DLA Piper sent a revised draft of the merger agreement to Carlton Fields. During this time, ADAM and Ebix also discussed certain structural issues, including the treatment of outstanding options to purchase shares of ADAM common stock and adjustments to the merger consideration based on various cash items. DLA Piper, Carlton Fields, ADAM and Ebix continued to discuss and negotiate issues with respect to the merger agreement. On May 16, 2010, Carlton Fields delivered a revised draft of the merger agreement to DLA Piper. Following repeated discussions, the parties were unable to reach agreement on the open issues and on May 20, 2010, ADAM and Ebix terminated discussions regarding the transaction.
          On August 17, 2010, Mr. Cramer and Mr. Raina discussed renewing discussions with respect to a potential strategic transaction between ADAM and Ebix. Mr. Raina indicated that Ebix was willing to consider a transaction at the same value as indicated in April 2010, even though ADAM’s stock price had declined since that time. On August 18, 2010, ADAM received from Ebix a draft of a non-binding letter of intent with respect to a proposed transaction pursuant to which Ebix would acquire all of ADAM’s outstanding shares on a debt-free basis for $66.0 million of Ebix common stock, subject to certain adjustments. The offer required that ADAM grant Ebix exclusivity until August 25, 2010.
          On August 20, 2010, ADAM’s board held a meeting during which it discussed the negotiations with Ebix and the status of the non-binding letter of intent. Representatives from Needham & Company provided the ADAM board with an overview of Ebix’s offer, including the relevant financial metrics. Representatives from DLA Piper advised the ADAM board with respect to its fiduciary duties with respect to a potential strategic transaction with Ebix. ADAM’s board also discussed various strategic alternatives available to ADAM. At the conclusion of the meeting, ADAM’s board directed Mr. Cramer and Mr. Adams to complete negotiation of and enter into the non-binding letter of intent. Over the following days, ADAM, with the assistance of DLA Piper, negotiated the terms of the non-binding letter of intent with Ebix, ultimately settling on merger consideration of approximately $65.4 million, subject to certain adjustments.
          On August 23, 2010, ADAM and Ebix executed a non-binding letter of intent for the proposed transaction, which granted Ebix exclusivity until August 26, 2010.
          On August 24, 2010 and continuing through August 29, 2010, Ebix performed due diligence on ADAM and ADAM performed due diligence on Ebix. On August 24, 2010, Carlton Fields delivered a revised draft of the merger agreement to DLA Piper, which was based on the draft merger agreement discussed by the parties in May 2010. On August 25, 2010, DLA Piper sent a revised draft of the merger agreement to Carlton Fields.
          On August 26, 2010, ADAM’s board of directors held a meeting to discuss the status of the potential transaction with Ebix, focusing on issues such as termination fees and the exclusivity of certain remedies and the fact that Ebix was requiring certain adjustments to the merger consideration. The ADAM board also discussed the treatment in the merger of outstanding options to purchase shares of ADAM’s common stock in the merger. Ebix had previously indicated that it was only willing to have ADAM’s outstanding options exchanged for Ebix common stock or exchanged for a fixed cash amount to be set on the date the merger agreement was signed. Representatives from Needham & Company reviewed with ADAM’s board of directors the financial aspects of these alternatives. Representatives from DLA Piper advised ADAM’s board of directors on the legal aspects of these alternatives. Following the discussions with Needham & Company and DLA Piper, ADAM’s board determined to have the outstanding options to purchase shares of ADAM common stock exchanged for a fixed cash amount to be set on the date the merger agreement was signed.
          Over the next two days, DLA Piper and Carlton Fields continued discussions with respect to the merger agreement. On August 27, 2010, Carlton Fields delivered a revised draft of the merger agreement to DLA Piper, and DLA Piper delivered an initial draft of ADAM’s disclosure schedules to Carlton Fields. On August 28, 2010, DLA Piper delivered a revised draft of the merger agreement and a revised draft of ADAM’s disclosure schedules to Carlton Fields.
          Throughout the day on August 28 and August 29, 2010, DLA Piper and Carlton Fields continued to negotiate the terms of the merger agreement. In the early evening of August 28, 2010, Carlton Fields delivered a draft of Ebix’s disclosure schedules to the merger agreement.
          On August 29, 2010, Ebix’s board of directors signed a unanimous consent approving the transaction with ADAM.
          On August 29, 2010, the ADAM board of directors held a meeting during which they reviewed the proposed transaction. Representatives of DLA Piper and Needham & Company were present at this meeting. DLA Piper advised the ADAM board with respect to its fiduciary duties as to the potential transaction with Ebix and reviewed the terms of the proposed merger agreement. A representative of Needham & Company then presented its financial analysis of the proposed transaction with Ebix and delivered its oral opinion (which was subsequently confirmed in writing) to the effect that, as of August 29, 2010 and based upon and subject to the limitations, qualifications and assumptions to be set forth in its written opinion, the consideration to be received by the holders of ADAM common stock pursuant to the merger agreement was fair to those holders from a financial point of view. Representatives of DLA Piper and Needham & Company responded to various questions from the ADAM board of directors. After the presentations from DLA Piper and Needham & Company, discussion ensued regarding the transaction and other strategic alternatives available to ADAM. At the conclusion of the meeting, the ADAM board of directors unanimously approved the merger agreement and recommended that the shareholders of ADAM vote in favor of the adoption and approval of the merger agreement.
          Following the ADAM board meeting, representatives of DLA Piper and Carlton Fields proceeded to finalize the merger agreement and disclosure schedules during the course of the night on August 29, 2010. The merger agreement was promptly thereafter executed and the parties announced the transaction in a jointly issued press release at 8:30 a.m. Eastern Daylight Time on August 30, 2010.
The ADAM Board of Directors’ Recommendations and Reasons for the Merger
          The ADAM board of directors believes that the merger and the merger agreement are advisable and in the best interests of ADAM and its shareholders. Accordingly, the ADAM board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that ADAM shareholders vote “FOR” adoption and approval of the Merger Proposal. When ADAM’s shareholders consider the ADAM board of directors’ recommendation, ADAM’s shareholders should be aware that ADAM’s directors may have interests in the merger that may be different from, or in addition to, their interests. These interests are described in “Interests of ADAM’s Directors and Executive Officers in the Merger” beginning on page 41.
          In the course of determining that the merger and the merger agreement are advisable and in the best interests of ADAM and its shareholders, the ADAM board of directors consulted with management as well as its financial and legal advisors and considered a number of factors in making its determination, including the following:

•	Merger consideration. The ADAM board of directors considered the 0.3122 shares of the combined company that ADAM shareholders will receive for each ADAM share if the merger is consummated and the adjustments set forth in the merger agreement. The ADAM board of directors concluded that such shares are likely to deliver greater long-term value to ADAM’s shareholders than would be expected if ADAM remained independent. The ADAM board of directors also considered that the exchange ratio represented approximately 7% ownership in the combined company by ADAM shareholders on a pro forma basis and, based on the closing prices of Ebix’s and ADAM’s common stock on the NASDAQ Stock Market on August 27, 2010, corresponded to a price of approximately $6.11 per share, a 93% premium to the closing price of ADAM common stock on that date. The ADAM board of directors further considered the fact that, subject only to the adjustments set forth in the merger agreement, the exchange ratio provides ADAM shareholders with certainty regarding the number of Ebix shares they will receive in connection with the merger, and allows them to benefit from any increase in the price of Ebix common stock during the pre-closing period.

•	Participation in future growth; synergies. The ADAM board of directors considered the fact that ADAM shareholders will participate in the future growth of an organization with considerably greater scale and breadth than ADAM alone and will benefit from the synergies that are expected to be realized as a result of the merger. In particular, the ADAM board of directors identified as potential strategic advantages and synergies: the fact that the combined company would have a stronger presence in the health information and insurance markets than ADAM alone; the fact that Ebix has an international footprint that ADAM lacks; the fact that the combined company would offer end-to-end health and employee benefit software services; the fact that the combined company would have opportunities to cross-sell complementary services to existing clients of the two companies; the fact that both companies are based in Atlanta, which should facilitate integration and make cost synergies even more achievable; and the fact that ADAM would no longer incur the substantial costs associated with being a public company. The ADAM board of directors also considered the fact that shares of Ebix common stock to be received would be freely transferable should ADAM’s shareholders wish to sell those shares.

•	Review of prospects in remaining independent. The ADAM board of directors considered ADAM’s financial condition, results of operations, and business and earnings prospects if it were to remain independent in light of various factors, including consolidation, increased competition, and regulatory and other developments occurring in the healthcare and benefits industries. The ADAM board of directors concluded that there were significant risks in remaining independent and that ADAM could best realize long-term shareholder value as part of a global enterprise with greater scale, resources and reach.

•	Extensive process. Based on the ADAM board of directors’ review of ADAM’s strategic alternatives and the extensive process that the board of directors conducted during the many months prior to the signing of the merger agreement, which involved contacting a significant number of parties who were believed to have a potential interest in a strategic combination with ADAM, the board of directors considered the fact that only two potential counterparties had made a proposal for a transaction with ADAM and that there was no assurance as to when or whether another favorable opportunity to engage in a strategic combination would arise.

•	Opinion of Needham & Company. The ADAM board of directors considered the financial analysis presented by Needham & Company and Needham & Company’s opinion that, as of August 29, 2010, and based upon and subject to the assumptions and other matters described in Needham & Company’s written opinion, the consideration to be received by the holders of ADAM common stock pursuant to the merger agreement was fair to those holders from a financial point of view. See “The Merger — Opinion of Financial Advisor to ADAM” beginning on page 31.

•	Terms of the merger agreement. The ADAM board of directors considered the terms of the merger agreement, including the parties’ respective representations, warranties, and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement. The ADAM board of directors noted that the termination or “breakup” fee provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination involving ADAM but that such provisions are customary for transactions of this size and type. The ADAM board of directors also considered that the $3.5 million amount of the termination fee, which amount is approximately equal to 5.3% of the equity value of ADAM at the exchange ratio based on the closing prices on August 27, 2010, was within a reasonable range, particularly in light of the process conducted by the ADAM board of directors with the assistance of Needham & Company and management. The ADAM board of directors also noted that the merger agreement permits ADAM and the ADAM board of directors to respond to a bona fide acquisition proposal that the ADAM board of directors determines is or is reasonably likely to lead to a superior proposal, subject to certain restrictions imposed by the merger agreement, and the requirement that ADAM pay Ebix the termination fee in the event that ADAM terminates the merger agreement to enter into an alternative transaction with respect to such superior proposal.

•	Likelihood of closing. The ADAM board of directors considered the relatively limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by the relevant regulatory authorities and that the merger would be approved by ADAM’s shareholders.

•	Tax-free merger. The ADAM board of directors considered the fact that the merger is expected to be tax-free to ADAM shareholders for U.S. federal income tax purposes, except to the extent that ADAM shareholders recognize gain on cash received instead of any fractional shares of Ebix common stock.

•	Risks. The ADAM board of directors also identified and considered a number of countervailing factors and risks to ADAM, ADAM’s shareholders, and the combined company that could arise from the merger, including:
•	the risk that the combined company will not achieve the growth or financial results anticipated or otherwise fail to deliver greater value to ADAM shareholders than they would have received had ADAM remained independent;

•	the challenges and costs inherent in integrating the two businesses and the time and effort that will be required from employees of both companies to successfully complete that integration;

•	the possibility that synergies may not be realized as a result of the merger or that they may be lower than expected;

•	the potential loss of customers, suppliers, and employees of the combined company following the merger or of either party during the pre-closing period;

•	the possibility that the merger may not be completed and the potential adverse consequences to ADAM if the merger is not completed, including the potential to depress values offered by others to ADAM in a business combination and to erode customer and employee confidence in ADAM;

•	the risks associated with a fixed exchange ratio, which by its nature will not compensate ADAM shareholders for any declines in the price of Ebix’s stock prior to the completion of the merger;

•	the risk that the final exchange ratio will not be known until closing and that the exchange ratio may be adjusted downward if ADAM fails to pay at or prior to closing (i) the amount of any ADAM debt owed out of ADAM’s cash on hand, (ii) the amount of expenses of ADAM’s financial advisor in excess of $650,000 out of ADAM’s cash on hand, or (iii) the amount of expenses of ADAM’s legal counsel as to this Proxy Statement out of ADAM’s cash on hand;

•	the absence of any termination right in the merger agreement that would be triggered by a decrease in Ebix’s stock price (or the corresponding decrease in the value of the merger consideration to be received by ADAM shareholders);

•	the fact that ADAM option holders will receive cash based on a price of $5.95 per share of ADAM common stock on the date of the merger agreement, which may be higher or lower than the value to be received by ADAM shareholders at the closing;

•	the limitations imposed in the merger agreement on the conduct of ADAM’s business during the pre-closing period, its ability to solicit and respond to proposals for alternative transactions, and the ability of its board of directors to change or withdraw its recommendation of the merger;

•	the $3.5 million termination fee payable to Ebix if the merger agreement is terminated under certain circumstances, and the potential effect that such termination fee may have on deterring other potential acquirers from proposing an alternative transaction that would be more advantageous to ADAM shareholders; and

•	the potential conflicts of interest of ADAM’s directors and executive officers, as described in the section entitled “Interests of ADAM’s Directors and Executive Officers in the Merger” beginning on page 41.
          The foregoing discussion of the information and factors considered by the ADAM board of directors is not intended to be exhaustive but includes the material factors considered by the ADAM board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ADAM board of directors did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to these factors. In addition, the ADAM board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the ADAM board of directors conducted an overall analysis of the factors described above, including discussions with ADAM’s management and its financial and legal advisors. In considering the factors described above, individual members of the ADAM board of directors may have given different weights to different factors.
Opinion of Financial Advisor to ADAM
          ADAM retained Needham & Company to act as financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to the holders of ADAM common stock of the consideration to be received by those holders pursuant to the merger agreement. Under the merger agreement, each issued and outstanding share of ADAM common stock, other than shares owned by ADAM or any subsidiary of ADAM, will be converted into the right to receive a number of shares of Ebix common stock equal to the exchange ratio (such number of shares so issuable, the “consideration”).
          On August 29, 2010, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to the ADAM board of directors that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by the holders of ADAM common stock pursuant to the merger agreement was fair to those holders from a financial point of view. Needham & Company provided its opinion for the information and assistance of the ADAM board of directors in connection with and for the purpose of the board’s evaluation of the transactions contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to the holders of ADAM common stock of the consideration, which was determined through arm’s length negotiations between ADAM and Ebix and not by Needham & Company. While Needham & Company provided independent financial advice to the ADAM board of directors during the course of negotiations between ADAM and Ebix, the decision to approve and recommend the merger was made independently by the ADAM board. Needham & Company’s opinion does not address any other aspect of the merger, or any related transaction, and does not constitute a recommendation to any shareholder of ADAM as to how that shareholder should vote or act on any matter relating to the merger.
          The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by

Needham & Company, is attached to this Proxy Statement/Prospectus as Annex B. The summary of Needham & Company’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. ADAM shareholders should read this opinion carefully and in its entirety.
          In arriving at its opinion, Needham & Company, among other things:
•	reviewed a draft of the merger agreement dated August 28, 2010;

•	reviewed certain publicly available information concerning Ebix and ADAM and certain other relevant financial and operating data of Ebix and ADAM furnished to Needham & Company by Ebix and ADAM;

•	reviewed the historical stock prices and trading volumes of Ebix common stock and ADAM common stock;

•	held discussions with members of management of Ebix and ADAM concerning the current operations of and future business prospects for Ebix and ADAM and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies;

•	reviewed certain financial forecasts with respect to Ebix and ADAM prepared by the respective managements of those companies and held discussions with members of management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for ADAM;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.
          In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. Needham & Company assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. In addition, Needham & Company assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and will be consummated on the terms and subject to the conditions set forth in the draft merger agreement furnished to Needham & Company without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents, and releases for the merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Ebix, ADAM or the contemplated benefits of the merger. Needham & Company also assumed, with the ADAM board’s consent, that no adjustment will be made to the initial exchange ratio of 0.3122 pursuant to the terms of the merger agreement. This 0.3122 exchange ratio is referred to in this discussion as the assumed exchange ratio. In addition, Needham & Company assumed that the financial forecasts for Ebix and ADAM provided to Needham & Company by Ebix and ADAM management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the future operating and financial performance of Ebix and ADAM and the combined companies, and Needham & Company relied, without independent verification, upon the estimates of Ebix and ADAM management of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham & Company expressed no opinion with respect to any of those forecasts, including those costs savings and other synergies, or the assumptions on which they were based.

          Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Ebix or ADAM nor did Needham & Company evaluate the solvency or fair value of Ebix or ADAM under any state or federal laws relating to bankruptcy, insolvency, or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to the holders of ADAM common stock of the consideration to be received by those holders pursuant to the merger agreement and Needham & Company expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ADAM, or as to ADAM’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to ADAM. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any party to the merger, or any class of those persons, relative to the consideration to be received by the holders of ADAM common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. Needham & Company did not express any opinion as to what the value of Ebix common stock will be when issued pursuant to the merger or the prices at which Ebix common stock or ADAM common stock will actually trade at any time.
          ADAM imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.
          In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to August 27, 2010 and is not necessarily indicative of current or future market conditions.
          Historical Stock Trading and Exchange Ratio Analysis. Needham & Company reviewed the historical trading prices of Ebix common stock and ADAM common stock as of and for various periods ending on August 27, 2010, the last full trading day prior to the date of Needham & Company’s opinion, in order to determine the various implied exchange ratio premiums or discounts that existed for those periods. The following table presents:
•	the average stock price ratios for August 27, 2010, and the three month, six month, 12 month, two year and five year periods ending on August 27, 2010. “Average stock price ratio” data represents the daily closing price of ADAM common stock divided by the daily closing price of Ebix common stock averaged over the respective periods; and

•	the implied exchange ratio premium (discount) to the average stock price ratio, which is equal to the percentage by which the assumed exchange ratio (0.3122 shares of Ebix common stock for each share of ADAM common stock) exceeds (or is less than) the average stock price ratio for the specified periods.

	Average	Implied Exchange
Date or Period	Stock Price Ratio	Ratio Premium (Discount)
August 27, 2010	0.1621	92.6%
Three month	0.2003	55.9%
Six month	0.2206	41.5%
Twelve month	0.2226	40.3%
Two year	0.3087	1.1%
Five year	1.4206	(78.0%)
     Contribution Analysis. Needham & Company reviewed and analyzed the implied percentage contribution of each of Ebix and ADAM to pro forma combined operating results for the last reported 12 months ended June 30, 2010 and pro forma projected fiscal year 2010 and fiscal year 2011 combined operating results. In calculating the pro forma projected combined operating results, Needham & Company used estimates provided by Ebix and ADAM management. Needham & Company reviewed, among other things, the implied percentage contributions to pro forma combined revenues, gross profit, earnings before interest, taxes, depreciation, amortization, and stock compensation expense, or adjusted EBITDA, earnings before interest and taxes, or EBIT, and net income. The following tables present the results of this analysis and the estimated percentage ownership of the combined company on a pro forma basis by the Ebix shareholders and the ADAM shareholders and estimated pro forma enterprise value contributions of Ebix and ADAM, based on the assumed exchange ratio of 0.3122. In calculating pro forma equity ownership and enterprise value contributions, Needham & Company assumed that outstanding options to purchase ADAM common stock would remain outstanding and would not be cashed out in the merger, used the treasury stock method to calculate the number of pro forma shares of Ebix common stock outstanding, and assumed conversion of all outstanding Ebix convertible debt.

	Implied Actual/Estimated
	Percentage Contribution
	Ebix	ADAM
Pro forma combined revenues
Last 12 months	80.9%	19.1%
2010E	82.2%	17.8%
2011E	82.1%	17.9%
Pro forma combined gross profit
Last 12 months	80.6%	19.4%
2010E	82.3%	17.7%
2011E	83.0%	17.0%
Pro forma combined adjusted EBITDA
Last 12 months	88.2%	11.8%
2010E	89.1%	10.9%
2011E	89.5%	10.5%
Pro forma combined EBIT
Last 12 months	92.3%	7.7%
2010E	93.0%	7.0%
2011E	93.8%	6.2%
Pro forma combined net income
Last 12 months	95.7%	4.3%
2010E	92.6%	7.4%
2011E	93.2%	6.8%

	Estimated Pro Forma
	Percentage Contribution
	Ebix	ADAM
Pro forma equity ownership contribution	92.1%	7.9%
Pro forma enterprise value contribution	92.0%	8.0%
     The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.
     Accretion/Dilution Analysis. Needham & Company prepared pro forma analyses of the financial impact of the merger based on the assumed exchange ratio, estimated financial results of Ebix and ADAM for 2011, and estimated transaction fees, and assuming cost savings and other synergies resulting from the merger. The estimated financial results, transaction fees, cost savings, and other synergies were based upon Ebix and ADAM managements’ estimates. Based upon these estimates and assumptions, Needham & Company noted that the merger would result in accretion to the estimated earnings per share of Ebix for 2011. The actual operating or financial results achieved by the combined entity may vary from estimated results, and these variations may be material.
     Selected Companies Analysis. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for ADAM to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have lines of businesses that may be considered similar to ADAM’s lines of business. These companies, referred to as the selected companies, consisted of the following:
Ebix, Inc.
eDiets.com, Inc.
eHealth, Inc.
HealthStream, Inc.
InsWeb Corporation
Kenexa Corporation
Taleo Corporation
Workstream Inc.
     The following table sets forth information concerning the following multiples for the selected companies and for ADAM:
•	enterprise value as a multiple of last 12 months, or LTM, revenues;

•	enterprise value as a multiple of projected calendar year 2010 revenues;

•	enterprise value as a multiple of projected calendar year 2011 revenues;

•	enterprise value as a multiple of LTM adjusted EBITDA;

•	enterprise value as a multiple of projected calendar year 2010 adjusted EBITDA;

•	enterprise value as a multiple of projected calendar year 2011 adjusted EBITDA;

•	price as a multiple of LTM earnings per share, or EPS;

•	price as a multiple of projected calendar year 2010 EPS;

•	price as a multiple of projected calendar year 2011 EPS; and

•	price as a multiple of book value.
     Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on August 27, 2010 and for ADAM based on the Ebix closing stock price of $19.56 on August 27, 2010 and the assumed exchange ratio of 0.3122.

ADAM
	Selected Companies				Implied by
	High	Low	Mean	Median	Merger
Enterprise value to LTM revenues	6.6x	0.4x	2.2x	1.4x	2.4x
Enterprise value to projected calendar year 2010 revenues	5.8x	0.7x	2.3x	1.4x	2.3x
Enterprise value to projected calendar year 2011 revenues	5.2x	0.6x	2.1x	1.2x	2.1x
Enterprise value to LTM adjusted EBITDA	20.8x	3.1x	10.5x	8.5x	9.4x
Enterprise value to projected calendar year 2010 adjusted EBITDA	16.4x	3.2x	9.5x	7.7x	9.0x
Enterprise value to projected calendar year 2011 adjusted EBITDA	13.9x	3.2x	8.0x	6.3x	8.0x
Price to LTM EPS	93.2x	8.1x	40.7x	30.8x	28.8x
Price to projected calendar year 2010 EPS	37.3x	15.2x	23.9x	20.8x	17.0x
Price to projected calendar year 2011 EPS	30.1x	13.6x	19.4x	16.2x	15.3x
Price to book value	3.6x	1.5x	2.5x	2.4x	3.0x

     Selected Transactions Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2008 that involved target companies that were involved in healthcare management and online content businesses with enterprise values of less than $750 million:

Acquirer	Target
OMERS Private Equity Inc.	Logibec Groupe Informatique Ltd.
K12 Inc.	KC Distance Learning, Inc.
CCMP Capital Advisors LLC	infoGROUP Inc.
Thoma Bravo, LLC	PLATO Learning, Inc.
Blackboard Inc.	ANGEL Learning, Inc.
Automatic Data Processing, Inc.	OneClickHR plc
Apax Partners, L.P.	Bankrate, Inc.
Vista Equity Partners LLC	SumTotal Systems, Inc.
TriNet Group, Inc. (General Atlantic LLC)	Gevity HR, Inc.
Autonomy Corporation plc	Interwoven, Inc.
Health Care Service Corporation	MEDecision, Inc.
Alterian plc	Mediasurface plc
Taleo Corporation	Vurv Technology, Inc.
SXC Health Solutions Corp.	National Medical Health Card Systems, Inc.
     In reviewing the selected transactions, Needham & Company calculated, for the selected transactions and for ADAM implied by the merger,
•	enterprise value as a multiple of LTM revenues; and

•	enterprise value as a multiple of LTM adjusted EBITDA.
     Needham & Company calculated multiples for ADAM based on the Ebix closing stock price of $19.56 on August 27, 2010 and the assumed exchange ratio of 0.3122.
     The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

ADAM
	Selected Transactions				Implied by
	High	Low	Mean	Median	Merger
Enterprise value to LTM revenues	4.5x	0.1x	2.0x	2.1x	2.4x
Enterprise value to LTM adjusted EBITDA	27.4x	2.5x	12.4x	10.6x	9.4x
     Premiums Paid Analysis. Needham & Company analyzed publicly available financial information for 21 merger and acquisition transactions, which represent transactions announced and closed between January 1, 2007 and August 27, 2010 that involved all stock consideration, equity values between $10 million and $1 billion, and acquired companies that were publicly-traded technology and technology-enabled service companies. In reviewing these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one trading day, five trading days, and 30 trading days prior to the announcement of the transaction.
     Needham & Company calculated premiums for ADAM based on the Ebix closing stock price of $19.56 on August 27, 2010 and the assumed exchange ratio of 0.3122. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

					Ebix /
	Selected Transactions				ADAM
	High	Low	Mean	Median	Merger
One trading day stock price premium	195.2%	2.3%	45.9%	38.0%	92.7%
Five trading day stock price premium	187.5%	(0.9%)	48.0%	44.9%	88.0%
30 trading day stock price premium	269.0%	(6.1%)	54.1%	43.5%	89.2%
     Discounted Cash Flow Analysis. Needham & Company performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied equity values for ADAM and illustrative implied equity values per share of ADAM common stock based on ADAM management’s financial forecasts. Needham & Company calculated a range of indications of the present value of unlevered free cash flows for ADAM for projected 2011 and 2012 using discount rates ranging from 12.5% to 17.5%. Needham & Company then calculated a range of illustrative terminal enterprise values by applying assumed perpetual growth rates ranging from 0.0% to 4.0% to management’s estimate of ADAM’s 2012 unlevered free cash flow. These illustrative terminal enterprise values were then discounted to calculate ranges of implied indications of present values using discount rates ranging from 12.5% to 17.5%. Needham & Company then added the ranges of the implied present values of ADAM’s unlevered free cash flows for the projected years to the ranges of implied present values of ADAM’s terminal enterprise values to derive ranges of implied present enterprise values of ADAM. After adding net cash and subtracting assumed debt to derive ranges of implied present equity values, these amounts were divided by the number of fully diluted shares outstanding to derive a range of illustrative implied equity values per share of $3.65 to $7.14, with a midpoint of $4.81. Needham & Company noted that the per share value implied by the assumed exchange ratio of 0.3122 and the Ebix closing stock price on August 27, 2010 of $19.56 was $6.11.
     No company, transaction, or business used in the “Selected Companies Analysis,” “Selected Transactions Analysis” or “Premiums Paid Analysis” as a comparison is identical to Ebix, ADAM, or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.
     The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.
     In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business, and economic conditions and other matters, many of which are beyond Ebix’s or ADAM’s control. Any estimates contained in or underlying these analyses, including estimates of future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by ADAM’s board of directors in their evaluation of the merger and should not be viewed as determinative of the views of ADAM’s board of directors or management with respect to the consideration or the merger.

          Under the terms of its engagement letter with Needham & Company, ADAM has paid or agreed to pay Needham & Company fees in amounts that ADAM and Needham & Company believe are customary in transactions of this nature. These fees include a retainer fee, a nonrefundable fee for rendering the Needham & Company opinion, and a transaction fee payable upon consummation of the merger. A substantial portion of Needham & Company’s fees are contingent on the consummation of the merger. In addition, ADAM has agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.
          Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements, and other purposes. Needham & Company was retained by the ADAM board of directors to act as its financial advisor based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with ADAM and its industry generally. Needham & Company has not had any other investment banking relationship with Ebix or ADAM during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to Ebix, ADAM, or their respective affiliates unrelated to the merger, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Ebix and ADAM for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.
The Ebix Board of Directors’ Reasons for the Merger
In the course of determining that the merger and the merger agreement are advisable and in the best interests of Ebix and its shareholders, Ebix’s management and board of directors considered a number of factors in making its determination, including the following:
•	belief that the business combination with ADAM will enable Ebix to offer and provide end-to-end health and employee benefit software services;

•	expectation that the combined companies would be able to offer ADAM’s content syndication services, presently offered only in the United States, to an international customer base spread across six continents;

•	expectation that the combined businesses will be able to cross-sell each other’s services to their existing customer bases; for example selling ADAM’s benefit portals to Ebix’s existing backend clients and vice versa;

•	belief that the completed merger will drive considerable cost benefits from the resulting synergies;

•	the fact that both companies are headquartered in Atlanta, which is expected to facilitate efficient integration and the realization of anticipated cost reductions;

•	ADAM would no longer have to incur the costs of being a public registrant, resulting in substantial cost reduction to the combined company;

•	belief that the combined businesses would have considerable greater scale and market breadth than either company alone; and

•	expectation that the combined company’s end to end solution offerings would enable the merged businesses to be a player in large deals that require end to end health insurance expertise, a market that was unavailable to each of the companies individually.
     Taking all the above factors into consideration, Ebix’s management and board of directors ultimately determined that its best option was to pursue a business combination with ADAM.

     The Ebix board of directors also considered a variety of other factors and risks concerning the merger, including the following:
•	the information concerning Ebix’s and ADAM’s respective historic businesses, financial results, and prospects, including the result of Ebix’s due diligence review of ADAM;

•	Ebix’s assessments that ADAM’s business can effectively and efficiently be integrated;

•	Ebix’s assessment of its ability to drive revenue growth given the market dynamics for ADAM’s analog and memory products offering;

•	the favorable tax synergies that may be achievable in light of ADAM’s significant sales outside the United States;

•	the exchange ratio of 0.3122 shares of Ebix common stock for each share of ADAM common stock and the fact that the exchange ratio is fixed and will not fluctuate based upon changes in Ebix’s stock price between signing and closing, reflecting the strategic purpose of the merger and consistent with market practice for a merger of this type;

•	the fact that the merger consideration is Ebix common stock, and Ebix did not therefore need to utilize cash or incur additional debt to finance the purchase price;

•	the relatively small size of the transaction, which limits Ebix’s downside risk;

•	the terms of the merger agreement, including Ebix’s right to receive a termination fee of $3.5 million if ADAM terminates the merger agreement in order to accept a superior proposal;

•	the challenges and costs of integrating ADAM’s business into Ebix in light of Ebix’s ongoing integration of its other recent acquisitions;

•	the potential for diversion of management and employee attention from other strategic priorities and for increased employee attrition both before and after the closing of the merger, and the potential effect on Ebix’s business and relations with customers and suppliers;

•	the fees and expenses associated with completing the merger; and

•	the risk that anticipated cost savings will not be achieved.
     The foregoing discussion of the factors considered by Ebix’s board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by Ebix’s board of directors in making its determination to approve the merger agreement and the merger. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Ebix board of directors did not find it useful to, and did not attempt to, quantify, rank, or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Ebix board of directors may have given different weight to different factors.
     In addition, the Ebix board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above, including discussions with the Ebix management team and Ebix’s outside legal and financial advisors. Based on the totality of the information presented, Ebix’s board of directors determined that Ebix should proceed with the merger and the merger agreement.

Interests of ADAM’s Directors and Executive Officers in the Merger
          In considering the recommendation of the ADAM board of directors in favor of the merger, you should be aware that there are provisions in the merger agreement and other existing agreements that will result in certain benefits to ADAM’s directors and executive officers that are not available to shareholders generally. The ADAM board of directors was aware of, and considered the interests of, ADAM’s directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement the employment agreement amendment described below, the arrangements described below were in existence before the discussions about the merger began. Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.
Stock Options and Restricted Stock Awards
          Upon the completion of the merger, each ADAM outstanding stock option will vest in its entirety and will be cancelled and converted into a right to receive from Ebix an amount in cash, without interest, equal to the excess, if any, of $5.95 above the per share exercise price of such stock option multiplied by the number of shares subject to such stock option, subject to applicable tax withholding. All outstanding restricted stock awards will vest in their entirety on an accelerated basis contingent upon and immediately prior to the completion of the merger, subject to applicable tax withholding, and will be converted into the right to receive 0.3122 shares of Ebix common stock, subject to the adjustments described in the merger agreement.
Change of Control and Severance Benefits
          In connection with the appointment of Mark Adams as President and Chief Executive Officer on January 4, 2010, ADAM entered into a second amended and restated employment agreement with Mr. Adams dated February 24, 2010. The employment agreement provided for severance following a change in control in the event Mr. Adams’s employment is terminated without cause or by him for good reason within twelve months following of a change in control. Pursuant to the amended and restated employment agreement, Mr. Adams is entitled to a lump sum cash payment in an amount equal to 200% of his annual base salary in effect on the date of termination, an amount equal to 12 months of COBRA premiums in an amount sufficient to continue the same medical coverage carried while an employee of ADAM and a prorated bonus for the year in which the termination occurs. On July 13, 2010, Mr. Adams’s employment agreement was amended to also provide for severance following a change of control if Mr. Adams resigns without good reason.
          Under Mr. Adams’s employment agreement, “with cause” means the termination of employment resulting from: (i) any act or omission which constitutes a material breach by Mr. Adams of his obligations under the agreement; (ii) the commission by Mr. Adams of a felony or any crime involving moral turpitude, fraud, or dishonesty; (iii) the perpetration by Mr. Adams of any intentional, material act of dishonesty whether relating to ADAM, ADAM’s employees or otherwise; (iv) the use of illegal drugs by the Mr. Adams, or drunkenness or substance abuse by the Mr. Adams that interferes with the performance of his duties; (v) gross incompetence on the part of Mr. Adams in the performance of his duties; (vi) the issuance of a final consent decree, cease and desist, or similar order against Mr. Adams by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of ADAM; or (vii) any other act or omission (other than an act or omission resulting from the exercise by Mr. Adams of good faith business judgment) that materially impairs the financial condition or business reputation of ADAM. “Without cause” means the termination of employment for any reason other than those justifying termination “with cause”.
          Under Mr. Adams’s employment agreement, “with good reason” means Mr. Adams’s termination of his employment with ADAM as a result of: (i) the assignment to Mr. Adams of any duties materially and adversely inconsistent with Mr. Adams’s position as specified in the employment agreement (or such other position to which he may be promoted), including status, offices, responsibilities, or persons to whom Mr. Adams reports as contemplated in the employment agreement, or any other action by ADAM which results in a material adverse change in such position, status, offices, titles, or responsibilities; or (ii) any material breach of the employment agreement by ADAM, including the failure to pay Mr. Adams on a timely basis any material amounts to which he is entitled under the employment agreement. Mr. Adams must provide notice to ADAM of the existence of a condition constituting good reason within 90 days of the initial existence of the condition, and upon such notice,

ADAM shall have a period of 30 days during which it may remedy the condition and not be required to pay the applicable severance.
          On November 4, 2009, ADAM entered into an employment agreement with Christopher Joe as Director of Finance. Pursuant to this employment agreement, in the event Mr. Joe’s employment is terminated without cause or by him for good reason or without good reason within 12 months following of a change in control, Mr. Joe is entitled to a lump sum cash payment in an amount equal to 50% of his annual base salary in effect on the date of termination, an amount representing his target bonus amount as set forth in the employment agreement, an amount equal to 12 months of COBRA premiums in an amount sufficient to continue the same medical coverage carried while an employee of ADAM and a prorated bonus for the year in which the termination occurs.
          Under Mr. Joe’s employment agreement, “with cause” means the termination of employment resulting from: (i) any act or omission which constitutes a material breach by Mr. Joe of his obligations under the agreement; (ii) the commission by Mr. Joe of a felony or any crime involving moral turpitude, fraud or dishonesty; (iii) the perpetration by Mr. Joe of any intentional, material act of dishonesty whether relating to ADAM, ADAM’s employees or otherwise; (iv) the use of illegal drugs by the Mr. Joe, or drunkenness or substance abuse by the Mr. Joe which interferes with the performance of his duties; (v) gross incompetence on the part of Mr. Joe in the performance of his duties; (vi) the issuance of a final consent decree, cease and desist or similar order against Mr. Joe by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of ADAM; or (vii) any other act or omission (other than an act or omission resulting from the exercise by Mr. Joe of good faith business judgment) which materially impairs the financial condition or business reputation of ADAM. “Without cause” means the termination of employment for any reason other than those justifying termination “with cause”.
          Under Mr. Joe’s employment agreement, “with good reason” means Mr. Joe’s termination of his employment with ADAM as a result of: (i) the assignment to Mr. Joe of any duties materially and adversely inconsistent with Mr. Joe’s position as specified in the employment agreement (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom Mr. Joe reports as contemplated in the employment agreement, or any other action by ADAM which results in a material adverse change in such position, status, offices, titles, or responsibilities; or (ii) any material breach of the employment agreement by ADAM, including the failure to pay Mr. Joe on a timely basis any material amounts to which he is entitled under the employment agreement. Mr. Joe must provide notice to ADAM of the existence of a condition constituting good reason within 90 days of the initial existence of the condition, and upon such notice, ADAM shall have a period of 30 days during which it may remedy the condition and not be required to pay the applicable severance.
          The merger will constitute a change of control transaction as defined in the employment agreements described above and Ebix has agreed that the change in duties for Mr. Adams and Mr. Joe following the merger will constitute “good reason” under those employment agreements.
ADAM Common Stock, RSAs, and Stock Options Held by Directors and Executive Officers
          The following table summarizes the ADAM common stock, restricted stock awards (RSAs), and options to purchase ADAM common stock held by each of ADAM’s directors and executive officers. All such shares of ADAM common stock are being treated identically in the merger to shares of ADAM common stock held by other ADAM shareholders, and all such RSAs and stock options are being treated identically to RSAs and stock options held by ADAM employees generally.

			Number of shares
	Number of shares of		underlying stock
Name	ADAM common stock	Number of RSAs	options
Non-Employee Directors:
Robert S. Cramer, Jr.	259,654	3,571	292,000
Daniel S. Howe	7,155	3,571	47,000
Mark Kishel, M.D.	12,155	3,571	65,400
Clay E. Scarborough	7,155	3,571	37,000

			Number of shares
	Number of shares of		underlying stock
Name	ADAM common stock	Number of RSAs	options
Executive Officers:
Mark B. Adams	2,000	0	427,000
Christopher R. Joe	0	0	40,700
John George(1)	0	0	0
(1) As of August 31, 2010, John George is no longer an employee of ADAM.
Indemnification and Insurance
          The merger agreement provides that for six years after the effective time of the merger (i) Ebix and Merger Sub will honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of ADAM directors or officers as provided in ADAM organizational documents and any indemnification agreements with such individuals and (ii) indemnify, defend and hold harmless present and former officers and directors of ADAM (and those individuals serving as a director or officer of another entity at the request of ADAM) against all losses (including reimbursement of legal expenses) arising out of their actions as an officer or director occurring at or prior to the effective time of the merger (including in connection with the negotiation of the merger). The merger agreement also provides that Ebix will cause the surviving corporation to purchase six-year officers’ and directors’ liability insurance policies on terms and conditions no less favorable than ADAM’s existing directors’ and officers’ liability insurance, subject to a premium cap of 200% of the annual premium paid by ADAM for its existing insurance. Ebix and the surviving corporation are obligated to maintain such policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.
Ebix Stock Ownership
          ADAM’s directors and executive officers do not own any shares of Ebix common stock.
Accounting Treatment
     The merger will be accounted for as an acquisition of ADAM by Ebix under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets. Financial statements of Ebix issued after the merger will include only the operations of ADAM after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of ADAM.
Restrictions on Sales of Shares of Ebix Common Stock Received in the Merger
     Ebix shares of common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), except for Ebix shares issued to any ADAM shareholder who may be deemed to be an “affiliate” of Ebix after completion of the merger. Former ADAM shareholders who were affiliates of ADAM at the time of the ADAM special meeting and who are not affiliates of Ebix after the completion of the merger may sell their Ebix shares at any time. Former ADAM shareholders who are or become affiliates of Ebix after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Ebix. This Proxy Statement does not cover resales of Ebix common stock received by any person upon completion of the merger, and no person is authorized to make any use of this Proxy Statement in connection with any resale.
No Appraisal Rights
     Under Section 14-2-1302 of the General Business Corporation Code of the State of Georgia, the holders of ADAM common stock will not have appraisal rights in connection with the merger as Ebix is listed on the NASDAQ Stock Market and holders of ADAM common stock are not being required to receive any consideration from Ebix in the form of cash.

Regulatory Matters
     Completion of the merger is conditioned upon, among other things, the receipt of antitrust approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (referred to herein as “HSR”). Ebix and ADAM have each agreed to use their reasonable best efforts to take all actions necessary, proper, or advisable and to satisfy all conditions to the merger in the most expeditious manner practicable, including obtaining approval under HSR. Ebix and ADAM filed their respective HSR Notifications on October 8, 2010. However, the foregoing does not require Ebix to consent, offer, or agree any sale, license, assignment, transfer, divestiture, or disposal of any assets, business, or portion of the business of Ebix, or conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of Ebix or impose any restriction, requirement, or limitation on the operation of the business, or portion of the business of Ebix. In addition, either party can terminate the merger agreement if the merger has not been effected by March 31, 2011, so long as such party’s breach did not cause the failure. In such case, no termination fee is due. Each of Ebix and ADAM has the right to terminate the merger agreement if a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining, or otherwise prohibiting the merger. In this case, the terminating party would not be required to pay a termination fee.
Listing of Ebix Common Stock on the NASDAQ Stock Market; Delisting and Deregistration of ADAM Common Stock
     Ebix has agreed that prior to the completion of the merger, it will cause the shares of Ebix common stock to be issued in the merger and reserved for issuance under any assumed equity awards to be approved for listing on the NASDAQ Stock Market. Such approval is a condition to the completion of the merger. If the merger is completed, ADAM common stock will cease to be listed on the NASDAQ Stock Market and its shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of ADAM common stock.
     This discussion addresses only those ADAM shareholders that hold their ADAM common stock as a capital asset and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of ADAM common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as:
•	a shareholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a partnership or other pass-through entity (or a holder that holds its ADAM common stock through a partnership or other pass-through entity);

•	persons who received their ADAM common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a shareholder that holds ADAM common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a shareholder that acquired ADAM common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.
     If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds ADAM common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding ADAM common stock should consult its tax advisor.
     The following discussion is not binding on the Internal Revenue Service, referred to as the “IRS.” It is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code”, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. The tax consequences under U.S. state and local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.
     Holders of ADAM common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, and local and foreign income and other tax laws in light of their particular circumstances.
General
     Ebix and ADAM have structured the merger to qualify as a “reorganization” for U.S. federal income tax purposes and have each agreed to use their reasonable best efforts to cause the merger to qualify as a “Reorganization” for U.S. federal income tax purposes. Ebix and ADAM will receive an opinion from Carlton Fields, P.A. to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368 of the Code. This opinion relies on assumptions, including assumptions regarding the absences of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and convenants made by Ebix and ADAM, including those contained in certificates of officers of Ebix and ADAM. The accuracy of those representations, covenants, or assumptions may affect the conclusions set forth in the opinion, in which case the tax consequences of the merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the tax consequences of the merger.

U.S. Federal Income Tax Consequences to ADAM Shareholders
     The material U.S. federal income tax consequences of the merger will be as follows:
•	A holder of ADAM common stock will not recognize gain or loss upon the exchange of that shareholder’s ADAM common stock for Ebix common stock in the merger, except that gain or loss will be recognized on the receipt of cash instead of a fractional share of Ebix common stock. If a holder of ADAM common stock receives cash instead of a fractional share of Ebix common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder’s ADAM common stock allocable to that fractional share of Ebix common stock. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the ADAM common stock exchanged for the fractional share of Ebix common stock is more than one year at the completion of the merger.

•	A holder of ADAM common stock will have a tax basis in the Ebix common stock received in the merger equal to (1) the tax basis of the ADAM common stock surrendered by that holder in the merger, reduced by (2) any tax basis of the ADAM common stock surrendered that is allocable to a fractional share of Ebix common stock for which cash is received.

•	The holding period for the Ebix common stock received in exchange for shares of ADAM common stock in the merger will include the holding period for the shares of ADAM common stock surrendered in the merger, based on the assumption that the ADAM common stock is held as a capital asset.
     In the case of a holder of ADAM common stock that holds shares of ADAM common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of ADAM common stock. For this purpose, a “block” consists of shares acquired at the same cost in a single transaction.
Information Reporting and Backup Withholding
     A holder of ADAM common stock may be subject to information reporting and backup withholding in connection with any cash payments received instead of a fractional share of Ebix common stock, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
Reporting Requirements
     A “significant holder” of ADAM stock will be required to retain records pertaining to the merger and will be required to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger, including:
•	the date of the merger;

•	the names and employer identification numbers of all parties to the merger;

•	the cost or other basis of the shares of the ADAM common stock transferred in the exchange; and

•	the fair market value of the ADAM common stock, immediately before the exchange, and the amount of cash received in the exchange instead of receiving a fractional share.
     A “significant holder” is a ADAM shareholder that receives Ebix common stock in exchange for such holder’s ADAM common stock if, immediately prior to the exchange, such holder:
•	owned at least five percent (by vote or value) of the total outstanding stock of ADAM; or

•	owned securities in ADAM with a basis of $1,000,000 or more.
     This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, ADAM strongly urges each holder of ADAM common stock to consult his or her tax advisor to determine the particular U.S. federal, state, or local or foreign income or other tax consequences to that shareholder of the merger.

THE MERGER AGREEMENT
     The following discussion summarizes material provisions of the Agreement and Plan of Merger a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this Proxy Statement, before making any decisions regarding the merger.
     The representations and warranties described below and included in the merger agreement were made by each of Ebix (and its wholly-owned subsidiary, Eden Acquisition Sub, Inc.) and ADAM to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Ebix (and its wholly-owned subsidiary, Eden Acquisition Sub, Inc.) and rather than establishing matters as facts. The merger agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Ebix (and its wholly-owned subsidiary, Eden Acquisition Sub, Inc.), ADAM, or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Ebix (and its wholly-owned subsidiary, Eden Acquisition Sub, Inc.) or ADAM, and you should read the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement for information regarding such entities and their respective businesses. See “Where You Can Find More Information” beginning on page 75 of this Proxy Statement.
The Merger
     Subject to the terms and conditions of the merger agreement and in accordance with Georgia law, Eden Acquisition Sub, Inc., a Georgia corporation and wholly-owned subsidiary of Ebix, will merge with and into ADAM, and ADAM will survive the merger as a wholly-owned subsidiary of Ebix.
Effective Time of the Merger
     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Georgia or at such later time as may be specified in the certificate of merger, with the consent of Ebix and ADAM. The filing of the certificate of merger will occur no later than three business days after the conditions to completion of the merger have been satisfied or waived.
Consideration to be Received in the Merger
          At the effective time of the merger, each issued and outstanding share of ADAM common stock will be converted into the right to receive 0.3122 shares of Ebix common stock, which we refer to as the exchange ratio. The exchange ratio is subject to adjustment if ADAM fails to pay in full at or prior to the closing out of its cash on hand any of the following items (each, an adjustment event):
•	its bank debt;

•	any expenses of its financial advisor in excess of $650,000; or

•	ADAM’s legal expenses related to the preparation of this Proxy Statement.
          If there is an adjustment event, then the shares of Ebix common stock to be received upon the exchange of one share of ADAM common stock shall equal a ratio the numerator of which is $65,350,000 minus (a) $5,071,000 for ADAM options and minus (b) $947,000 for ADAM’s outstanding warrant (proportionately reduced for any option or warrant exercises, forfeitures or cancellations), minus (c) the amounts in the bullet list above to the extent not paid by ADAM at or prior to the closing, divided by $19.06, which was the agreed upon value of Ebix common stock for purposes of the merger agreement, and the denominator of which is the number of issued and outstanding shares of ADAM common stock to be converted.
     Holders of ADAM common stock will not receive any fractional shares of Ebix common stock in the merger. Instead, the total number of Ebix shares that each holder of ADAM common stock will receive in the merger will be rounded down to the nearest whole number and Ebix will pay cash for any resulting fractional share that a ADAM shareholder otherwise would be entitled to receive. The exchange agent will compile all of the fractional shares of Ebix common stock and sell them as whole shares at the then prevailing price on the NASDAQ Stock Market. Upon completion of the sale of all such shares, the exchange agent will distribute the proceeds pro rata to the individuals that were to receive fractional shares.
Example (assuming no adjustment to the exchange ratio): If you currently own 25 shares of ADAM common stock, absent the treatment of the fractional shares described above, you would be entitled to receive (25 x 0.3122) or 7.805 shares of Ebix common stock. Since fractional shares will not be issued, you will be entitled to 7 shares of Ebix common stock. The remaining 0.805 shares will be grouped with other fractional shares and sold on the NASDAQ Stock Market as whole shares. You will then receive a check equal to your pro rata portion of the total proceeds of such sale.
Treatment of ADAM Options
     At the effective time of the merger, each option to purchase shares of ADAM common stock that is outstanding and vested or exercisable immediately prior to the date the merger becomes effective will vest in its entirety and will be simultaneously canceled and converted into the right to receive from Ebix and the surviving corporation an amount in cash, without interest, equal to the aggregate number of ADAM shares of common stock subject to the option multiplied by the excess, if any, of $5.95 above the per share exercise price under the option, subject to applicable tax withholding. Such payments will be made by the surviving corporation after the merger.
ADAM Restricted Stock Awards
     At the effective time of the merger, all restricted stock awards outstanding under ADAM’s 1992 Stock Option Plan and 2002 Stock Incentive Plan shall vest in their entirety on an accelerated basis immediately prior to the consummation of the merger. All outstanding restricted stock awards will vest in their entirety on an accelerated basis contingent upon and immediately prior to the completion of the merger, subject to applicable tax withholding, and will be converted into the right to receive 0.3122 shares of Ebix common stock, subject to the adjustments described in the merger agreement.
Treatment of Warrants to Purchase Shares of ADAM Common Stock
     At the effective time of the merger, the warrant previously issued by ADAM to CS CF Equity I, LLC, will, in accordance with its terms, cease to represent a right to acquire shares of ADAM common stock and will be converted into a right to acquire shares of Ebix common stock, on the same contractual terms and conditions as were in effect prior to the effective time of the merger. Following the effective time of the merger, the number of shares of Ebix common stock issuable upon the exercise of the warrant will be equal to the number of ADAM shares underlying the warrant immediately prior to the effective time multiplied by the 0.3122 exchange ratio (adjusted in the same manner as applicable to issued and outstanding shares of ADAM common stock, see “The Merger Agreement — Consideration to be Received in the Merger” above), rounded down to the nearest whole share. Following the effective time of the merger, the per share exercise price applicable to the warrant will be equal to the exercise price per share under the warrant divided by the applicable exchange ratio, rounded up to the nearest cent. The duration and other terms of the converted warrant will be the same as those of the former ADAM warrant, except that all references to ADAM will be deemed to be references to Ebix.
Other Adjustments to the Exchange Ratio
     In addition to the adjustments explained in “The Merger Agreement — Consideration to be Received in the Merger” above, the exchange ratio will be appropriately adjusted to reflect fully the effect of any reclassification, stock split (including a reverse stock split) or combination, exchange, merger consolidation or readjustment of shares, or any stock dividend or stock distribution, or any similar transaction or event with respect to Ebix common stock or ADAM common stock prior to the effective time of the merger.
Procedures for Exchange of Certificates
     Ebix will appoint an exchange agent reasonably acceptable to ADAM for the purpose of exchanging certificates and book-entry shares representing shares of ADAM’s common stock. Ebix shall pay all costs, fees, and expenses incurred in connection with the retention and engagement of the exchange agent. As soon as reasonably practical following the effective time of the merger, the exchange agent will mail transmittal materials to each holder of record of shares of ADAM’s common stock, advising such holders of the procedure for surrendering their share certificates, or in the case of book-entry shares, the surrender of such shares, to the exchange agent.
     Each holder of a share of ADAM’s common stock that has been converted into a right to receive the merger consideration will receive the merger consideration upon surrender to the exchange agent of such holder’s common stock certificate or book-entry share, together with a letter of transmittal covering such shares and such other documents as the exchange agent may reasonably require. All shares of Ebix common stock issued in exchange for shares of ADAM common stock will be issued in uncertificated book-entry form.
     After the effective time of the merger, each certificate or book-entry share that previously represented shares of ADAM’s common stock will represent for all purposes only the right to receive the applicable merger consideration as described on page 47 above under “The Merger Agreement—Consideration to be Received in the Merger,” including cash for any fractional shares of Ebix’s common stock. In addition, ADAM will not register any transfers of shares of ADAM’s common stock after the effective time of the merger.
     ADAM shareholders will not be paid any dividends or other distributions made by Ebix after the effective time of the merger, until such shareholders surrender their ADAM stock certificates or book-entry shares to the exchange agent.
     Holders of ADAM’s common stock should not send in their ADAM stock certificates or documents evidencing their surrender of ADAM book-entry shares until they receive, complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of ADAM common stock.
     ADAM and Ebix are not liable to holders of shares of ADAM’s common stock for any amount delivered to a public official under applicable abandoned property, escheat, or similar laws.
Representations and Warranties
     The merger agreement contains a number of representations and warranties made by ADAM and Ebix (including its wholly-owned subsidiary Eden Acquisition Sub, Inc.) to each other. The representations and warranties are subject in some cases to specified exceptions and qualifications. The parties’ reciprocal representations and warranties relate to, among other things:
•	organization and standing, power and authority, capital structure, and execution and delivery of the merger agreement;

•	consents and approvals of third parties and permissions and authorizations of governmental entities required in connection with the merger agreement and the merger;

•	the approval of the merger agreement and the merger by the parties’ respective boards of directors;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	financial statements, internal controls, and Sarbanes Oxley compliance;

•	the absence of any material adverse effect since a recent date; and

•	correctness of respective information in this Proxy Statement.
In addition to the foregoing, the Agreement and Plan of Merger contains representations and warranties made by ADAM to Ebix (including its wholly-owned subsidiary Eden Acquisition Sub, Inc.) regarding:
•	authority and power to conduct its business;

•	organizational documents and corporate minutes;

•	subsidiaries;

•	stock awards, stock plans, and voting debt;

•	takeover statutes;

•	the absence of undisclosed liabilities and off-balance sheet arrangements;

•	the NASDAQ Stock Market standards;

•	filing of tax returns, payment of taxes, and other tax matters;

•	intellectual property;

•	compliance with applicable legal requirements;

•	possession of and compliance with necessary permits;

•	litigation;

•	brokers’ and finders’ fees in connection with the merger;

•	transactions with ADAM’s officers, directors, and significant shareholders;

•	employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended;

•	severance arrangements;

•	labor and employment matters;

•	real property;

•	properties and assets;

•	environmental matters;

•	certain material contracts;

•	the ADAM shareholder rights agreement;

•	certain results of the consummation of the merger; and

•	the receipt of a fairness opinion from ADAM’s financial advisor.

     In addition, the Agreement and Plan of Merger contains representations and warranties made by Ebix (including its wholly-owned subsidiary Eden Acquisition Sub, Inc.) to ADAM regarding:
•	financial capability to consummate the merger;

•	legal proceedings effecting ability to complete the merger; and

•	lack of ownership of any shares of ADAM common stock.
Conduct of Business Pending the Merger
     Under the merger agreement, ADAM is required to carry on its business in the ordinary course consistent with past practice, use its reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business relationships with ADAM.
     In addition, ADAM may not, among other things and subject to certain exceptions, without Ebix’s consent:
•	amend or propose to amend its articles of incorporation, bylaws, or similar organizational documents;

•	split, combine, or reclassify any of its securities;

•	repurchase, redeem, or otherwise acquire any of its securities;

•	declare or pay any dividends on or make other distributions in respect of its capital stock;

•	issue, sell, pledge, dispose of, or encumber any of its securities, other the issuance of ADAM common stock in respect of other equity compensation awards outstanding under the ADAM’s existing stock plans, issuance of any equity awards or shares upon the exercise of any equity awards in accordance with their terms in the ordinary course of business consistent with past practice, the issuance of ADAM common stock upon the exercise of any warrant outstanding on the date of the merger agreement;

•	except as required by law or a contract or employee benefit plan in effect on the date of the merger agreement, increase the compensation payable by ADAM to its directors, officers, or employees, enter into any new or materially amend any existing employment, severance, retention, or change in control agreement, promote any officers or employees (unless required as a result of a departure so long as such promotion is not accompanied by a compensation increase for the position), hire any new employee with a base salary in excess of $75,000 (unless such hire is the result of a departure and the hire is not accompanied by a substantial compensation increase for the position), or establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any employee benefit plan, or make any contribution to any employee benefit plan, except as part of any annual renewal of such a plan (provided that the terms of such plans remain reasonably consistent with those in existence);

•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division or make any loans, advances or capital contributions to or investments in any business in excess of $100,000 in the aggregate;

•	transfer, license, sell, lease, or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), provided that such restriction shall not prohibit the Company from transferring, licensing, selling, leasing, or disposing of obsolete equipment or assets not being used or being replaced, in each case in the ordinary course of business consistent with past practice;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any ADAM debt securities or options, warrants, calls, or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice and other than with respect to funded debt;

•	enter into, amend, or modify in any material respect, or consent to the termination of, any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership or alliance;

•	institute, settle or compromise any claim, action, suit, arbitration, proceeding or governmental investigation pending or threatened before any arbitrator, court or other governmental entity involving the payment of monetary damages by ADAM of any amount exceeding $70,000 in the aggregate, other than (i) any such legal action brought against Ebix or Eden Acquisition Sub, Inc. arising out of a breach or alleged breach of the merger agreement by Ebix or Eden Acquisition Sub, Inc. and (ii) the settlement of claims, liabilities, or obligations reserved against on ADAM’s most recent balance sheet included in the documents ADAM files with the SEC, provided that ADAM shall not settle or agree to settle any such legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on ADAM’s business;

•	make any material changes in accounting methods, principles, or practices, except as required by a change in generally accepted accounting principles or legal requirements;

•	settle or compromise any material tax claim, audit, or assessment for an amount greater than the reserve for such on ADAM most recent balance sheet included in the documents ADAM files with the SEC, make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material tax returns or file claims for material tax refunds or enter into any material closing agreement, surrender in writing any right to any material tax refund, or consent to any extension of or waive the limitation period applicable to any material tax claim or assessment relating to the company;

•	except in connection with permitted actions discussed “The Merger Agreement — No Solicitation; Changes in Recommendations” beginning on page 55, take any action to exempt any person from, or make any acquisition of securities of ADAM by any person not subject to, any state takeover statute or similar statute or regulation that applies to ADAM with respect to a “takeover proposal” (as defined on page 57) or otherwise, including the restrictions on “business combinations” set forth in Section 14-2-1132 of the Georgia Business Corporation Code, except for Ebix, Eden Acquisition Sub, Inc. or any of their respective subsidiaries or affiliates;

•	enter into any contract with a competitor of Ebix;

•	incur any material liability or make any material payment except in the ordinary course of business consistent with past practice (except for expenses related to the transaction paid for out of cash on hand at or prior to the effective time of the merger); or

•	agree or commit to do any of the foregoing.
Commercially Reasonable Best Efforts; Other Agreements
     Other Actions. ADAM and Ebix have each agreed to not, and to not permit any of their respective subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement.
     Commercially Reasonable Efforts. Ebix, Eden Acquisition Sub, Inc., and ADAM have each agreed to use (and agreed to cause their subsidiaries to use) commercially reasonable best efforts to take, or cause to be taken, all actions necessary, proper, or advisable under to complete the merger and the other transactions contemplated by the merger agreement in the most expeditious manner as practicable.
     Interactions with Governmental Bodies and Antitrust Issues. Further, each party is required to notify the other parties of any communications from any governmental entity related to the merger. Neither Ebix nor ADAM may, without the written consent of the other, agree with a governmental entity to toll or extend any applicable waiting period under HSR or any other antitrust laws. As promptly as reasonably practicable, the parties to the merger agreement are to provide the information and documents necessary or requested by the applicable governmental for the filings required by and inquiries related to HSR and any additional filings necessary under the applicable antitrust laws. The parties shall also use their reasonable best efforts to obtain prompt approval of the merger by any applicable governmental entity.
     Challenges to the Merger. If a governmental entity or any private party institutes or threatens to institute any administrative or judicial proceeding challenging the merger or any transaction contemplated by the merger agreement, ADAM shall cooperate in all respects with Ebix and Eden Acquisition Sub, Inc. and shall use its reasonable best efforts to contest and resist any such action. Ebix and Eden Acquisition Sub, Inc. have no such duty to defend, contest, or resist any such action.
     Changes in Business. None of Ebix, Eden Acquisition Sub, Inc. or any of their subsidiaries shall be required to, and ADAM may not, without the prior written consent of Ebix, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to:
•	sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or any portion of business of ADAM, Ebix, Eden Acquisition Sub, Inc., or any of their respective subsidiaries;

•	conduct, restrict, operate, invest, or otherwise change the assets, business, or any portion of business of ADAM, Ebix, Eden Acquisition Sub, Inc., or any of their respective subsidiaries; or

•	impose any restriction, requirement, or limitation on the operation of the business or any portion of the business of ADAM, Ebix, Eden Acquisition Sub, Inc., or any of their respective subsidiaries.
If requested by Ebix, however, ADAM will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on ADAM in the event the completion of the merger occurs.
     Consents. ADAM shall use its reasonable best efforts to obtain all reasonably required consents from third parties due under certain material contracts as well as other consents necessary for the operation of ADAM’s business after the merger.
     Public Announcements. No public release or announcement concerning merger shall be issued by any party without the prior written consent of ADAM and Ebix except as such release or announcement may be related to another offer to purchase ADAM as expressly permitted by the merger agreement or required by applicable law or the rules or regulations of the NASDAQ Stock Market or any governmental entity to which a party is subject, in which case the party required to make the release or announcement shall, prior to the public release or announcement, consult with the other party about such release or announcement.
     Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover law becomes or is deemed to be applicable to ADAM, Ebix, Eden Acquisition Sub, Inc., or the merger, each party and its respective board of directors shall grant such approvals and take such actions as are necessary so that the merger may be consummated as promptly as practicable on the terms provided for in the merger agreement.
     Merger Sub. Ebix is required to take all actions necessary to cause Eden Acquisition Sub, Inc. to perform its obligations under the merger agreement and to complete the merger.
     Resignation of ADAM’s Board of Directors and Certain Officers. On the day the merger is completed, ADAM will cause to be delivered to Ebix the resignations of each member of the ADAM board of directors, and, to the extent requested by Ebix, each officer of ADAM. ADAM and Ebix agreed that the resulting resignations of Mark

Adams and Christopher Joe shall be deemed to constitute “With Good Reason,” as such term is defined in their employment agreements with ADAM.
     Certain Tax Matters. The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Code regulations Section 1.368-2(g), and Ebix and ADAM are to use their reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Ebix and ADAM agreed to cooperate in the preparation, execution, and filing of all tax returns and other documentation regarding any taxes of the parties which become payable in connection with the merger that are required or permitted to be filed on or before the effective time of the merger.
     ADAM’s Rights Agreement. Prior to the earlier of the termination of the merger agreement or the effective time of the Merger, ADAM and its board of directors may not amend or modify or take any other action with regard to ADAM’s rights agreement in any manner or take any other action so as to (i) render the rights agreement inapplicable to any transaction other than the merger, (ii) permit any person or group who would otherwise be an acquiring person under the rights agreement not to be an acquiring person, (iii) provide that a distribution date or triggering event does not occur under the rights agreement by reason of the execution of any contract other than the merger agreement, and (iv) except as specifically contemplated by the merger agreement, otherwise affect the rights of holders of rights under the rights agreement. ADAM and its board of directors must take all action to ensure that the rights agreement is and, through the effective time of the merger, will not apply to Ebix, Eden Acquisition Sub, Inc., the merger agreement, or the merger. The rights agreement shall be amended so that the rights will expire immediately prior to the effective time of the merger.
     Parent Non-Competition. Between the date of the merger agreement and the effective time of the merger, Ebix may not enter into any contract with a competitor of ADAM.
     Listing on the NASDAQ Stock Market. Ebix has agreed to use its reasonable best efforts to cause its shares to be issued pursuant to the merger agreement to be approved for listing (subject to official notice of issuance) on the NASDAQ Stock Market prior to the effective time of the merger.
     Ebix Guarantee. Ebix agreed to take all action necessary to cause Eden Acquisition Sub, Inc. to perform all of its and the surviving corporation to perform all of the surviving corporation’s, agreements, covenants, and obligations under the merger agreement and to complete the merger on the terms and subject to the conditions set forth in the merger agreement. Ebix will be liable for any breach of any representation, warranty, covenant, or agreement of Eden Acquisition Sub, Inc. in the merger agreement and for any breach of this guarantee.
     Other Agreements. The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between Ebix and ADAM during the pre-closing period.
     Proxy Statement; Shareholders’ Meeting. Ebix and ADAM have agreed to cooperate in preparing and filing this Proxy Statement and the registration statement of which it forms a part. Each has agreed to respond to any SEC comments relating to this Proxy Statement and to use its commercially reasonable efforts to have the registration statement of which it forms a part declared effective, and ADAM has agreed to cause this Proxy Statement to be mailed to its shareholders as promptly as practicable after the registration statement of which this Proxy Statement forms a part is declared effective. ADAM has also agreed to hold a shareholders’ meeting as promptly as possible after the registration statement is declared effective.
Conditions to Completion of the Merger
     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
•	the receipt of approval from the holders of ADAM common stock;

•	the expiration or termination of the waiting period under HSR;

•	the effectiveness of the registration statement of which this Proxy Statement forms a part, and the registration statement not being subject to any stop order or threatened stop order;

•	the absence of any laws, orders, temporary, preliminary or permanent injunctions, or other decrees issued by any court of competent jurisdiction or other legal restraint making illegal, enjoining, or otherwise preventing the completion of the merger;

•	the receipt of such additional governmental authorizations, consents, approvals, and other authorizations as may be required to complete the merger, subject to certain exceptions; and

•	the receipt of authorization from the NASDAQ Stock Market for listing of Ebix common stock to be issued in connection with the merger;

•	the other party’s representations and warranties being true and correct on the date of the merger agreement (subject to certain materiality thresholds) and on the date on which the merger is to be completed as if made as of that date or, if representations and warranties in the merger agreement expressly relate to an earlier date, then as of that specified date, in each case other than any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be likely to have a material adverse effect on the other party;

•	the other party having performed its obligations under the merger agreement in all material respects; and

•	the non-occurrence of a “material adverse effect,” which consists of the occurrence of an event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the affected party and its subsidiaries, taken as a whole, or (ii) the ability of the affected party to consummate the transactions contemplated by the merger agreement on a timely basis.
     The merger agreement provides that a “material adverse effect” shall not be deemed to include:
•	changes generally affecting the economy, financial or securities markets;

•	the announcement of the merger;

•	any outbreak or escalation of war or any act of terrorism;

•	general conditions in the industry in which the affected party and its subsidiaries operate;

•	changes in the market price for or trading volume of the affected party’s stock;

•	any changes in the laws or applicable accounting regulations or principles, or interpretations thereof; or

•	the failure of the affected party to meet internal or external projections, forecasts or estimates of earnings, revenues or any other financial measures (regardless of whether such projections were made by the affected party or independent third parties), or the issuance of revised projections that are not as optimistic as those in existence on the date of the merger agreement.
               The merger agreement also provides that any event, change, and effect referred to in the first, third and fourth bullets immediately above shall be taken into account in determining whether a “material adverse effect” has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the affected party and its subsidiaries, taken as a whole, compared to other participants in the industries in which the affected party and its subsidiaries conduct their businesses.
No Solicitation; Changes in Recommendations
     In the merger agreement, ADAM has agreed that its board of directors will recommend that ADAM’s shareholders adopt and approve the merger agreement and that it will not directly or indirectly, authorize or permit its directors, officers, employees, advisors, or investment bankers to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any “takeover proposal” (as defined below) or the making of any proposal that could lead to any takeover proposal, or subject to the permitted actions described in the paragraph below:
•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to ADAM to, afford access to the business, properties, assets, books or records of ADAM, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any takeover proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ADAM, or approve any transaction under, or any third party becoming an “interested shareholder” under, Section 14-2-1112 of the Georgia Business Corporation Code;

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any takeover proposal (each, an “ADAM acquisition agreement”); or

•	make, withdraw, amend, modify or materially qualify, in a manner adverse to Ebix or Eden Acquisition Sub, Inc. the recommendation to ADAM shareholders that they approve and adopt the merger agreement, or recommend a takeover proposal, fail to recommend against acceptance of any tender offer or exchange offer for shares of ADAM’s common stock within ten business days after the commencement of such offer, or make any public statement inconsistent with ADAM’s board of director’s recommendation to the shareholders to approve and adopt the merger agreement, or resolve or agree to take any of the foregoing actions.
               ADAM agreed to cease immediately and cause to be terminated, and not authorize or knowingly permit any of its representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any takeover proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of ADAM that was furnished by or on behalf of ADAM to return or destroy (and confirm destruction of) all such information.
     Notwithstanding the foregoing, at any time before the date that the vote required to be obtained from ADAM’s shareholders in connection with the merger has been obtained, and so long as the ADAM board of directors has delivered to Ebix written notice as required by the merger agreement related to the following, ADAM and its board of directors may, in each case referred to below, only if the ADAM board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action could reasonably be expected to cause the ADAM board of directors to be in breach of its fiduciary duties under applicable law:
•	participate in negotiations or discussions with any third party that has made a bona fide, unsolicited takeover proposal in writing that the ADAM board of directors believes in good faith, after consultation with outside legal counsel and the ADAM’s financial advisor, constitutes or could reasonably be expected to result in a “superior proposal” (as defined below);

•	thereafter furnish to such third party non-public information relating to ADAM pursuant to an executed confidentiality agreement that contains provisions no less favorable than those in the confidentially agreement between Ebix and ADAM (a copy of which ADAM is to promptly, in all events within twenty-four (24) hours, provide to Ebix);

•	following receipt of and on account of a superior proposal, change its recommendation that ADAM’s shareholders approve the merger; and/or

•	take any action that any court of competent jurisdiction orders ADAM to take (which order remains unstayed).

     Before the ADAM board of directors may make any change in its recommendation or ADAM may enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any takeover proposal, ADAM must follow certain notice provisions and engage in good faith negotiations with Ebix to amend the merger agreement in such a way as to make the acquisition proposal no longer a superior proposal or obviate the need for a change of recommendation, as applicable.
     The term “takeover proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Ebix and its subsidiaries, including Eden Acquisition Sub, Inc.) relating to any:
•	direct or indirect acquisition of assets of ADAM (including any voting equity interests of its subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the ADAM’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable;

•	direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of ADAM;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the voting equity interests of ADAM;

•	merger, consolidation, other business combination or similar transaction involving ADAM, pursuant to which such person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of ADAM, taken as a whole; or

•	liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of ADAM or the declaration or payment of an extraordinary dividend (whether in cash or other property) by ADAM.
     The term “superior proposal” means a bona fide written takeover proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation, or other business combination, of all or substantially all of ADAM’s consolidated assets or a majority of ADAM’s common stock that the ADAM board of directors determines in good faith (after consultation with outside legal counsel and ADAM’s financial advisor) is more favorable from a financial point of view to ADAM’s shareholders than the merger, taking into account all financial considerations, the identity of the third party making such takeover proposal, the anticipated timing, required conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such takeover proposal, the other terms and conditions of such takeover proposal, and the implications thereof on ADAM, including relevant legal, regulatory, and other aspects of such takeover proposal deemed relevant by the board of directors, and any revisions to the terms of merger agreement proposed by Ebix in response to the notices required by the merger agreement.
     The merger agreement also provides that ADAM must promptly notify Ebix in writing (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by ADAM of any takeover proposal, any inquiry that would reasonably be expected to lead to a takeover proposal, any request for non-public information relating to ADAM or for access to the business, properties, assets, books, or records of ADAM by any third party. Thereafter, ADAM must keep Ebix fully informed, on a current basis, of the status and material terms of any such takeover proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.
Termination
          Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after shareholder approval, except where expressly noted):
•	by mutual written consent of ADAM, Ebix, and Eden Acquisition Sub, Inc.;

•	by either ADAM or Ebix, if:

•	the merger is not consummated on or before March 31, 2011 (except that this right is not available to any party whose breach of any representation, warranty, covenant, or agreement found in the merger agreement has been the cause of, or resulted in, such failure to consummate the merger);

•	a governmental entity issues, promulgates, enforces, or enters a final and nonappealable law, regulation, order, writ, assessment, decision, injunction, decree, ruling or judgment, or takes any other nonappealable final action in each case making illegal, permanently enjoining or otherwise permanently prohibiting the completion of the merger (except that the right is not available to any party whose breach of any representation, warranty, covenant or agreement found in the merger agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of such prohibiting circumstance);

•	the required ADAM shareholder vote has not been obtained at the ADAM shareholder meeting or any adjournment or postponement thereof permitted under the merger agreement; or

•	the other party breaches any of its representations, warranties, covenants, or agreements in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured prior to March 31, 2010, provided that the non-breaching party must provide 30 days notice of its intent to terminate pursuant to this right;
•	by Ebix, if:
•	the ADAM board of directors, or any committee thereof, makes, withdraws, amends, modifies, or materially qualifies, in a manner adverse to Ebix, any public statement inconsistent with its recommendation that ADAM’s shareholders vote in favor of the merger;

•	ADAM enters into or publicly announces its intention to enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any “takeover proposal” (as defined on page 57);

•	ADAM breaches or fails to perform in any material respect its covenants and agreements related to transactions with a buyer other than Ebix as more specifically described in “The Merger Agreement — No Solicitation; Changes in Recommendations” beginning on page 55;

•	the ADAM board of directors fails to reaffirm its recommendation of the merger as provided for in the merger agreement;

•	the ADAM board of directors, upon a tender offer or exchange offer from a third party, fails to send to the shareholders within ten business days after such tender offer or exchange offer is received a statement reaffirming the board of directors recommendation of the merger and a recommendation that the shareholders reject such tender offer or exchange offer; or

•	ADAM or its board of directors publically announces its intentions to take any of the actions permitting Ebix to terminate the merger agreement; or
•	by ADAM, if prior to shareholder approval of the merger, ADAM enters into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any “takeover proposal” (as defined on page 57) with respect to a “superior proposal” (as defined on page 57), provided that ADAM pays the termination fee referred to below and concurrently enters into such agreement.

Termination Fees and Expenses
     ADAM is required to pay Ebix a $3.5 million termination fee if the merger agreement has been terminated because:
•	the ADAM board of directors, or any committee thereof, makes, withdraws, amends, modifies, or materially qualifies, in a manner adverse to Ebix, any public statement inconsistent with its recommendation that ADAM’s shareholders vote in favor of the merger;

•	prior to shareholder approval of the merger, ADAM enters into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any “takeover proposal” (as defined on page 57) with respect to a “superior proposal” (as defined on page 57), provided that ADAM pays the termination fee and concurrently enters into such agreement.

•	ADAM breaches or fails to perform in any material respect its covenants and agreements related to transactions with a buyer other than Ebix as more specifically described in “The Merger Agreement — No Solicitation; Changes in Recommendations” beginning on page 55; or

•	prior to shareholder approval of the merger, (i) ADAM breaches any of its representations, warranties, covenants or agreements in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured prior to March 31, 2011, provided that the non-breaching party must provide 30 days notice of its intent to terminate pursuant to this right or (ii) the merger is not consummated on or before March 31, 2011 (except that this right is not available to any party whose breach of any representation, warranty, covenant or agreement found in the merger agreement has been the cause of, or resulted in, such failure to consummate the merger) or (iii) the required ADAM shareholder vote has not been obtained at the ADAM shareholder meeting or any adjournment or postponement thereof permitted under the merger agreement and, in each case, prior to such termination a takeover proposal shall have been publicly disclosed and not withdrawn and, within twelve months after such termination, ADAM enters into a definitive agreement with respect to a takeover proposal or a takeover proposal has been consummated (provided that, for purposes of the foregoing, the references to “15%” in the definition of takeover proposal on page 56 shall be changed to “50%”).
Ebix is required to pay ADAM a $3.5 million termination fee if the merger agreement has been terminated:
•	by Ebix for a reason other than those expressly provided for in the merger agreement; or

•	by ADAM because of a breach by Ebix of any of its representations, warranties, covenants or agreements in the merger agreement in such a way as would cause one or more of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured prior to March 31, 2010, provided that ADAM has provided 30 days notice of its intent to terminate the merger agreement.
     Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses except as expressly set forth in the merger agreement.
Effect of Termination
     If the merger agreement is terminated as described in “The Merger Agreement—Termination” above, the merger agreement will be void, and there will be no liability or obligation on the part of any party except that:
•	each party will remain liable for fraud or the beach by it of any of its representations, warranties, covenants or other agreements contained in the merger agreement; and

•	designated provisions of the merger agreement, including the provisions relating to confidential treatment of information and the payment of the termination fee and expenses described above, if applicable, will survive termination.
Employee Matters
     The merger agreement provides that:
•	for a period of no less than one year following effective time of the merger, Ebix will use its best efforts to cause the surviving corporation to provide base compensation to ADAM’s employees who continue as employees of the surviving corporation or any affiliate of Ebix so that, at a minimum, the base compensation is reasonably comparable in the aggregate to the base compensation provided by ADAM prior to the merger;

•	for each employee remaining with the combined company or any affiliate of Ebix after the merger, such employee will be immediately eligible to participate, without any waiting period, in all of Ebix’s employee benefit plans, programs, policies and arrangements, including the Ebix 401(k) plan, to the extent that such a plan was in place at ADAM and the employee was eligible at any time prior to the effective date to participate;

•	for each employee remaining with the surviving corporation or any affiliate of Ebix after the merger, such employee will be granted credit for all services with ADAM for purposes of eligibility, benefits, and vesting for all benefits;

•	for each new plan an employee of ADAM that becomes an employee of the combined company providing medical, dental, pharmaceutical, vision, and/or disability benefits, all pre-existing condition exclusions and actively-at-work requirements of such new plan will be waived for such employee and his or her covered dependents, and Ebix will cause all eligible expenses incurred by such employee and his or her covered dependents to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents as if such amounts had been paid in accordance with such new plan;

•	each employee remaining with the combined company or any affiliate of Ebix after the merger will be required to execute Ebix’s standard agreements related to employment, including a confidentiality and non competition agreement; and

•	each employee remaining with the combined company or any affiliate of Ebix after the merger will be subject to Ebix’s policies related to vacation, sick leave and paid time off.
Indemnification and Insurance
     The merger agreement provides that for six years after the effective time of the merger:
•	all rights to indemnification, advancement of expenses, and exculpation existing as of the date of the merger agreement in favor of present and former ADAM directors or officers (and those individuals serving as a director or officer of another entity at the request of ADAM) for acts or omissions prior to the effective time of the merger shall be assumed by the surviving corporation and survive the merger;

•	to the fullest extent permitted under applicable law, Ebix and the surviving corporation shall indemnify, defend and hold harmless present and former officers and directors of ADAM (and those individuals serving as a director or officer of another entity at the request of ADAM) against all losses (including reimbursement of legal expenses) arising out of their actions as an officer or director occurring at or prior to the effective time of the merger (including in connection with the negotiation of the merger); and

•	Ebix will cause the surviving corporation to maintain the current officers’ and directors’ liability insurance policies in place at the effective time of the merger, if available, or if not, the surviving corporation will purchase “tail” officers’ and directors’ liability insurance policies with at least the same coverage and amounts and containing terms and conditions not less advantageous than ADAM’s existing directors’ and officers’ liability insurance. If Ebix cannot purchase these policies for 200% or less of the annual premium paid by ADAM for its existing insurance, the surviving corporation will obtain that amount of coverage obtainable for 200% of ADAM’s existing premium.
Amendment; Extension and Waiver
     Subject to applicable law:
•	the merger agreement may be amended by the parties in writing at any time prior to the effective time of the merger, however, after approval by ADAM’s shareholders of the merger, the merger agreement may not be amended in a manner that would require further approval by ADAM’s shareholders unless the parties obtain such approval; and

•	at any time before the effective time of the merger, a party may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance by the other party with any covenant, agreement or condition in the merger agreement.
Governing Law
     The merger agreement is governed by and construed in accordance with the laws of the State of Georgia with respect to matters, issues, and questions relating to the merger or the duties of the boards of directors of ADAM and Eden Acquisition Sub, Inc. and the laws of the State of Delaware with respect to matters, issues, and questions relating to the duties of the board of directors of Ebix with respect to all other matters, issues and questions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

INFORMATION ABOUT THE COMPANIES
EBIX
          Ebix, Inc. was founded in 1976 as Delphi Systems, Inc., a California corporation. In December 2003, the company changed its name to Ebix, Inc. Ebix is listed on the The NASDAQ Stock Market.
          Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems, and exchanges to custom software development for all entities involved in the insurance and financial industries.
          Ebix’s goal is to be the leading powerhouse of backend insurance transactions in the world. Ebix’s technology vision is to focus on convergence of all insurance channels, processes, and entities in a manner such that data can seamlessly flow once a data entry has been made.
          Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design, and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.
          Ebix has recently made a number of strategic acquisitions.
          Effective September 1, 2010, Ebix acquired all of the stock of Brazilian-based USIX Technology, S.A. for total net cash consideration of $7.6 million. USIX Technology provides broker systems and related services for insurance carriers across Brazil. The former shareholders of USIX Technology retain the right to earn up to an additional $5.8 million if certain revenue targets are achieved over the two-year period subsequent to the acquisition. Ebix funded this acquisition with internal resources using available cash reserves.
          Effective July 1, 2010, Ebix acquired all of the stock of Singapore-based E-Trek Solutions PTE Ltd. for total net cash consideration of $1.0 million. E-Trek Solutions provides underwriting and claims processing services for the insurance industry in Singapore. The former shareholders of E-Trek Solutions retain the right to earn up to an additional $1.0 million if certain revenue targets are achieved over the two-year period subsequent to the acquisition. Ebix funded this acquisition with internal resources using available cash reserves.
          Effective May 20, 2010, Ebix acquired Houston, Texas-based Connective Technologies, Inc. through an asset purchase for total net cash consideration of $1.3 million. Connective Technologies is a premier provider of on-demand software solutions for property and casualty insurance carriers in the United States. The former owners of Connective Technologies retain the right to earn up to an additional $4.0 million if certain revenue targets are achieved over the two-year period subsequent to the acquisition. Ebix funded this acquisition with internal resources using available cash reserves.
          Effective April 1, 2010, Ebix acquired all of the stock of Australian-based Trades Monitor for total net cash consideration of $2.7 million. Trades Monitor provides specialized insurance related software to the Australian insurance industry. The former shareholders of Trades Monitor retain the right to earn an additional $458 thousand if certain incremental revenue targets are achieved by the two-year anniversary date of the business acquisition. Ebix funded this acquisition with internal resources using available cash reserves.
          Effective January 15, 2010, Ebix acquired all of the stock of Brazilian-based MCN Technology & Consulting for total net cash consideration of $2.9 million. MCN provides software development and consulting services for insurance companies, insurance brokers, and financial institutions. The former shareholders of MCN retain the right to earn up to an additional $2.0 million if certain incremental revenue targets are achieved at the two-year anniversary date of the business acquisition. Ebix funded this acquisition with internal resources using available cash reserves.
          Effective October 1, 2009, Ebix acquired E-Z Data, Inc. E-Z Data was a leading industry provider of on-demand customer relationship management solutions for insurance companies, brokers, agents, investment dealers, and financial advisors. Ebix acquired the business operations and intellectual property of E-Z Data for an aggregate purchase price of $50.53 million paid to E-Z Data’s shareholders consisting of cash consideration in the amount of $25.53 million paid at closing and $25.00 million in shares of Ebix common stock valued at the average market closing price for the three most recent days prior to September 30, 2009. Ebix funded the cash portion of the purchase price for this business acquisition using the proceeds from Ebix’s two convertible promissory notes issued in late August 2009.
          Effective October 1, 2009, Ebix acquired Peak Performance Solutions, Inc. Ebix paid Peak’s shareholders $8.0 million in cash for all of Peak’s outstanding stock. Peak provides comprehensive, end-to-end insurance software and technology solutions to insurance companies and self-insured entities for workers’ compensation claims processing, risk management administration, and managed care tracking. Peak’s shareholders also retain the right to earn up to $1.5 million of future additional cash compensation if certain revenue targets are achieved during the 2010 calendar year. Ebix funded this acquisition with internal resources using available cash reserves.
          Effective May 1, 2009, Ebix acquired Facts, Inc., a leading provider of fully-automated software solutions for healthcare payers specializing in claims processing, employee benefits, and managed care. Facts’ products are available in either an application service provider or self-hosted model. Ebix paid the Facts shareholders $7.0 million in cash for all of Facts’ stock. Ebix financed this acquisition with internal resources using available cash reserves.
          Effective November 24, 2008, Ebix acquired ConfirmNet Corporation. Ebix paid ConfirmNet shareholders $7.4 million for all of ConfirmNet’s stock. The ConfirmNet shareholders earned an additional $3.1 million for meeting certain revenue objectives which was paid in the first quarter of 2009, and retain the right to earn up to an additional $3.2 million at the one year anniversary date of the acquisition if certain revenue targets of the ConfirmNet division of Ebix are met.
          Effective August 1, 2008, Ebix acquired Acclamation Systems, Inc. Ebix paid Acclamation shareholders $22 million for all of Acclamation’s stock. Acclamation’s shareholders also retain the right to earn up to $3 million in additional cash consideration over the two-year period following the effective date of the acquisition if specific revenue targets of Ebix’s Health Benefits division are achieved. Ebix financed this acquisition using a combination of available cash reserves and the proceeds from the issuance of convertible debt.
          Effective April 28, 2008, Ebix acquired Periculum Services Group, a provider of certificate of insurance tracking services. Ebix acquired all of the stock of Periculum for a payment of $1.1 million and Periculum’s shareholders earned, and Ebix paid, an additional $200,000 for meeting certain revenue objectives. Ebix financed this acquisition using available cash. The operating results of Periculum, which is a component of Ebix’s BPO channel, have been included in Ebix’s reported net income starting in the second quarter of 2008.
          Effective January 2, 2008, Ebix completed the acquisition of Telstra eBusiness Services Pty Limited, a premier insurance exchange located in Melbourne, Australia. The purchase price was $43.8 million and was financed with a combination of available cash reserves, proceeds from the issuance of convertible debt, proceeds from the sales of unregistered shares of Ebix’s common stock, and funding from Ebix’s revolving line of credit.
          Effective November 1, 2007, Ebix completed the acquisition of IDS Jenquest, Inc., a leader in the certificate of insurance tracking industry located in Hemet, California. The purchase price was $11.25 million and was primarily financed from internal sources using available cash reserves. IDS shareholders retained the right to earn up to $1.0 million in additional payments over one year if certain revenue or operating income targets of the IDS division of Ebix were met. The earn-out of $1.0 million was achieved in the fourth quarter of 2008 and payment was remitted in the first quarter of 2009.
          Ebix has its headquarters in Atlanta, Georgia, and it also has domestic operations in Walnut Creek, San Diego, Hemet, and Pasadena, California; Pittsburgh, Pennsylvania; Portland, Michigan; New York, New York; St. Louis, Missouri; Park City, Utah; Herndon, Virginia; Columbus, Ohio; and Dallas and Houston, Texas. Ebix also has offices in Brazil, Australia, New Zealand, Singapore, Japan, China, and India. In these offices, Ebix employs insurance and technology professionals who provide products, services, support and consultancy to more than 3,000 customers on six continents. Ebix’s focus on quality has enabled its development unit in India to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model Integrated. Ebix has also earned ISO 9001:2000 certifications for both its development and call center units in India.
          Ebix’s revenues are derived from four product or service groups. Presented in tabular format below is the breakout of our revenue streams for each of those product or service groups for the year ended December 31, 2009 and 2008:

	For the Year Ended
	December 31,
(dollar amounts in thousands)	2009	2008
Carrier Systems	$10,624	$11,314
Exchanges	$60,764	$42,711
BPO	$14,698	$8,380
Broker Systems	$11,599	$12,347

Totals	$97,685	$74,752

     For the fiscal year ended December 31, 2009, Ebix had revenues of $97.69 million and net income of $38.82 million. For the six months ended June 30, 2010, Ebix had revenues of $63.81 million and net income of $26.39 million.
     Ebix’s corporate headquarters, including substantially all of its corporate administration and finance functions, is located in Atlanta, Georgia where it leases 15,422 square feet of commercial office space. In addition, Ebix and its subsidiaries lease 5,500 square feet in Park City, Utah, 4,148 square feet in Dallas, Texas, 12,000 square feet in Herndon, Virginia, 10,800 square feet in Hemet, California, 2,156 square feet in Walnut Creek, California, 11,500 square feet in Pittsburgh, Pennsylvania, 673 square feet in St. Louis, Missouri, 5,300 square feet in Portland, Michigan, 7,000 square feet in San Diego, California, 7,800 square feet in Miami, Florida, 25,482 square feet in Pasadena, California, 4,384 square feet in Lynchburg, Virginia, and 5,289 square feet in Columbus, Ohio. Additionally, Ebix leases office space in New Zealand, Australia, Singapore, Canada, Japan, and China for support and sales offices. Ebix owns four facilities in India with total square footage of approximately 65,000 square feet and leases an additional two facilities.
ADAM
          ADAM primarily provides online information and technology solutions for employers, benefits brokers, healthcare organizations, and online media companies.

     In addition to ADAM’s health information and benefits solutions, ADAM also markets a series of anatomy and physiology products for the K-12 and undergraduate educational market.
     Additional information regarding ADAM is contained in Annex C to this Proxy Statement and in ADAM’s filings with the SEC.
     ADAM was incorporated in Georgia in 1990. Its principal executive offices are located at 10 10th Street NE, Atlanta, Georgia, 30309, its telephone number is (404) 604-2757 and its website is www.adam.com . For more information on ADAM, see “Where You Can Find More Information” on page 75.

DESCRIPTION OF EBIX CAPITAL STOCK
     We have summarized below the material terms of Ebix’s capital stock that will be in effect if the merger is completed. The following description of the material terms of the capital stock of Ebix does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of Ebix, which documents are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part and the applicable provisions of the Delaware General Corporation Law. All references within this section to common stock mean the common stock of Ebix unless otherwise noted.
Authorized Capital Stock of Ebix
     The Ebix amended and restated certificate of incorporation provides that the total number of shares of capital stock that may be issued by Ebix is 60,500,000, and the designation, the number of authorized shares, and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares Authorized	Par Value
Common Stock	Common	60,000,000	$0.10
Preferred Stock	Preferred	500,000	$0.10
Description of Ebix Common Stock
Voting Rights
General
     Except as otherwise provided by law or as set forth in the Ebix amended and restated certificate of incorporation or as otherwise provided by any outstanding series of preferred stock, the holders of Ebix common stock will have general voting power on all matters as a single class.
Votes Per Share
     On each matter to be voted on by the holders of Ebix common stock, each outstanding share of Ebix common stock will be entitled to one vote per share.
Cumulative Voting
     Holders of Ebix common stock are not entitled to cumulative voting of their shares in elections of directors.
Liquidation Rights
     In the event of a voluntary or involuntary liquidation, dissolution or winding up of Ebix, the prior rights of Ebix’s creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets of Ebix on a pro rata basis.
Dividends
     Shares of Ebix common stock are entitled to participate equally in dividends when and as dividends may be declared by the Ebix board of directors out of funds legally available for the payment of dividends.
Preemptive Rights
     No holder of shares of any class or series of capital stock of Ebix will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Ebix.

Transfer Agent and Registrar
     The transfer agent and registrar for Ebix common stock is The Bank of New York Mellon Corporation.
Anti-Takeover Provisions
     The Delaware General Corporation Law (the “DGCL”), the Ebix amended and restated certificate of incorporation, and amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of Ebix, including an acquisition of Ebix by means of a tender offer, an acquisition of Ebix by means of a proxy contest and removal of Ebix’s incumbent officers and directors, without the support of the board of directors of Ebix. A summary of these provisions follows.
Shareholder Meetings
     Under the Ebix amended and restated bylaws, the Ebix board of directors or a committee of the Ebix board of directors duly designated by the board of directors to call a meeting and holders of not less than ten percent of common stock able to cast votes at a special meeting may call special meetings of shareholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.
Elimination of Shareholder Action by Written Consent
     Ebix’s amended and restated certificate of incorporation allows shareholder action to be taken not only at an annual or a special meeting of shareholders but also permits shareholders to act by written consent.
Undesignated Preferred Stock
     Ebix’s amended and restated certificate of incorporation authorizes the issuance of undesignated or “blank check” preferred stock. The authorization of blank check preferred stock makes it possible for the Ebix board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Ebix. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Ebix.
Amendment of Charter or Bylaw Provisions
     The amendment of any of the above provisions would require approval by holders of at least a majority of the outstanding common stock.
Description of Ebix Preferred Stock
     Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as are stated and expressed in the Ebix amended and restated certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by the board of directors.
     The board of directors has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things:
•	the number of shares and the distinctive designation of the series;

•	the voting power, if any;

•	dividend rights;

•	redemption rights;

•	liquidation preferences;

•	conversion rights; and

•	any other relative rights, preferences and limitations.

COMPARISON OF RIGHTS OF EBIX SHAREHOLDERS AND ADAM SHAREHOLDERS
     This section describes material differences between the rights of holders of Ebix’s common stock and the rights of holders of ADAM common stock. This summary is not intended to be a complete discussion of Ebix’s certificate of incorporation and bylaws is qualified in its entirety by reference to the applicable document and applicable Delaware law. This summary is not intended to be a complete discussion of the articles of incorporation and bylaws of ADAM and is qualified in its entirety by reference to the applicable document and applicable Georgia law.
     Ebix is incorporated under the laws of the State of Delaware and ADAM is incorporated under the laws of the State of Georgia. Therefore, any differences in the rights of holders of Ebix’s capital stock and ADAM’s common stock arise primarily from differences in their respective certificate and articles of incorporation and bylaws as well as with respect to the laws of their respective states of incorporation. Upon completion of the merger, holders of ADAM common stock will become holders of Ebix’s common stock and their rights will be governed by Delaware law and Ebix’s amended and restated certificate of incorporation and bylaws. The following discussion summarizes material differences between the rights of Ebix’s shareholders and ADAM shareholders under the respective certificate and articles of incorporation and bylaws of Ebix and of ADAM. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

EBIX	ADAM

AUTHORIZED CAPITAL STOCK

Authorized Shares. Ebix is authorized under its certificate of incorporation to issue 60,000,000 shares of common stock, par value $0.10 per share, and 500,000 shares of preferred stock, par value $0.10 per share.
Preferred Stock. Ebix’s certificate of incorporation provides that shares of preferred stock, in one or more series or otherwise, may be issued by its board of directors. The board may fix voting powers, designations, and relative, participating, optional, conversion, redemption and other rights and qualifications, limitations and restrictions upon those rights. No shares of preferred stock have been issued.
Authorized Shares. ADAM is authorized under its articles of incorporation to issue 20,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Preferred Stock. ADAM’s articles of incorporation provide that ADAM’s board of directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for the change in the number of, shares of any particular series of preferred stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of preferred stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the board of directors with respect to each series of preferred stock includes, but not be limited to, setting or changing the following:
     (i) the dividend rate, if any, on shares of such series, the times of payment, and the date from which dividends shall be accumulated, if dividends are to be cumulative;

     (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;
     (iii) the obligation, if any, of the corporation to redeem shares of such series pursuant to a sinking fund;
     (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the term of adjustment, if any;
     (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;
     (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; and
     (vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

CLASSIFICATION, NUMBER AND ELECTION OF DIRECTORS

The Ebix board of directors currently consists of one class of directors with each director serving a one-year term. The Ebix bylaws provide that its board of directors will consist of not fewer than four or more than eight directors, such number to be fixed by the board of directors from time to time.
ADAM’s board of directors is currently divided into three classes, with each class serving a staggered three-year term. ADAM’s bylaws provide that number of directors on serving board of directors will consist of such number to be fixed by resolution of the majority the board of directors from time to time.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

General. Delaware law provides that any vacancy in the board of directors shall be filled as the bylaws provide or in the absence of such provision, by the board of directors or other governing body. If, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any shareholder or shareholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or
General. Georgia law provides that any vacancy in the board of directors shall be filled as the articles of incorporation or a bylaw approved by the shareholders provide or, in the absence of such provision, by the shareholders or the board of directors. If the directors remaining in office constitute fewer than a quorum of the board, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors.
Georgia law provides that a director may be removed by the shareholders at a meeting called for the purpose replace the directors selected by the directors then in office.
Any vacancy in the Ebix board of directors, including vacancies resulting from any increase in the authorized number of directors, may be filled by a vote of the directors then in office, even if less than a quorum exists, or by the sole remaining director.
Ebix’s bylaws provide that any director may be removed with or without cause by majority vote of the holders of the outstanding shares entitled to vote for the election of directors.
of removing the director, and that shareholders may remove a director with or without cause.
Subject to the rights holders of preferred stock, a vacancy on ADAM’s board of directors (including vacancies resulting from death, resignation, retirement, disqualification or removal from office with or without cause)) shall be filled exclusively by the board of directors and shall serve until the next annual meeting.
Subject to the rights holders of preferred stock, any or all directors on ADAM’s board may be removed by a supermajority vote of the board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Ebix’s board of directors, by resolution passed by a majority of the board of directors, may designate one or more committees, each committee to consist of one or more members of the board. To the extent permitted by law, any such committee shall have the powers and authority granted to it by the board of directors; provided, however, no such committee shall have any power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease, or exchange of all or substantially all of the Ebix’s property and assets, recommending to the shareholders a dissolution of Ebix or a revocation of a dissolution, or amending the bylaws, and unless the resolution of the board expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Ebix currently has an audit committee and a nominating and corporate governance committee.
ADAM’s board of directors may, in its discretion, appoint committees, each consisting of one or more directors, which shall have and may exercise such delegated powers as shall be conferred on or authorized by the resolutions appointing them, except that no such committee may: (1) approve or propose to shareholders action that the Georgia Business Corporation Code requires to be approved by shareholders, (2) fill vacancies on the board of directors or any of its committees, (3) amend the articles of incorporation of ADAM pursuant to Section 14-2-1002 of the Georgia Business Corporation Code, (4) adopt, amend, or repeal ADAM’s bylaws, or (5) approve a plan of merger not requiring shareholder approval. A majority of any such committee may determine its action, fix the time and place of its meetings, and determine its rules of procedure. Each committee shall keep minutes of its proceedings and actions and shall report regularly to the board of directors. ADAM’s board of directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

General. Under Delaware law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).
General. Under Georgia law, an amendment to the articles of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s articles of incorporation, bylaws or the board of directors).

Ebix’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law.	ADAM’s articles of incorporation may be amended in accordance with the general provisions of Georgia law except that the affirmative vote of at least 75% of the shares of ADAM common stock entitled to vote generally in the election of directors, voting as a single group, is required to alter, amend, or repeal the articles of incorporation or adopt any provisions inconsistent with the provisions in ADAM’s articles of incorporation relating to director liability and the number of directors, the classified board structure, the number of directors, removal of directors, and filing of vacancies on the board of directors.
AMENDMENTS TO BYLAWS

General. Under Delaware law, shareholders entitled to vote have the power to adopt, amend, or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors.
General. Under Georgia law, the board of directors may amend or repeal the bylaws and adopt new bylaws unless such power is expressly reserved by Georgia law or the articles of incorporation, or unless shareholders have passed or repealed a bylaw together with a statement that the board may not amend or repeal that bylaw.

Ebix’s bylaws provide that the bylaws may be amended, adopted or repealed: (i) by Ebix’s board of directors, by vote of a majority of the number of directors then in office as directors, acting at any meeting of the board of directors or (ii) by the shareholders, by the vote of a majority of the outstanding shares of voting stock of Ebix, at an annual meeting of shareholders, without previous notice, or at any special meeting of shareholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting: provided, however, that Section 2.02 of the bylaws (relating to special meetings) can only be amended if the amendment of that Section would not conflict with Ebix’s certificate of incorporation. Any bylaw made or altered by the shareholders may be altered or repealed by the board of directors or may be altered or repealed by the shareholders.
ADAM’s bylaws may be altered, amended, repealed or new bylaws adopted by ADAM’s board of directors by the affirmative vote of a majority of all directors then holding office, but any bylaws adopted by ADAM’s board of directors may be altered, amended, repealed, or any new bylaws adopted, by ADAM’s shareholders at an annual or special meeting of the shareholders, when notice of any such proposed alteration, amendment, repeal,or addition shall have been given in the notice of such meeting. ADAM’s shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended, or repealed by the board of directors. Except as otherwise provided in ADAM’s articles of incorporation or bylaws, action by ADAM’s shareholders with respect to the bylaws shall be taken by an affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, voting as a single voting group.

Notwithstanding anything herein to the contrary, Article II of ADAM’s bylaws (relating to directors) shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of a majority of the entire board of directors or of the holders of at least 75% of the shares of ADAM entitled to vote generally in the election of directors, voting as a single voting group.
ABILITY TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders of Ebix for any purpose or purposes may be called at any time by the board of directors or by a committee of the board of	Special meetings of the shareholders may be called by ADAM’s board of directors, by the chairman of ADAM’s board of directors, by ADAM’s President, or directors that has been duly designated by the board of directors and whose powers and authority, as provided in a resolution of the board of directors or in Ebix’s bylaws, includes the power to call such meetings, or by holders of at least 10% of the Ebix common stock able to vote at such meeting, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of shareholders may be called by any other person or persons specified in any provisions of Ebix’s certificate of incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of Delaware (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.
by ADAM upon written request (which request shall set forth the purpose or purposes of the meeting) of the shareholders of record of outstanding shares representing more than 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed annual meeting.
NOTICE OF SHAREHOLDER ACTION

A written notice must be given prior to any meeting. which shall state the place, date and time of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called and by or at whose direction the meeting is called. The written notice must be given no less than 10 nor more than 60 days before the date of the meeting
Pursuant to ADAM’s bylaws, a written notice must be provided prior to any meeting. The written notice must be provided by ADAM’s secretary prior to the meeting and shall state the time and place (and, for a special meeting, the objective of the meeting). The written notice must be given no less than 10 nor more than 60 days before the date of the meeting. If ADAM’s secretary fails to provide notice within 20 days after the call of the meeting, the person calling or requesting such meeting, or any person designated by them, may give such notice.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

General. Under Delaware law, a corporation may generally indemnify any person who was made a party to a proceeding due to his or her service at the request of the corporation (other than an action by or in the right of the corporation) for actions taken in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation; and with respect to any criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful.
General. Under Georgia law, a corporation may generally indemnify a director who was made a party to a proceeding due to his or her service as a director of the corporation (other than an action by or in the right of the corporation or actions with respect to conduct for which the director was adjudged liable for improper receipt of a personal benefit whether or not involving an action in his or her capacity) for actions taken in good faith and, with respect to actions take in the director’s official capacity, in a manner the director reasonably believed to be in the best interests of the corporation; and with respect to any criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful. A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in defending a proceeding against reasonable expenses. A Georgia corporation may indemnify and advance expenses to officers, agents and employees to the same extent as directors and to such further extent specified by the articles of incorporation, the bylaws, a contract or the board of directors, except for liability arising out of conduct that amounts to appropriation, in violation of his or her duties, of a business opportunity, intentional misconduct, knowing violations of law, or receipt of an improper personal benefit.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.
In addition, Georgia law provides that a corporation may, before final disposition of a proceeding, advance to a director or officer funds to pay reasonable expenses incurred in defending any action if he or she delivers a written affirmation of his or her good faith belief that the applicable standard of conduct has been met and an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Ebix’s certificate of incorporation provides that director shall not be personally liable to Ebix or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director: (i) for any breach of his duty of loyalty to Ebix or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.
ADAM’s bylaws provide that it shall indemnify to the fullest extent permitted by the Georgia Business Corporation Code, and to the extent that applicable law from time to time in effect shall permit indemnification that is broader than provided in ADAM’s bylaws, then to the maximum extent authorized by law, any individuals made a party to a proceeding (as defined in the Georgia Business Corporation Code) because he is or was a director or officer against liability (as defined in the Georgia Business Corporation Code), incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

ADAM has the power to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding (as defined in the Georgia Business Corporation Code) because he is or was an employee or agent of the Company against liability (as defined in the Georgia Business Corporation Code), incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

ADAM shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding, and shall have the authority to pay for or reimburse the reasonable expenses of an employee or agent of ADAM who is a party to a proceeding, in each case in advance of the final disposition of a proceeding if:

     (a) such person furnishes ADAM a written affirmation of his good faith belief that he has met the standard of conduct set forth in the paragraphs above, as applicable; and
     (b) such person furnishes ADAM a written undertaking, executed personally on his behalf to repay any advances if it is ultimately determined that he is not entitled to indemnification.
The written undertaking required by paragraph (b) above must be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make repayment.
The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in ADAM’s bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of incorporation, provision of these bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

LEGAL MATTERS
          The legality of the shares of Ebix common stock to be issued to ADAM shareholders upon consummation of the merger as described in this Proxy Statement/Prospectus will be passed upon by Carlton Fields, P.A., Atlanta, Georgia.
EXPERTS
          The consolidated financial statements as of Ebix, Inc. as of December 31, 2008 and 2009 and for the years then ended appearing in Ebix’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Ebix’s internal control over financial reporting as of December 31, 2009 have been audited by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
          The consolidated financial statements of Ebix, Inc. included in Ebix, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Habif, Arogeti & Wynne, LLP, an independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports on the authority of such said firm as experts in auditing and accounting.
          The audited consolidated financial statements of A.D.A.M., Inc. as of December 31, 2009 and 2008 and for each of the two years then ended included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.
FUTURE SHAREHOLDER PROPOSALS
          ADAM will hold a 2011 annual meeting of ADAM shareholders only if the merger is not completed. The deadline for receipt by ADAM’s Secretary of shareholder proposals for inclusion in ADAM’s proxy materials for the 2011 annual meeting (if it is held) is December 3, 2010. In connection with any matter to be proposed by a ADAM shareholder at the 2011 annual meeting, but not proposed for inclusion in ADAM’s proxy materials, the proxy holders designated by ADAM for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by ADAM at its principal executive office not less than 60 days prior to the meeting.
WHERE YOU CAN FIND MORE INFORMATION
          Ebix and ADAM file annual, quarterly, and current reports, Proxy Statement/Prospectuss, and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, Proxy Statement/Prospectuss, and other information regarding issuers, including Ebix and ADAM, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Proxy Statement/Prospectus.
          Ebix has filed with the SEC a registration statement under the Securities Act of 1933 of which this Proxy Statement/Prospectus forms a part that registers the shares of Ebix common stock to be issued to ADAM shareholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Ebix and the common stock of Ebix. The rules and regulations of the SEC allow Ebix to omit certain information included in the registration statement from this Proxy Statement/Prospectus.
          In addition, the SEC allows Ebix to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by information included directly in this Proxy Statement/Prospectus or incorporated by reference subsequent to the date of this Proxy Statement/Prospectus as described below.
          This Proxy Statement/Prospectus incorporates by reference the documents listed below that have previously been filed by Ebix with the SEC (excluding any current reports on Form 8-K, or portions thereof, to the extent disclosure is furnished and not filed) that are not included in or delivered with this Proxy Statement/Prospectus.
EBIX SEC Filings (SEC File No. 000-15946; CIK#: 0000814549)
•	Annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2010, and June 30, 2010; and

•	Current reports on Form 8-K, or amendments thereto, filed on April 7, 2010, May 11, 2010, August 10, 2010, and August 31, 2010.

•	The description of Ebix common stock that is contained in the Registration Statement on Form 8-A dated June 5, 1987 filed under the Securities Exchange Act of 1934, and all amendments and reports that were filed by Ebix to update the description.
          In addition, Ebix incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the date of the ADAM special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this Proxy Statement/Prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
          You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from Ebix by requesting them in writing or by telephone at the following address:
Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
Attn: Investor Relations
(678) 281-2027
          In addition, you may obtain copies of this information by making a request through Ebix’s investor relations department by sending an email to investor@ebix.com.
          If you are a shareholder of ADAM and would like to request documents, please do so by [•][•], 2010 to receive them before the ADAM special meeting. If you request any documents from Ebix, Ebix will mail them to you by first class mail, or another equally prompt means, within one business day after Ebix receives your request.
          This document is a Prospectus of Ebix and is a Proxy Statement/Prospectus of ADAM for the ADAM special meeting. Neither Ebix nor ADAM has authorized anyone to give any information or make any representation about the merger or Ebix or ADAM that is different from, or in addition to, that contained in this Proxy Statement/Prospectus or in any of the materials that Ebix has incorporated by reference into this Proxy

Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A
The representations and warranties described below and included in the merger agreement were made by Ebix and ADAM to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Ebix and ADAM in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Ebix and ADAM rather than establishing matters as facts. The merger agreement is described in this Proxy Statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Ebix, ADAM or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Ebix or ADAM, and you should read the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement for information regarding Ebix and ADAM and their respective businesses.

AGREEMENT AND PLAN OF MERGER
by and among
EBIX, INC.
and
A.D.A.M., INC.
and
EDEN ACQUISITION SUB, INC.
dated as of
August 29, 2010

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 29, 2010, by and among A.DA.M., INC., a Georgia corporation (the “Company”), EBIX, INC., a Delaware corporation (“Parent”), and EDEN ACQUISITION SUB, INC., a Georgia corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) approved and declared advisable the “plan of merger” (as such term is used in Section 14-2-1104 of the GBCC (as defined below) contained in this Agreement, and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of this Agreement by the stockholders of the Company;
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the GBCC as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Carlton Fields, P.A., Suite 3000, 1201 West Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.
Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificates of Merger”) attached hereto substantially in the form of Exhibit A to be executed, acknowledged and filed with the Secretary of State of the State of Georgia in accordance with the relevant provisions of the GBCC. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Georgia or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the GBCC (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04 Effects of the Merger. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the amended and restated articles of incorporation of Merger Sub; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
Effect of the Merger on Capital Stock
Section 2.01 Treatment of Company Common Stock. At the Effective Time, the shares of Company Common Stock (each, a “Share” and collectively, the “Shares”) shall be treated as follows:
(a) Cancellation of Certain Company Common Stock. Each Share that is owned by the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries (collectively, the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.01(a)) will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio, as it may be adjusted pursuant to the terms of this Agreement (the “Per Share Consideration”, and together with cash in lieu of fractional shares pursuant to Section 2.02, the “Merger Consideration”). Upon such conversion at the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each share of Company Common Stock shall thereafter only represent the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.06, in each case without interest, upon the surrender of such share in accordance with the terms hereof.
(c) All Shares outstanding at the Effective Time and converted into Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares (a “Certificate”) and non-certificated Shares represented by a book entry (the “Book-Entry Shares”) shall thereafter represent the right to receive, with respect to each underlying Share, (i) the consideration to which such holder may be entitled pursuant to this Section 2.01, (ii) any dividends and other distributions in accordance with Section 2.03(g) and (iii) any cash to be paid in lieu of any fractional Parent Share in accordance with Section 2.02.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of Parent or the outstanding Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, or any similar transaction or event, the Merger Consideration, the Exchange Ratio and any other similarly dependent items described herein, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.
(e) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Section 2.02 No Fractional Shares.
(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.02, a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.01 representing the Merger Consideration over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.01 (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of this cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at the then prevailing prices on NASDAQ in the manner provided in the following paragraph.
(b) The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent reasonably practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust (after the sale of all Excess Shares) by a fraction, the numerator of which is the amount of the fractional shares to which such former holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all former holders of Shares would otherwise be entitled.

(c) As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such former holders of Shares without interest, subject to and in accordance with Section 2.03.
Section 2.03 Exchange of Certificates.
(a) Prior to the Mailing Date, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Parent shall pay all costs, fees, and expenses incurred in connection with the retention and engagement of the Exchange Agent. In connection with the foregoing, Parent and Merger Sub shall enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.03.
(b) As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of Certificates or Book-Entry Shares (other than any holder which has previously and properly surrendered all of its Certificate(s) to the Exchange Agent in accordance with this Section 2.03) (each, an “Electing Shareholder”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares in exchange for the Merger Consideration.
(c) Immediately prior to the Effective Time, Parent shall (1) issue and deposit or cause to be deposited with the Exchange Agent to be held in trust for the holders of Company Common Stock, evidence of shares in book-entry form in compliance with the Parent’s certificate of incorporation and all applicable Laws, representing Parent Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Common Stock, and to make any dividends or other distributions pursuant to Section 2.03(g), in each case, to be paid in respect of the Certificates and the Book-Entry Shares by holders thereof who have properly delivered to the Exchange Agent their Company Common Stock. Any cash and Parent Shares deposited with the Exchange

Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Parent, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.01 and Section 2.02 out of the Exchange Fund. Until used for that purpose, the cash portion of the Exchange Fund shall be invested by the Exchange Agent in short-term obligations of or guaranteed by the United States of America or short-term obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, short-term certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with commercial banks which have capital, surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided, that no such investment or losses thereon shall affect the Merger Consideration payable to former holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional cash funds to the Exchange Agent for the benefit of the former holders of Company Common Stock in the amount of any such losses. The Exchange Fund shall not be used for any purpose other than the foregoing.
(d) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender of a Certificate or Book-Entry Share to the Exchange Agent together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (A) one or more Parent Shares which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.01 (after taking into account all Shares then held by such holder) and (B) a check in the amount equal to any cash that such holder has the right to receive in lieu of any fractional Shares pursuant to Section 2.02 and any dividends and other distributions pursuant to Section 2.03(g), in each case, less any required withholding taxes. The Merger Consideration shall be paid as promptly as reasonably practicable after receipt by the Exchange Agent of the Certificate or Book-Entry Share and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares in accordance with Section 2.02 hereof or on any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to Shares converted in the Merger.
(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter. If, after the Effective Time, any Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, each such share shall be cancelled and exchanged for the Merger Consideration provided for in this Article II in accordance with the terms hereof. In the event of a transfer of ownership of any Share prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such Share shall be paid to the transferee of such share if the Certificate or Book-Entry Share that previously represented such share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law.
(g) No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.03. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
Section 2.04 Termination of Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation or, if so directed by the Surviving Corporation, to Parent. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each Share formerly held by such shareholder as determined pursuant to this Agreement without any interest thereon, and Parent and the Surviving Corporation shall be responsible with respect to such payment. Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.
Section 2.06 Treatment of Stock Options and Other Stock-based Compensation.
(a) The Company shall take all requisite action so that, as of the Effective Time, each option to acquire Shares (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time and vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, shall vest in its entirety and shall be simultaneously cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such Company Stock Option, multiplied by (y) the excess, if any, of $5.95 above the per share exercise price under such Company Stock Option. Promptly following the Closing, Parent shall pay to the Surviving Corporation cash in an amount sufficient to make the payments described in this Section 2.06(a), and the Surviving Corporation shall promptly cause such amounts to be paid to the holders of Company Stock Options, less any applicable withholding Taxes, in accordance with this Section 2.06(a).
(b) At the Effective Time, the CS Warrant shall in accordance with its terms, cease to represent a right to acquire Shares and shall be converted, at the Effective Time, into a right to acquire shares of Parent Common Stock (the “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms thereof; provided, that (i) the number of shares of Parent Common Stock subject to the Converted Warrant shall be equal to the product of (i) the Exchange Ratio multiplied by (ii) the number of Shares subject to the CS Warrant immediately prior to the Effective Time, with any fractional shares of Parent Common Stock rounded down to the next lower whole number, and (ii) the Converted Warrant shall have an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Common Stock subject to the CS Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents.

(c) All restricted stock awards (“Restricted Stock Awards”) outstanding under the Company Stock Plans shall vest in their entirety on an accelerated basis contingent upon and immediately prior to the Closing Date.
(d) At or prior to the Effective Time, the Company, its board of directors and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents, if required) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.06.
(e) Nothing set forth herein shall restrict the rights of holders of options or warrants to purchase Company Common Stock upon exercise thereof prior to the Effective Time.
Section 2.07 Dissenters Rights. This Agreement and the transactions contemplated hereby do not provide any holder of Company Common Stock “dissenters rights” as such term is defined under Article 13 of the GBCC.
Section 2.08 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.
ARTICLE III
Representations and Warranties of the Company
Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.01 Organization; Standing and Power; Charter Documents; Minutes
(a) Organization; Standing and Power. The Company is a corporation, duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company. The Company is not in violation of any of the provisions of its Charter Documents.
(c) Minutes. The Company has made available to Parent true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board since April 1, 2007.
(d) Subsidiaries. The Company has no Subsidiaries.
Section 3.02 Capital Structure.
(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 20,000,000 Shares and (ii) 10,100,000 shares of preferred stock, par value $.01 per share, of the Company, of which 100,000 shares have been designated as Series B Preferred Stock (the “Company Preferred Stock”). As of August 25, 2010, (v) 9,971,360 Shares were issued and outstanding, (w) 14,284 additional Shares are restricted pursuant to Restricted Stock Awards, (x) 269,759 Shares were issued and held by the Company in its treasury, (y) the CS Warrant to purchase 411,667 Shares and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and through the date hereof, no additional Shares or shares of Company Preferred Stock have been issued other than the issuance of Shares upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. As of the date of this Agreement, 100,000 shares of Series B Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated as of June 29, 2009 (as amended from time to time) (the “Rights Agreement”).

(b) Stock Awards.
(i) As of August 25, 2010, an aggregate of 2,117,202 Shares were subject to issuance pursuant to Company Stock Options or lapse of restrictions of Company Stock Awards granted under 1992 Stock Option Plan and the 2002 Stock Incentive Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”). Section 3.02(b)(i) of the Company Disclosure Letter sets forth a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of Shares subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All Shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, other awards issued or granted under any Company Stock Plan, and the Warrants, as of the date hereof, there are no outstanding (x) securities of the Company convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (y) options, warrants or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (z) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding Shares, all outstanding Company Equity Awards, all other awards outstanding under any Company Stock Plan, all outstanding Warrants, and all outstanding shares of capital stock, and voting securities, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
(iii) Except as set forth in the Warrants, there are no outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities.
(c) Voting Debt. No bonds, debentures, notes or other indebtedness issued by the Company having the right to vote on any matters on which stockholders or equityholders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right).

Section 3.03 Authority; Non-contravention; Governmental Consents.
(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.
(b) Non-contravention. Except for the as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) subject to compliance with the requirements set forth in clauses (i) through (vi) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval, conflict with or violate any Law applicable to the Company, or any of its respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Company Material Contract or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia; (ii) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 14-2-1104 of the GBCC) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the GBCC, (iii) directed that the “plan of merger” contained in this Agreement be submitted to Company’s stockholders for approval, and (iv) resolved to recommend that Company stockholders adopt the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.
(e) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Section 14-2-1132 of the GBCC) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained Section 14-2-1132 of the GBCC applicable to a “business combination” (as defined in such Section 14-2-1131 of the GBCC) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2007 (the “Company SEC Documents”). The Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.
(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2009 contained in the Company SEC Documents filed prior to the date hereof and the unaudited balance sheet of the Company dated as of June 30, 2010 contained in the Company SEC Documents filed prior to the date hereof are hereinafter referred to collectively as the “Company Balance Sheets”. The Company does not have any Liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP other than Liabilities that (i) are reflected or recorded on the Company Balance Sheets (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheets in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) Off-balance Sheet Arrangements. The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance; NASDAQ Standards. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheets, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business and there has not been or occurred:
(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01; or
(c) since June 30, 2010, incurred any material liabilities or any material payments except in the ordinary course of business, consistent with past practice.
Section 3.06 Taxes.
(a) Tax Returns and Payment of Taxes. The Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company through the date of such financial statements. The Company has not incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company for any Tax period ending after April 1, 2007.
(c) Withholding. The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.
(d) Liens. There are no Liens for material Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.
(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any taxing authority against the Company and remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company.
(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.
(g) Tax Rulings. The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
(h) Change in Accounting Method. The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.
(i) Post-Closing Tax Items. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(j) Ownership Changes. As of the date hereof, without regard to this Agreement, the Company has not undergone an “ownership change” within the meaning of Section 382 of the Code.

(k) US Real Property Holding Corporation. The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(l) Section 355. The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(m) Reportable Transactions. The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
Section 3.07 Intellectual Property.
(a) Certain Owned Company IP. Section 3.07(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents; (iii) all material invention disclosures within the last two years; (iv) all material registered Copyrights; (v) all material Internet domain names; and (vi) all material Software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software).
(b) Good Standing. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company has made all prosecution and maintenance payments and all filings currently due or required to be filed (extensions or grace periods not being available), to prosecute and maintain each item of registered, issued and applied for material Owned Company IP; (ii) the Company has taken appropriate steps to ensure compliance with all applicable Laws and regulations relating to patent marking requirements with respect to all such Company Owned IP, and all such Company Owned IP is duly registered, issued and/or filed in the name of the Company, as applicable; and (iii) all registrations of Owned Company IP are currently in good standing and the correct chain of title has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office and the U.S. Copyright Office, against each item of registered, issued or applied for, Owned Company IP.
(c) Enforceability. The Company’s title in all Owned Company IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any material Trademarks included in the Owned Company IP and, to the Knowledge of the Company, no false statements have been made in connection with the filing, prosecution or maintenance of any Patents included in the Owned Company IP, except where such allegations or statements would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Contracts (i) granting to the Company a license, covenant not to sue or any other interest in, or any right to use or exploit any Licensed Company IP that is material to the Company taken as a whole, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software, or (ii) under which the Company has granted to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Owned Company IP that is material to the Company and its Subsidiaries taken as a whole (such agreements, the “Company IP Agreements”). The Company has not granted any rights exclusively under any Owned Company IP, other than under Owned Company IP that is not necessary for the conduct of the business of the Company as currently conducted. No Company IP Agreement may be unilaterally terminated by any third party which is a party to such Agreement as a result of the consummation of the transactions provided for herein, or such third party has granted the Company, as applicable, a written waiver of any such right of termination, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Sufficiency of Company IP. The Company owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of the Company as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) No Liens. The Company owns all right, title and interest in the Owned Company IP free and clear of all Liens other than Permitted Liens. No material license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company will be payable by Parent following the Closing to any such Person for the use or exploitation of such Owned Company IP.
(g) Protection of Trade Secrets. The Company has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are comprised by the Owned Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) No Infringement of Owned Company IP. To the Knowledge of the Company, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating any Owned Company IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i) IP Legal Actions and Orders. As of the date hereof, there is no Legal Action pending or, to the Knowledge of the Company, threatened with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its or their current products or services or otherwise by the conduct of the Company’s businesses; (ii) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company of such Owned Company IP; or (iii) any claim contesting the Company’s rights with respect to any Licensed Company IP except in the case of clauses (i), (ii) and (iii) for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company is not subject to any Order that restricts or impairs the use of any Company IP, except (x) for any such Order that is generally applicable to Persons engaged in the businesses engaged in by the Company or (y) where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.
(a) Compliance. The Company is and, since April 1, 2007, has been in compliance with, all Laws or Orders applicable to the Company or by which the Company or any of its respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2007, no Governmental Entity has issued any notice or notification stating that the Company is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Permits. The Company holds, to the extent legally required to operate its respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is and, since April 1, 2007, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.09 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $100,000, and (b) does not seek material injunctive or other material non-monetary relief. The Company is not subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Needham & Company, LLC (the “Company Financial Advisor”), pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
Section 3.11 Related Party Transactions. Except as provided in Section 3.11 of the Company Disclosure Letter, no executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of their respective assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.12 Employee Matters.
(a) Employee Plans. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each material employment (excluding offer letters), severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, consultant or director of the Company (each, a “Company Employee”), or with respect to which the Company has or may have any material Liability (collectively, the “Company Employee Plans”).
(b) Documents. The Company has made available to Parent correct and complete copies of all Company Employee Agreements with the executive officers of the Company and all material Company Employee Plan documents, if any, in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, and (v) the current summary plan description for each Company Employee Plan.

(c) Employee Plan Compliance. (i) Each Company Employee Plan in the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code, except for any administrative non-compliance which may be corrected pursuant to the IRS’ Employee Plans Compliance Resolution System, and to the Knowledge of the Company, each Company Employee Plan outside of the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened; (iii) the Company has timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan; (iv) except to the extent limited by applicable Law, each Company Employee Plan (other than a Company Employee Plan constituting a Contract between the Company and a Company Employee) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; and (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan.
(d) Plan Liabilities. None of the Company or any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulation relating to employee benefit plans generally.
(e) Certain Company Employee Plans. With respect to each Company Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code:
(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code;
(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;
(iii) no condition or event currently exists that would be reasonably likely to result in any material Liability to the Company or any Company ERISA Affiliate under Title IV of ERISA (other than for premiums to the Pension Benefit Guaranty Corporation);
(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan; and
(v) no such plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

(f) No Post-Employment Obligations. No Company Employee Plan currently provides for any Liability of the Company to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law or any Company Employee Agreement.
(g) Plan Audits. There is no pending or, to the Company’s Knowledge, threatened Legal Action relating to a Company Employee Plan, and no Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(h) Section 409A Compliance. From April 1, 2007, to the date hereof, each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(i) Health Care Compliance. The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
(j) Effect of Transaction. Section 3.12(j) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or “parachute payment” within the meaning of Section 280G(b)(2) of the Code) that is reasonably likely to become due to any current or former employee of the Company under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting of any such material benefits under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All employer and employee contributions that are due with respect to the Company’s 401(k) plan prior to the Closing Date have been made or properly accrued. Except as disclosed in Section 3.12(j) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not, directly or indirectly, constitute an event under any Company Employee Plan or Company Employee Agreement with respect to any Company Employee that will or is reasonably likely to result in the payment or provision of any benefit in an amount which will or is reasonably likely to be characterized or deemed as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(k) Employment Law Matters. The Company: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(l) Labor. The Company is not a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed within the United States is pending, threatened or has occurred in the last three years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last three years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.13 Real Property and Personal Property Matters.
(a) Owned Real Estate. The Company does not have any Owned Real Estate

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good leasehold title to the Leased Real Estate free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company has not entered into with any other Person any sublease, license or other agreement that is material to the Company, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company thereof leases or licenses, as tenant, any Leased Real Estate.
(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.
Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.
(b) The Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.
(c) The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15 Material Contracts.
(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of its assets are bound (excluding any Leases):
(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;
(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) employee of the Company providing for an annual base salary in excess of $75,000;
(iii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, taken as a whole, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;
(iv) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;
(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company after the date of this Agreement of assets with a fair market value in excess of $50,000;
(vi) any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;
(vii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;
(viii) any partnership, joint venture or similar Contract that is material to the Company taken as a whole;
(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000, other than (x) accounts receivables and payables and (y) loans;
(x) any employee collective bargaining agreement or other Contract with any labor union;
(xi) any Contract with a customer of the Company providing for annual revenue in excess of $200,000;
(xii) any Company IP Agreement.

(xiii) any other Contract under which the Company is obligated to make payment or incur costs in excess of $75,000 in any year and which is not otherwise described in (or excluded from) clauses (i)—(xii) above; or
(xiv) any Contract which is not otherwise described in (or excluded form) clauses (i)-(xiii) above that provides for annual payments to or from the Company in excess of $75,000 in any year, and listed on Section 3.15(b) of the Company Disclosure Letter.
(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Material Contracts and identifies each subsection(s) of Section 3.15(a) that lists such Company Material Contract. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.
(c) No Breach. (i) Each of the Company Material Contracts is valid and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.
Section 3.16 Proxy Statement/Prospectus. None of the information included or incorporated by reference in the Proxy Statement/Prospectus, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.17 Rights Agreement. The Rights Agreement has been amended (a copy of which amendment has been provided to Parent prior to the date hereof), such that the execution of this Agreement and the consummation of the transactions contemplated hereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Agreement), (ii) result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement, (iii) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable, or (iv) enable the Company to exchange any Rights for Shares pursuant to the Rights Agreement. No Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement) or similar event has occurred or will occur by reason of (a) the adoption, approval, execution or delivery of this Agreement, (b) the public announcement of such adoption, approval, execution or delivery, or (c) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 3.18 Change of Control. Except as set forth in Section 3.18 of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not, either alone or in combination with some other event (such as termination of employment) (a) result in any payment (including severance, unemployment compensation, Tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or under any Company Stock Plan, agreement or otherwise, (b) materially increase any benefits otherwise payable under any Company Stock Plan, agreement or otherwise or (c) result in the acceleration of the time of payment, exercise or vesting of any such benefits.
Section 3.19 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company Board has reviewed the opinion of the Company Financial Advisor as part of its process of approving the transactions contemplated by this Agreement.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-contravention; Governmental Consents.
(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the GBCC. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.
(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(v) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (ii) the filing of the Form S-4 with the SEC in accordance with the Exchange Act, and such reports under the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Capital Structure. The authorized capital stock of the Parent consists of: (i) 60,000,000 shares of common stock, par value $.10 per share (the “Parent Common Stock”) and (ii) 500,000 shares of preferred stock, par value $.10 per share, of the Company (the “Parent Preferred Stock”). As of the date of this Agreement, (x) 35,074,968 shares of Parent Common Stock were issued and outstanding, (y) no shares of Parent Common Stock were issued and held by the Company in its treasury and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and through the date hereof. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.
Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.
(a) SEC Filings. The Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2007 (the “Parent SEC Documents”). The Parent has made available to Parent all such Parent SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.
(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.
(d) Disclosure Controls and Procedures. The Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Parent required under the Exchange Act with respect to such reports. The Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Parent Board and on Section 3.04(d) of the Parent Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(e) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Absence of Certain Changes or Events. Since December 31, 2009, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any Parent Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have a Parent Material Adverse Effect.
Section 4.06 Proxy Statement/Prospectus. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Proxy Statement/Prospectus, will, at the date such Proxy Statement/Prospectus is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.07 Financial Capability. Parent has or has access to, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to perform the obligations of Parent and Merger Sub contemplated by this Agreement.
Section 4.08 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 4.09 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

ARTICLE V
Covenants
Section 5.01 Conduct of Business of the Company. The Company shall, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);
(b) (i) split, combine or reclassify any Company Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;
(c) issue, sell, pledge, dispose of or encumber any Company Securities, other than (i) the issuance of Shares in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, (ii) the issuance of Company Equity Awards and the issuance of Shares upon the exercise of such Company Equity Awards (other than directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice, (iv) the issuance of Shares upon exercise of any warrant that is outstanding as of the date of this Agreement;
(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees (unless such promotion is required as a result of the departure of an officer or employee and the annual amount to be paid to such newly promoted officer or employee is not higher than the compensation paid to the departed officer or employee), (iv) hire any new employee whose base yearly salary is in excess of $75,000 (unless such hire is required as a result of the departure of an employee and the annual amount to be paid to such new hire is not substantially higher than the compensation paid to the departed employee) or (v) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, except in all cases as required by Law, made as part of any annual renewal of Company Employee Benefit Plans (provided that the terms of such plans remain reasonably consistent with the Company Employee Plans then in existence), or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;
(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise); provided that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets not being used or being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice and other than with respect to Funded Debt;
(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;
(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company of any amount exceeding $70,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k) (i) settle or compromise any material Tax claim, audit or assessment for an amount in excess of any amounts reserved for such claim, audit or assessment on the Company’s most recent balance sheet included in the Company SEC Documents, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;
(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;
(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 14-2-1132 of the GBCC, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
(n) enter into any Contract with a competitor of Parent that is listed on Section 5.01(n) of the Parent Disclosure Letter;
(o) incur any material liability or make any material payment except in the ordinary course of business consistent with past practice, or for transaction expenses paid out of the Company’s cash on hand at or prior to the Effective Time; or
(p) agree or commit to do any of the foregoing.
Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Confidentiality.
(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.
(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain confidentiality agreement dated July 2, 2009, between Parent and the Company (as amended, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.04 No Solicitation.
(a) The Company shall not and shall not authorize or permit its directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company, to afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 14-2-1112 of the GBCC, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.04(a), prior to the receipt of the Company Stockholder Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c), (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action could reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.
(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or for access to the business, properties, assets, books or records of the Company by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least seventy-two (72) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Except as set forth in this Section 5.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at anytime prior to the receipt of the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall use its reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.
Section 5.05 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Shareholder Meeting.
(a) As promptly as practicable following the date of this Agreement, the Company shall prepare (with Parent’s reasonable cooperation) the proxy statement portion of the Proxy Statement/Prospectus and Parent shall prepare (with the Company’s reasonable cooperation) the prospectus portion of the Proxy Statement/Prospectus and file with the SEC a registration statement on Form S-4 (the “Form S-4”). Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Proxy Statement/Prospectus, the Form S-4 or any related matters. The Form S-4 shall not be filed without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned. The Proxy Statement/Prospectus will be included within the Form S-4 filed with the SEC. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of Parent Shares in the Merger as contemplated by this Agreement and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock as may be reasonably requested in connection with any such action and in connection with the preparation, filing and distribution of the Form S-4. If at any time prior to the Effective Time any event occurs or information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock.
(b) In addition to their obligations pursuant to Section 5.05(a), Parent and the Company shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “blue sky” laws and Regulations thereunder and provide each other with copies of any such filings. Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement/Prospectus or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 shall be filed without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned.
(c) The Company shall (i) take all action in accordance with the federal securities laws, the GBCC, and the Company’s Charter Documents necessary to the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval (and any authority needed to adjourn or postpone the Company Stockholders Meeting) following (x) the date the Form S-4 is declared effective under the Securities Act and (y) the expiration or termination of the waiting period under the HSR Act; provided that no action is pending by any Governmental Entity seeking to enjoin or prevent the consummation of the Merger (such date, the “Antitrust Clearance Date”), and (ii) use its reasonable best efforts to obtain the Company Stockholder Approval (except to the extent the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.04) and, subject to Section 5.04, include in the Proxy Statement/Prospectus the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed in definitive form to the holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to convene the Company Stockholders Meeting promptly after the Antitrust Clearance Date.

(d) Notwithstanding anything to the contrary contained in this Agreement, subject to the Company’s right to terminate this Agreement pursuant to Article VII, the Company may adjourn or postpone the Company Stockholders Meeting solely (i) to ensure that the holders of Company Common Stock are provided with any supplement or amendment to the Proxy Statement/Prospectus sufficiently in advance of the vote to be held at the Company Stockholders Meeting, (ii) if there are insufficient Shares represented (either in person or by proxy) to vote in favor of a proposal to approve and adopt this Agreement or to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iii) from time to time, as may be necessary, to a date or dates that occur subsequent to the Antitrust Clearance Date if the Antitrust Clearance Date has not occurred on the date that is five (5) Business Days prior to the applicable scheduled date of the Company Stockholders Meeting.
Section 5.06 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Action commenced, or to such party’s knowledge, threatened, against the Company or Parent or any of its Subsidiaries, as applicable, that is related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) of this Agreement (in the case of the Company) or Section 6.03(a), Section 6.03(b) or Section 6.03(c) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or the Parent Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(a).

Section 5.07 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and each person who served as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of or for the benefit of the Company (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms for a period of six years, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.07(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the prior written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).
(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.
(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.07.
Section 5.08 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).
(b) Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.
(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Afiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.
Section 5.09 Necessary Consents. Prior to Closing, the Company shall use its reasonable best efforts to obtain all reasonably required consents from third parties under the Material Contracts due to the Merger as well as other consents necessary for the operation of the business after the Merger.
Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.11 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 5.12 Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 5.13 Resignation. On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Effective Time, of each member of the Board of Directors of the Company and, to the extent requested by the Parent, each officer of the Company, and shall take such other action as is necessary to accomplish the foregoing. For the avoidance of doubt, the parties acknowledge and agree that the resignation by either Mark Adams or Chris Joe in accordance with the preceding sentence shall constitute “With Good Reason” (as such term is defined in the Executive Agreements).
Section 5.14 Certain Tax Matters.
(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
(b) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time.

Section 5.15 Rights Agreement. Prior to the earlier of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the Rights Agreement in any manner or take any other action so as to (a) render the Rights Agreement inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement, (b) permit any person or group who would otherwise be an Acquiring Person (as defined in the Rights Agreement) not to be an Acquiring Person, (c) provide that a Distribution Date or Triggering Event (as such terms are defined in the Rights Agreement) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights (as defined in the Rights Agreement). The Company and its Board of Directors shall take all action to ensure that the Rights Agreement is and, through the Effective Time, will be inapplicable to Parent and Merger Sub, this Agreement, the Merger and the transactions contemplated hereby. Pursuant to the amendment of the Rights Agreement contemplated in Section 3.17 hereof, the rights under the Rights Agreement shall expire immediately prior to the Effective Time.
Section 5.16 Parent Non-Competition. Between the date of this Agreement and the Effective Time, Parent shall not, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any Contract with a competitor of the Company.
Section 5.17 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
Section 5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 5.19 Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the NASDAQ prior to the Effective Time.

Section 5.20 Employee Benefits
(a) Immediately following the Effective Time, and for a period of no less than one year thereafter, Parent shall use its best efforts to provide or cause the Surviving Corporation to provide base compensation to Company employees who continue as employees of the Surviving Corporation or any Affiliate on or after the Effective Time (the “Continuing Employees”) so that, at a minimum, the base compensation so provided is reasonably comparable in the aggregate to the base compensation provided by the Company immediately before the Effective Time.
(b) Immediately following the Effective Time: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans, programs, policies and arrangements sponsored by Parent and its subsidiaries, including, without limitation, Parents 401(k) plan (such plans, collectively, the “New Plans”) to the extent coverage under such plan replaces coverage under a comparable Company Employee Plan in which such employee was eligible to participate immediately before or at any time after the Effective Time (such plans, collectively, the “Old Plans”); (ii) Continuing Employees shall be granted credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility, benefits, and vesting for all benefits; (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause all eligible expenses incurred by such employee and his or her covered dependents to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents as if such amounts had been paid in accordance with such New Plan; (iv) each Continuing Employee will be required to execute all of Parent’s standard agreements related to his or her employment, including, without limitation, confidentiality and non competition agreement; and (v) each Continuing Employee will be subject to the Parent’s policies related to vacation, sick leave, and paid time off.
Section 5.21 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

ARTICLE VI
Conditions
Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Company Stockholder Approval.
(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.
(c) Form S-4. The Form S-4 (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any “stop order,” and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing or have been threatened and be unresolved.
(d) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
(e) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Georgia) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(f) Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.
Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.02(c) (last sentence), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), and Section 3.02(c) (last sentence) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.04(b) Section 3.05(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).
(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.
(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.
Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
(a) Representations and warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect, or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(d) Officers’ Certificate. The Company shall have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a), Section 6.03(a) and Section 6.03(c).
ARTICLE VII
Termination, Amendment and Waiver
Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.
Section 7.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:
(a) notwithstanding any approval of this Agreement by the stockholders of the Company, if the Merger has not been consummated on or before March 31, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;
(b) notwithstanding any approval of this Agreement by the stockholders of the Company, if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or
(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (including any adjournment or postponement thereof) and the Company Stockholder Approval shall not have been obtained at such meeting.

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 7.03(a); or
(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b).
Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):
(a) if prior to the receipt of the Company Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or
(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(a), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b).

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
Section 7.06 Fees and Expenses Following Termination.
(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.
(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Termination Fee.
(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), provided that the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (x) Section 7.02(a) hereof and provided that the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within 12 (twelve) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within 12 (twelve) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).
(d) If this Agreement is terminated by Parent pursuant to any reason not set forth in Section 7.01, Section 7.02, Section 7.03 or Section 7.04, or if this Agreement is terminated by the Company pursuant to Section 7.04(b), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.
(e) The Company and Parent acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions the Company, Parent and Merger Sub would not have entered into this Agreement. If any party shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company or the Company makes a claim against Parent that results in a judgment against Parent, either the Company or Parent, as applicable, shall pay to other party the reasonable costs and expenses of the other party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company or Parent be obligated to pay the Termination Fee on more than one occasion.
(f) Upon payment of the Termination Fee by the Company pursuant to Section 7.06(a), Section 7.06(b) or Section 7.06(c), the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby and the Termination Fee shall be Parent and Merger Sub’s sole and exclusive remedy under this Agreement, provided that nothing herein shall release the Company from liability for breach of the Confidentiality Agreement or fraud. Upon payment of the Termination Fee by Parent pursuant to Section 7.06(d), Parent shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby and the Termination Fee shall be the Company’s sole and exclusive remedy under this Agreement, provided that nothing herein shall release Parent from liability for breach of the Confidentiality Agreement or fraud.

(g) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.
Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.
Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII
Miscellaneous
Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Adjustment Event” means the failure of the Company to pay in full, at or prior to the Closing, (i) the Funded Debt out of its cash on hand, (ii) the expenses of the Company Financial Advisor in excess of $650,000 prior to the Closing out of its cash on hand or (iii) all legal fees incurred by the Company in connection with the Company’s obligations under Section 5.05 out of its cash on hand.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” has the meaning set forth in Section 3.03(c).
“Antitrust Clearance Date” has the meaning set forth in Section 5.05(c).
“Book-Entry Shares” has the meaning set forth in Section 2.01(c).
“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Atlanta, Georgia are authorized or required by Law or other governmental action to close.
“Cancelled Shares” has the meaning set forth in Section 2.01(a).
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificates of Merger” has the meaning set forth in Section 1.03.
“Charter Documents” has the meaning set forth in Section 3.01(b).
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).
“Company Balance Sheets” has the meaning set forth in Section 3.04(e).
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.03(d).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.
“Company Employee” has the meaning set forth in Section 3.12(a).
“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.
“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.
“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code.
“Company Financial Advisor” has the meaning set forth in Section 3.10.
“Company IP” means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.
“Company IP Agreements” has the meaning set forth in Section 3.07(d).
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate; (e) any change in the market price for or trading volume of the Company’s publicly-traded stock; (f) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; or (g) the failure of the Company to meet internal or external projections, forecasts or estimates of earnings, revenues or any other financial measure (regardless of whether such projections were made by the Company or independent third parties), or the issuance of revised projections that are not as optimistic as those in existence on the date hereof; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.
“Company Material Contract” has the meaning set forth in Section 3.15(a).
“Company Preferred Stock” shall have the meaning set forth in Section 3.02(a).
“Company SEC Documents” has the meaning set forth in Section 3.04(a).
“Company Securities” has the meaning set forth in Section 3.02(b)(ii).
“Company Stock Award” shall mean each restricted unit award and other right, contingent or accrued, to acquire or receive Shares or benefits measured by the value of such shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under any Company stock award plan, other than Company Stock Options.

“Company Stock Option” has the meaning set forth in Section 2.06(a).
“Company Stock Plans” has the meaning set forth in Section 3.02(b)(i).
“Company Stockholder Approval” shall mean the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote to approve this Agreement and the plan of merger in accordance with the GBCC and the Charter Documents.
“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 5.03.
“Consent” has the meaning set forth in Section 3.03(c).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.
“Converted Warrant” has the meaning set forth in Section 2.06(b).
“CS Warrant” means that certain Warrant to Purchase Common Stock dated December 31, 2008 and issued by the Company to CS CF Equity I, LLC.
“Effective Time” has the meaning set forth in Section 1.03.
“End Date” has the meaning set forth in Section 7.02(a).
“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Shares” has the meaning set forth in Section 2.02(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.03(a).
“Exchange Fund” has the meaning set forth in Section 2.03(c).
“Exchange Ratio” equals 0.3122; provided, however, that if an Adjustment Event occurs, then the Exchange Ratio shall equal a ratio the numerator of which is the Merger Consideration Value divided by $19.06 and the denominator of which is the number of issued and outstanding Shares immediately prior to the Effective Time. If an Adjustment Event occurs, then the Exchange Ratio is subject to change between the date hereof and the Effective Time.
“Executive Agreements” means that certain Second Amended and Restated Employment Agreement between the Company and Mark Adams dated February 24, 2010, as amended, and that certain Employment Agreement between the Company and Chris Joe dated November 4, 2009.
“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.
“Form S-4” shall have the meaning set forth in Section 5.05(a).
“Funded Debt” at any date shall mean the sum of (without duplication) all indebtedness (other than letters of credit, to the extent undrawn) consisting of bankers’ acceptances or indebtedness to any bank for borrowed money.
“GAAP” has the meaning set forth in Section 3.04(b).
“GBCC” has the meaning set forth in Section 1.01.
“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).
“Governmental Entity” has the meaning set forth in Section 3.03(c).
“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.07(a).
“Indemnifying Parties” has the meaning set forth in Section 5.07(b).
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other similar rights throughout the world (“Copyrights”); (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation (collectively, “Software”); (g) Internet domain names; and in each case of (a) to (f) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any officer or director, after due inquiry.
“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.
“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.
“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.
“Legal Action” has the meaning set forth in Section 3.09.
“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Licensed Company IP” means all Company IP that is not owned solely or jointly by the Company or any of its Subsidiaries, and that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any Contract entered into with the sole owner, or one or more joint owner(s), of such Company IP.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.
“Mailing Date” has the meaning set forth in Section 2.02(a).
“Maximum Premium” has the meaning set forth in Section 5.07(c).
“Merger” has the meaning set forth in Section 1.01.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Consideration” has the meaning set forth in Section 2.01(b).
“Merger Consideration Value” shall equal $65,350,000 minus (i) $5,071,000 with respect to payment for the Company Stock Options as set forth in Section 2.06(a) (which dollar amount shall be proportionally reduced to the extent any such Company Stock Options are exercised, forfeited or cancelled prior to the Effective Time), minus (ii) $947,000 with respect to the conversion of the CS Warrant as set forth in Section 2.06(b) (which dollar amount shall be proportionally reduced to the extent the CS Warrant is exercised, forfeited or cancelled prior to the Effective Time), minus (iii) any Funded Debt owed by the Company as of the Closing Date to the extent not paid by the Company at or prior to the Closing out of its cash on hand, minus (iv) the expenses of the Company Financial Advisor in excess of $650,000 to the extent not paid by the Company at or prior to the Closing out of its cash on hand, minus (v) all legal fees to the special meeting incurred by the Company in connection with the Company’s obligations under Section 5.05 to the extent not paid by the Company at or prior to the Closing out of its cash on hand.
“Notice Period” has the meaning set forth in Section 5.04(d).
“Order” has the meaning set forth in Section 3.09.
“Owned Company IP” means all Company IP that is not Licensed Company IP.
“Owned Real Estate” shall mean any real estate owned by Company, together with all buildings, structures, fixtures and improvements thereon and all of Company’s rights thereto.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” has the meaning set forth in Section 4.03.
“Parent Disclosure Letter” means the disclosure letter, dated the date of this Agreement and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is individually or in the aggregate, materially adverse to (i) the business, results of operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, or (ii) the ability of the Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Parent Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Parent and its Subsidiaries operate; (e) any change in the market price for or trading volume of the Parent’s publicly-traded stock; (f) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; or (g) the failure of the Parent to meet internal or external projections, forecasts or estimates of earnings, revenues or any other financial measure (regardless of whether such projections were made by the Parent or independent third parties), or the issuance of revised projections that are not as optimistic as those in existence on the date hereof; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent that such event, change or effect has a disproportionate effect on the Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Parent and its Subsidiaries conduct their businesses
“Parent Preferred Stock” has the meaning set forth in Section 4.03.
“Parent SEC Documents” has the meaning set forth in Section 4.04(a).
“Parent Share” shall mean a share of Parent Common Stock.
“Permits” has the meaning set forth in Section 3.08(b).
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Proposal” means any proposal, bid, request for equitable adjustment, contract change proposal, proposal for modification or indirect cost submission on a Government Contract.
“Proxy Statement/Prospectus” means the proxy statement and prospectus related to the transactions contemplated by this agreement and the Company Stockholders Meeting (as may be amended or supplemented from time to time).
“Real Estate” means the Owned Real Estate and the Leased Real Estate.
“Representatives” has the meaning set forth in Section 5.04(a).
“Restricted Stock Awards” has the meaning set forth in Section 2.06(c).
“Rights Agreement” has the meaning set forth in Section 3.02(a).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).
“SEC” has the means the United States Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 3.04(a).
“Share(s)” has the meaning set forth in Section 2.01.
“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 5.04(d).
“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means $3,500,000.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“U.S. Government” shall mean any United States Governmental Entity, agency or body, including United States Government corporations and non-appropriated fund activities.
“Voting Debt” has the meaning set forth in Section 3.02(c).
Section 8.02 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with (a) the Laws of the State of Georgia with respect to matters, issues and questions relating to the Merger or the duties of the Board of Directors of the Company or Merger Sub and (b) the Laws of the State of Delaware with respect to matters, issues and questions relating to the duties of the Board of Directors of Parent and with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal Court of the United States of America sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.
Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Ebix, Inc.
5 Concourse Parkway, Suite 3200
Atlanta, Georgia 30328
Facsimile:
Attention: Robin Raina

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Carlton Fields, P.A. 1201 West Peachtree Street, Suite 3000 Atlanta, Georgia 30309 Facsimile: 404-815-3415 Attention: Charles M. Harrell, Jr.

If to the Company, to:	A.D.A.M., Inc. 10 10th Street NE, Suite 525 Atlanta, Georgia 30309-3848 Facsimile: Attention:

with a copy (which will not constitute notice to the Company) to:	DLA Piper LLP (US) 1201 West Peachtree Street, Suite 2800 Atlanta, Georgia 30309 Facsimile: Attention: Richard G. Greenstein
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or the Parent Disclosure Letter), the statements in the body of this Agreement will control.
Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.07 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 8.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

A.D.A.M., INC.
By	/s/ Robert S. Cramer, Jr.
	Name:	Robert S. Cramer, Jr.
	Title:	Chairman

EBIX, INC.
By	/s/ Robin Raina
	Name:	Robin Raina
	Title:	President and CEO

EDEN ACQUISITION SUB, INC.
By	/s/ Robin Raina
	Name:	Robin Raina
	Title:	President

Annex B
August 29, 2010
Board of Directors
A.D.A.M., Inc.
10 10th Street, NE, Suite 525
Atlanta, GA 30309
Gentlemen:
     We understand that Ebix, Inc. (“Parent”), A.D.A.M., Inc. (the “Company”), and a wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will continue as a wholly-owned subsidiary of Parent (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.
     Pursuant to the proposed Merger Agreement, we understand that, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than shares owned by the Company or any subsidiary of the Company) will be converted into the right to receive a number of shares of common stock, par value $.10 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (such number of shares so issuable, the “Consideration”). As defined in the Agreement, the Exchange Ratio equals 0.3122; provided, however, that the Exchange Ratio will be subject to adjustment under certain circumstances, as set forth in the Agreement.
     You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders pursuant to the Merger Agreement.
     For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated August 28, 2010; (ii) reviewed certain publicly available information concerning Parent and the Company and certain other relevant financial and operating data of Parent and the Company furnished to us by Parent and the Company; (iii) reviewed the historical stock prices and trading volumes of Parent Common Stock and Company Common Stock; (iv) held discussions with members of management of Parent and the Company concerning the current operations of and future business prospects for Parent and the Company and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain financial forecasts with respect to Parent and the Company prepared by the respective managements of Parent and the Company and held discussions with members of such managements concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.
     In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated August 28, 2010 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Merger. We have also assumed, with your consent, that no adjustment will be made to the initial Exchange Ratio of 0.3122 pursuant to the terms of the Agreement. With respect to the financial forecasts for Parent and the Company provided to us by management, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Parent and the Company and the combined companies, and we have relied, without independent verification, upon the estimates of such management of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. We express no opinion with respect to any of such forecasts (including such cost savings and other synergies) or the assumptions on which they were based.

B-1

     We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parent or the Company nor have we evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company, the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed Merger.
     We are not expressing any opinion as to the value of Parent Common Stock when issued pursuant to the Merger or the prices at which Parent Common Stock or Company Common Stock will actually trade at any time.
     We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to the proposed Merger and have not in the past two years provided investment banking or financial advisory services to Parent. We may in the future provide investment banking and financial advisory services to Parent, the Company and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Parent and the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.
     This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Needham & Company, LLC
Needham & Company, LLC

B-2

Annex C
INFORMATION REGARDING A.D.A.M., INC.

Business	C-2
Security Ownership of Certain Beneficial Owners and Management	C-8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	C-9
Quantitative and Qualitative Disclosures about Market Risk	C-18

Index to Consolidated Financial Statements

Unaudited Financial Statements:
Balance Sheets at June 30, 2010 (unaudited) and December 31, 2009	C-19
Statements of Operations for the Three and Six Months Ended June 30, 2010 and 2009 (unaudited)	C-20
Statement of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2010 (unaudited)	C-21
Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009 (unaudited)	C-22
Notes to Financial Statements (unaudited)	C-23

Audited Financial Statements:
Reports of Independent Registered Public Accounting Firms	C-31
Consolidated Balance Sheets at December 31, 2009 and 2008	C-32
Consolidated Statements of Operations for the years ended December 31, 2009 and 2008	C-33
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2009 and 2008	C-34
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	C-35
Notes to Consolidated Financial Statements	C-36

BUSINESS
     A.D.A.M., Inc. (Nasdaq: ADAM) primarily provides online information and technology solutions for employers, benefits brokers, healthcare organizations and online media companies. Our solutions are divided into two segments:
Health information and health decision support tools that we market to healthcare organizations, online media companies, and Internet search and technology firms; and
Benefits communication tools, that help employees evaluate, select and enroll in various benefit plans, and benefits broker tools that help advisors manage their business, market benefit related products and recommend benefit plans to employers. We market directly to employers with more than 500 employees and to benefits brokers and national agencies with employer clients.
     Our solutions are delivered through a Software as a Service-type model (“SaaS”) that provides rapid and efficient deployment of our products and allows us to integrate third party products and services that we monetize across our network of clients and end users.
     For the end users of our solutions—consumers, employees, patients, and health plan members—our products and services help people to better understand their health, and the benefits plans their employers provide, and make well informed decisions about their healthcare and benefits selections. In addition, we help people understand the relationship between their benefits and the costs associated with them. This connection between financial understanding and benefits choice and use of benefits is increasingly important as consumers are assuming more of the financial responsibilities for their healthcare. For our brokers and employer clients, our solutions provide the platform necessary to communicate, educate and enroll in benefits plans. For our healthcare and consumer health clients, our health information platform provides a broad portfolio of health reference products designed to promote services, build site traffic, and aid in the management of healthcare.
     In addition to our health information and benefits solutions, we also market a series of anatomy and physiology products for the K-12 and undergraduate educational market.
Health Information Solutions
     Our proprietary health information products are derived from what we believe to be one of the largest continually enhanced online consumer health reference information libraries available. The web-based information we provide includes information on diseases, symptoms, treatments, surgical procedures, specialty medicine and topics, and alternative medicine. Our content is enhanced with visuals, animations and other new media providing a graphically rich environment to promote learning retention and interactivity. In addition, we offer a number of health-related applications, such as health risk assessments and other decision support applications that are used by consumers to make informed healthcare decisions.
     We market our health information solutions to a number of market segments, including:
•	Healthcare Providers—hospitals and hospital systems that license our products for use on their consumer and patient-facing web sites. Our products help healthcare providers drive awareness to their services through site traffic, build brand credibility with expert health content offerings, and improve physician loyalty.

•	Health Plans—health plans use our content as part of their overall care management strategies by making our information available to members through their member web sites. Our content helps plan members better understand their health, when to seek advice of a physician and how to live a healthier lifestyle. We also help improve members’ awareness and education on chronic disease conditions.

•	Online Media and Internet Search Providers—national consumer portals, online media organizations and Internet technology companies use our content to build site traffic, enhance their brand and expand their page inventory for advertising.

Healthcare Information Technology—electronic medical record providers and other healthcare technology companies integrate our content into their clinical applications for use in making context-relevant information available to patients and plan members.
     We provide our clients with a flexible approach to the selection and deployment of our products. Through our proprietary content platform, our clients can choose to deploy the entire suite of our information or they can select those modules that are most relevant to their targeted business objectives. Our proprietary health information solutions can be grouped into four categories:
•	Health Reference—a collection of more than 3,600 articles and thousands of medical images that span disease information, treatment, symptoms, injuries, and surgical procedures;

•	Interactive Decision Support—a series of tools designed to attract and engage web site visitors while helping them better understand their healthcare needs. These products help consumers navigate to the right kind of information, assess their health, and educate themselves on health issues to make informed healthcare decisions;

•	Specialty Programs—groupings of our health information designed to help healthcare organizations promote key areas of their business. We offer a number of specialty programs including pregnancy, heart health, chronic conditions, women’s health and complementary and alternative medicine; and

•	Marketing Technologies—many of our clients want to optimize the number and quality of visitors to their organization’s web site. We help healthcare organizations achieve a strong return on investment by providing tools and programs to assist in building and measuring site traffic associated with the deployment and use of our health information. These technologies include embedded XML metadata, web site analytics and other technologies, including mobile.
     Our health information is written by our team of medical writers and editors and is subject to rigorous editorial and quality assurance standards. We use an extensive outside network of leading physicians and specialists from widely respected academic institutions and leading healthcare facilities who review and provide updates to our content on a regular basis. Our health information is also accredited by URAC, a leading third-party accreditation organization that ensures our content meets a high standard of accuracy. We are also a founding member of Hi-Ethics, a coalition of the most widely referenced health web sites and information providers committed to developing industry standards for the quality of consumer health information.
Broker and Employer Solutions
     Our primary product for benefits brokers and employers is Benergy™, a web-based portal for employees that communicates benefits and other company-sponsored information, improves benefits education and selection, automates benefits enrollment, manages healthcare financial accounts, such as Flexible Spending Accounts (FSA), and provides health content and decision support tools to aid in health education and awareness. The tools, information and services offered through Benergy automate and streamline many important human resource (HR) functions so that employers can optimize their time and reduce administrative costs—while providing employees with a high level of access to pertinent benefits and health information. Benefits brokers consider Benergy to be an important part of their service offering to their employer clients. Brokers make available to their clients a Benergy site that is populated with that employer’s specific benefits plan information. In many instances they manage the Benergy site on behalf of their employer client, providing a deeper level of client service.
     Benergy is designed to address the needs of the small-to-mid-size employer (SME) market, which we consider to be those employers employing between 10 and 5,000 employees. Benergy is marketed to benefits brokers who are marketing to employers with typically less than 500 employees, and to employers with more than 500 employees directly through our team of direct sales executives. Brokers and employers enter into annual subscription agreements with us. The broker agreements typically are sold on a tiered, volume-based pricing scenario with minimum annual commitments. Agreements directly with employers are typically priced on a Per Employee Per Month (PEPM) basis. Our broker customer base encompasses a network of more than 300 benefits brokers throughout the United States.

     An important part of our Benergy system is automated, online benefits enrollment. With this application, which is integrated into Benergy, employees can enroll in their benefits plans quickly, easily and online with no paper forms. Once enrolled, employees are able to view their benefits elections and confirmation statements at any time. For the employer, our enrollment application reduces the amount of paperwork and time required by benefits personnel and improves the error rate by electronically feeding enrollment data directly to the carriers. Through the system’s reporting capabilities, employers are able to manage and view enrollment statistics and other vital employee enrollment information at any time.
     Because of the SaaS model we use for Benergy, other products and services that we may obtain from third parties can be efficiently integrated and made available through our Benergy system. Other products and services we currently offer include:
•	Tax-advantaged Health Accounts—these include FSAs, Health Savings Accounts (HSA), Health Reimbursement Accounts (HRA) and Commuter Reimbursement Accounts (CRA); and

•	COBRA Administrative Services—comprehensive administration services for COBRA and for state benefits continuation requirements.
Broker Solutions
     In addition to Benergy, we offer benefits brokers a comprehensive agency management system called AgencyWare™. With AgencyWare, brokers can manage the entire employer client lifecycle, moving prospects through each phase of the sales process, sending requests for proposals (RFPs), preparing client presentations, managing client renewals and commissions, tracking customer service issues and organizing client data. We also offer brokers other tools that improve their communication with their respective clients:
Client Community—a personalized portal that allows brokers to stay in touch with their clients at all times. Through Client Community, the broker can provide each employer 24/7 access to a variety of research tools, employee communications and other services. Client Community is also a two-way workspace where brokers and their clients can share messages and documents in a secure online environment. Directing all of the brokers’ clients to a single online space allows brokers to equip their clients’ HR staff with research tools along with information and news about the brokers’ services.
Advisor Tools—a collection of tools that provide brokers access to research and regulatory information, benchmark reporting, broker-to-broker messaging, regulatory reference materials, and other business tools.
Education
     Our online subscription applications include A.D.A.M. Interactive Anatomy, our primary product for the undergraduate educational market, Interactive Physiology, also sold to the undergraduate market and which we co-market with one of our publisher partners, and a series of subscription products designed for the K-12 market. These applications are hosted on our own servers and delivered via the internet., We sell through our web site, direct sales force and selected international resellers. The development of our digital content is produced with internal and external resources.
Market Opportunity
     We believe the market opportunity for our products and services is significant. Healthcare and benefits choices are becoming increasingly more complex. Consumers are assuming more of the financial responsibilities and healthcare decision-making as employers continue to shift the rising costs of benefits to their employees. At the same time, businesses are faced with increasing pressure to reduce administrative costs and find creative new ways to grow revenue with fewer resources.
     Our health information solutions provide our clients ways to accomplish their business objectives while providing consumers a valuable service. The interactive nature of web-based information products can create stronger affiliations between consumers and healthcare organizations than traditional media and communication tools, at a lower cost. The primary market for our health information is the approximately 2,500 acute care, non-governmental hospitals and health systems with over 100 beds, regional and national health plans, online media organizations, consumer portals that offer health information, and other Internet search and technology companies.
     Our solution for employers, Benergy, reduces costs by making benefits and other company-sponsored information available online, automating complex HR tasks and reducing paperwork. Benergy also helps employees make informed decisions about their health and benefits, which leads to improved productivity and employee satisfaction. Our solutions for benefits brokers provide enhanced value and service to their employer client relationships and tools to automate and manage their agency. The market for Benergy among employers is significant. According to 2008 data, there are over 1.5 million employers in the U.S. We reach employers with less than 500 employees primarily through our benefits broker channel. Currently we have over 300 benefits brokers under contract. We target the approximately 26,000 employers that have between 500 and 5,000 employees through a direct sales team as well as in conjunction with our brokers.
     We believe that our Benergy system is uniquely positioned to take advantage of a paradigm shift in how employee healthcare costs are managed. While the percent of premium paid by employers and employees has remained relatively flat, the underlying trend is toward shifting cost to the employee. According to the Towers Perrin 2009 Healthcare Cost Survey “total health care costs have increased by 33% since 2004, with the employee share increasing by 42% during the same period.” In a 2009 survey conducted by Mercer, the employee benefits consulting firm, nearly half of the 428 employers polled indicated they plan to shift more health costs to employees in 2010. Twenty two percent of the companies in the Mercer study said they planned to switch to a high-deductible or “consumer-directed” health plan. The Kaiser Family Foundation 2009 Employer Health Benefits Annual Survey noted that among businesses offering health benefits to employees in 2010:
•	42 percent plan to increase worker contributions to premiums

•	36 percent plan to raise employees’ deductibles

•	39 percent will boost employees’ share of costs for primary- and specialty-care office visits

•	37 percent will hike employees’ share of prescription drug costs
     The re-alignment of the responsibility for management of employee health care costs from employer to employee will necessitate the provision of tools for employees to make and manage health benefits decisions. We believe that this realignment will be a key driver of our growth over the next several years and allow Benergy, with its proprietary health content, and integrated decision support tools, to be a leading destination for employee directed health administration.
     We believe that our products provide the following benefits to employers:
•	improved health outcomes by providing prevention and wellness information;

•	more efficient utilization of healthcare services and benefits plans through a better understanding of treatment plans and options, and through access to information and decision-support applications;

•	improved compliance with benefits plans and clinical guidelines;

•	reduced provider costs and drug costs through better education and more informed decision-making in regard to utilization of healthcare services;
reduced administration costs related to benefits administration, communication and benefits education to employees; and assistance in identifying at risk employee populations through risk assessment tools which provide increased opportunities to prevent adverse and catastrophic medical conditions.

Customer Support and Client Services
     We believe that delivering quality customer support and client services provides us with a significant opportunity to differentiate ourselves in the marketplace. We believe that a high level of customer support is critical to our overall ability to deliver solutions to our clients. We provide customer support in two categories: (i) professional services, which include implementation and knowledge management (or training) services, and (ii) technical support services. Additionally, we provide hosting services for all of our Benergy clients and some of our Health Information clients.
•	Professional Services—services we may provide our clients include implementation, requirements specification, testing, and knowledge management (or training) services. Additionally, we provide implementation assistance and software and content customization services.

•	Customer Technical Support—we provide comprehensive technical and product-based support to our clients online and through telephone support.
Competition
     The market in which we operate is highly competitive and continually evolving. Some of our competitors have greater technical, product development, marketing, financial and other resources than we do. These organizations may have longer operating histories, greater brand recognition and larger customer bases. We believe other competitive factors in our markets include product pricing, features, ease of implementation and use, and the quality of customer support. We cannot provide assurance that we will be able to compete successfully against these organizations. Our competitors vary by market and type of service and are categorized as follows:
•	Private portal and consumer health content providers such as WebMD Health Corp., StayWell Custom Communications (part of MediMedia USA), EBSCO and Healthwise, Inc.;

•	Public sector, government and non-profit organizations that provide healthcare information without advertising or commercial sponsorships such as the American Medical Association, the Mayo Clinic, the Department of Health and Human Services National Institutes of Health and the American Cancer Society;

•	Wellness and disease management providers, including Healthways, Inc., and SHPS, Inc.; and health information service offerings of health plans and their affiliates such as United Healthcare Group and Aetna;

•	Agency management providers, including Zywave, Inc., Vertafore, Inc., and GBS, Inc.;

•	Benefits communication portal providers, including Enwisen, Inc., Vertafore, Inc. and Automatic Data Processing, Inc.;

•	Online benefits enrollment providers, including ADP, Benetrac, Inc. (now Paychex) and bswift;

•	Human Resource Management Systems (HRMS) providers (not direct competitors), such as Oracle, Lawson, Ceridian, Ultimate Software, Inc. and Paychex; and

•	Consulting firms such as Towers Watson and Hewitt Associates.
Proprietary Rights and Licenses
     We regard our software applications, publications and content assets as proprietary. We rely primarily on a combination of copyright, trademark and trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We have obtained U.S. federal registrations of the trademarks for “A.D.A.M.” and the marks we acquired from Online Benefits Inc. (“OnlineBenefits”), including the service mark “Benergy”, as well as numerous other trademarks, which identify our products. We have also obtained registrations of the “A.D.A.M.” trademark in Australia, Austria, Belgium, The Netherlands, Luxembourg, Chile, China (People’s Republic), Denmark, France, Germany, India, Ireland, Italy, New Zealand, Portugal, South Africa, Sweden, Switzerland and Taiwan. We have acquired and are using a number of registered and unregistered trademarks to identify our products. We are also the owner of a number of domain name registrations.
     We have applied for and/or obtained numerous U.S. copyright registrations and trademarks for our software, publications and content products, including the Nine Month Miracle, Lido, TotalHealth, Medzio, The Inside Story, and Anatomy Practice. Additionally, we have obtained U.S. copyright registrations and trademarks for the products we acquired from OnlineBenefits, including Benergy, Ready...Enroll and Real Value Statement.
     We do not currently hold any patents or have any patent applications pending. There can be no assurance that these protections will be adequate to protect our intellectual property rights or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. We further believe that due to the rapid pace of innovation within the multimedia and software industries, factors such as the technological and creative skills of our personnel and the quality of the content of our products are as important in establishing and maintaining a leadership position within the industry as the various legal protections for our technology.
     We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties and to date no third party has filed an infringement claim against us. However, as the number of products in our industry increases and the functionality of these products overlap, content and software providers, including A.D.A.M., may become increasingly subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products, trademarks or other works of A.D.A.M., or that any assertion will not require us to enter into royalty arrangements or result in costly litigation.
Employees
     As of December 31, 2009, we had 97 employees, 66 of which were employed at our corporate headquarters in Atlanta. Of the total employees, 47 were engaged primarily in product and content development and customer and client services, 36 in sales and marketing and 14 in information technology, finance and administration.
     Our employees are not covered by a collective bargaining agreement and we have experienced no work stoppages. We consider our employee relations to be good. We believe that our future growth and success will depend upon our ability to retain and continue to attract highly skilled and motivated personnel in all areas of our operations.
Properties
     Our headquarters are located in approximately 24,000 square feet of leased office space in Atlanta, Georgia. The term of the lease ends in April 2019. In addition, we lease office space of approximately 36,000 square feet in Uniondale, New York. This lease extends through June 2011.
Legal Proceedings
          We are not a party to any lawsuits or administrative actions pending, or to our knowledge, threatened, which we would expect to have a material adverse effect on our business, financial condition or results of operations.
Corporate Information
     A.D.A.M., Inc. is a Georgia corporation that was incorporated in 1990. Our principal offices are located at 10 10th Street NE, Suite 525, Atlanta, Georgia 30309-3848 and our telephone number is (404) 604-2757.

     Our website address is www.adam.com. Information contained on our website is not a part of, and is not incorporated into, this Report. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing. We make available on our website free of charge copies of materials we file, or furnish to, the Securities and Exchange Commission, or SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. In addition to visiting our website, you may read and copy public reports we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains our reports, proxy and information statements, and other information that we file electronically with the SEC at www.sec.gov.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the ownership of our Common Stock as of October 4, 2010, unless otherwise indicated, by (1) all shareholders known by us to beneficially own more than five percent of the outstanding Common Stock, (2) each of the directors, (3) each executive officer, including those named in the Summary Compensation Table, and (4) all of our directors and executive officers as a group.

	Number of Shares
	Beneficially	Percent of
Name of Beneficial Owner	Owned (1)	Class (2)
MMCAP International Inc. SPC (3)	1,425,010	13.7%
Burnham Asset Management Corporation (3)	606,771	5.8%
Bradley Louis Radoff (3)	925,000	8.9%
Robert S. Cramer, Jr (4)	555,225	5.2%
Mark Adams (5)	429,000	4.0%
Mark Kishel, M.D. (6)	81,126	*
Daniel S. Howe (7)	57,726	*
Clay E. Scarborough (8)	47,726	*
Christopher R. Joe (9)	40,700	*
All executive officers and directors as a group (six persons) (10)	1,211,503	10.7%

*	Less than 1%

(1)	Except as indicated in the footnotes set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares shown as owned by, and the voting power of, individual shareholders include shares which are not currently outstanding but which such shareholders are entitled to acquire or will be entitled to acquire upon consummation of the merger. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by the particular shareholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 10,413,477 shares outstanding on October 4, 2010.

(3)	As reported on a Schedule 13G filed on October 4, 2010 by MMACP International Inc. SPC and MM Asset Management Inc., on an Amended Schedule 13G filed on February 11, 2010 by Burnham Asset Management Corporation and Burnham Securities Inc. and on a Schedule 13G filed on June 10, 2010 by Bradley Louis Radoff.

(4)	Includes 295,571 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

(5)	Includes 427,000 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

(6)	Includes 68,971 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

(7)	Includes 50,571 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

(8)	Includes 40,571 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

(9)	Includes 40,700 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

(10)	Includes 923,384 shares underlying stock options or restricted stock awards that will be cashed out or exchanged upon the merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Any reference to “we,” “us” or “our” refers to ADAM in this section only. This discussion should be read in conjunction with ADAM’s financial statements for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007.
GENERAL
We provide online information and technology solutions for employers, benefits brokers, healthcare organizations and online media companies. For the end users of our solutions—consumers, employees, patients, and health plan members—our products and services help people to better understand their health, and the benefits plans their employers provide, and make well informed decisions about their healthcare and benefits selections. In addition, we help people understand the relationship between their benefits and the costs associated with them. This connection between financial understanding and benefits choice and use of benefits is increasingly important as consumers are assuming more of the financial responsibilities for their healthcare.
Our proprietary health information products are derived from what we believe to be one of the largest continually enhanced online consumer health reference information libraries available. The web-based information we provide includes information on diseases, symptoms, treatments, surgical procedures, specialty medicine and topics, and alternative medicine. Our content is enhanced with visuals, animations and other new media providing a graphically rich environment to promote learning retention and interactivity. In addition, we offer a number of health-related applications, such as health risk assessments and other decision support applications that are used by consumers to make informed healthcare decisions.
Our primary product for benefits brokers and employers is Benergy™, a web-based portal for employees that communicates benefits and other company-sponsored information, improves benefits education and selection, automates benefits enrollment, manages healthcare financial accounts, such as Flexible Spending Accounts, and provides health content and decision support tools to aid in health education and awareness. The tools, information and services offered through Benergy automate and streamline many important human resources functions so that employers can optimize their time and reduce administrative costs—while providing employees with a high level of access to pertinent benefits and health information. Benefits brokers consider Benergy to be an important part of their service offering to their employer clients. Brokers make available to their clients a Benergy site that is populated with that employer’s specific benefits plan information. In many instances they manage the Benergy site on behalf of their employer client, providing a deeper level of client service.
In addition to Benergy, we offer benefits brokers a comprehensive agency management system called AgencyWareTM. With AgencyWare, brokers can manage the entire employer client lifecycle, moving prospects through each phase of the sales process, sending requests for proposals, preparing client presentations, managing client renewals and commissions, tracking customer service issues and organizing client data. We also offer brokers other tools that improve their communication with their respective clients.
Critical Accounting Policies and Estimates
Discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements and the accompanying notes. On an on-going basis, we evaluate our estimates, including those related to product returns, product and content development expenses, bad debts, intangible assets, income taxes and contingencies. We base our estimates on experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition
We derive revenues from the following sources: (1) electronically delivered software, which includes software license and post contract customer support (PCS) revenue; (2) hosted software, which includes software license, hosting and PCS revenue; (3) professional services; and (4) product sales. We recognize revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. When a contract includes multiple elements, such as software and services, the entire fee is allocated to each respective element based on vendor specific objective evidence of fair value, and recognized when the revenue criteria for each element is met.
Electronically delivered software, which includes software license and PCS revenue, is recognized in accordance with the Software Topic of the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) with the entire amount recognized ratably over the term of the license agreement.
Hosted software, which includes software license, hosting and PCS revenue, is recognized using GAAP principles for service revenue recognition as per the Software Topic of the FASB ASC. The entire amount of revenue is recognized ratably over the term of the license agreement, which matches the service that is being provided.
Professional service revenues are generally recognized upon completion and acceptance by the customer. For revenue arrangements in which we sell through a reseller, we recognize revenue only after an agreement has been finalized between the customer and our authorized reseller and the content has been delivered to the customer by the reseller.
Product sales revenues are generally recognized at the time title passes to customers, distributors or resellers.
Sales Allowance for Doubtful Accounts
Significant management judgments and estimates must be made in connection with establishing the sales allowances for doubtful accounts in any accounting period. Management must make estimates of the uncollectability of accounts receivable. Management specifically analyzes accounts receivable and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Capitalized Software Product and Content Development Costs
We capitalize software product and content development costs in accordance with the Software Topic of the FASB ASC. This Topic specifies that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of all planning, designing, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. We cease capitalization of internally developed software when the product is made available for general release to customers and thereafter, any maintenance and customer support is charged to expense when related revenue is recognized or when those costs are incurred. We amortize such capitalized costs as cost of revenues on a product-by-product basis using the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight line basis over the estimated life of the software, which we have determined to generally be two years. We continually evaluate the recoverability of capitalized costs and if the successes of new product releases are less than we anticipate then a write-down of capitalized costs may be made which could adversely affect our results in the reporting period in which the write-down occurs.
We also capitalize internal software development costs for internal use in accordance with the Intangibles-Goodwill and Other Topic of the FASB ASC. This Topic specifies that computer software development costs for computer software intended for internal use occurs in three stages: (1) the preliminary project stage, where costs are expensed as incurred, (2) the application development stage, where costs are capitalized, and (3) the post-implementation or operation stage, where again costs are expensed as incurred. We cease capitalization of developed software for internal use when the software is ready for its intended use and placed in service. We amortize such capitalized costs as cost of revenues on a product-by-product basis using the straight-line method over a period of three years. We continually evaluate the usability of the products that make up our capitalized costs and if certain circumstances arise such as the introduction of new technology in the marketplace that management intends to use in place of the capitalized project, then a write-down of capitalized costs may be made which could adversely affect our results in the reporting period in which the write-down occurs.
Goodwill and Intangible Assets
In accordance with the Intangibles-Goodwill and Other Topic of the FASB ASC, we evaluate goodwill and intangible assets for impairment on an annual basis.
Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The carrying value of goodwill is evaluated in relation to the operating performance and estimated future discounted cash flows of the entity.
Income Taxes
As part of the process of preparing our financial statements we are required to estimate our taxes in each of the jurisdictions in which we operate. This process involves management estimating the actual tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and U.S. GAAP purposes. These differences result in deferred tax assets and liabilities, which are included within our accompanying balance sheet. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance.
In periodically assessing the Company’s ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will be realized. Management analyzes several factors, including the amount and timing of the scheduled expiration and reversals of our net operating loss carryforwards (NOLs) and deferred tax items, as well as potential generation of future taxable income over the periods for which the NOLs are applicable. Certain estimates used in this analysis are based on the current beliefs and expectations of management, as well as assumptions made by, and information currently available to, management. In determining the potential generation of future taxable income related to the deferred tax asset, we estimate taxable income over the next 4 years. The recurring nature of our license revenue allows us to estimate future revenues based on an annual growth rate. We use historical operating margin percents of revenue to estimate future income over the 4 year period. Although it is the belief that the expectations reflected in these estimates are based upon reasonable assumptions, the Company cannot give assurance that actual results will not differ materially from these expectations.
Stock-based Compensation
We account for stock-based compensation in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. Accordingly, stock-based compensation cost is measured at grant date based on the fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period. Options are granted at an exercise price as determined by our Board of Directors, which may not be less than the fair market value of our common stock at the date of the grant, and the options generally vest ratably over a three-year service period. Options granted under this plan generally expire ten years from the date of the grant. Upon exercise of options, stock is issued from our authorized and unissued shares of common stock. We use the Black-Scholes method (which models the value over time of financial instruments) to estimate the fair value at the grant date of the options.

RESULTS OF OPERATIONS
Comparison of the Three Months Ended June 30, 2010 with the Three Months Ended June 30, 2009.
Revenues (numbers in table in thousands)

	Three Months Ended
	June 30,		$	%
	2010	2009	Change	Change
Licensing	$6,465	$6,528	$(63)	(1.0)%
Product	78	340	(262)	(77.1)%
Professional services and other	185	204	(19)	(9.3)%

Total Net Revenues	$6,728	$7,072	$(344)	(4.9)%

Total net revenues decreased 4.9%, or $344,000, to $6,728,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. For the three months ended June 30, 2010, 96.1% of our total net revenues came from the licensing of our health and benefits technology solutions.
Licensing revenues are recognized on a monthly basis, either based on usage, expiration of monthly minimums, or on a straight-line basis over the life of the contract. Therefore, fluctuation in licensing revenue is due to new contracts, customer usage levels or contract changes and contract terminations. Licensing revenue decreased 1.0%, or $63,000, to $6,465,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Health Solutions licensing increased 6.9%, or $221,000 over last year, which was offset by a decrease in broker license revenue of 10.5% or $350,000. The broker-related decrease is due to broker turnover and product utilization. Further, we launched our online education solutions in the third quarter of 2009 which accounted for $66,000 of licensing revenue in the three months ended June 30, 2010. Revenues from product sales decreased 77.1%, or $262,000, to $78,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Our product revenues consist primarily of CD-ROM product sales to the educational market. Revenues had decreased in product sales because of a market shift from CD-ROM products to online solutions. To address this issue, during 2009, we launched three new online education products, which were formerly only available in a CD-ROM format. While these products are designed to increase sales in the education market, product revenue will continue to decrease, as the revenue from these new online solutions is recorded as licensing revenue. Licensing revenue is recognized ratably over the subscription period.
Professional services and other revenue decreased $19,000, or 9.3%, to $185,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Professional services and other revenue are derived from products such as custom implementation services and sales of nonrecurring products such as books, publications, and medical images.
Operating Costs and Expenses (numbers in table in thousands)

	Three Months Ended
	June 30,		$	%
	2010	2009	Change	Change
Cost of revenues	$875	$1,064	$(189)	(17.8)%
Cost of revenues — amortization	450	512	(62)	(12.1)%
Product and content development	1,705	1,898	(193)	(10.2)%
Development capitalization	(353)	(453)	100	22.1%
Sales and marketing	2,008	1,831	177	9.7%
General and administrative	935	1,161	(226)	(19.5)%
Restructuring Costs	—	1,408	(1,408)	(100.0)%

Total Operating Cost and Expenses	$5,620	$7,421	$(1,801)	(24.3)%

Cost of revenues consists primarily of costs associated with royalties, distribution license fees and personnel support for our products and services. Cost of revenues decreased $189,000, or 17.8%, to $875,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. The decrease is attributable to fewer education product sales, due to the new online solutions, as well as a reduction in client service support due to cost-cutting measures as a result of improved organizational efficiencies.
Cost of revenues—amortization decreased $62,000, or 12.1%, to $450,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Cost of revenues—amortization consists of costs associated with amortization of capitalized customer lists, software product, and content development costs. We see fluctuations in amortization costs from period to period based on the timing of capital projects and their completion dates.

Product and content development expenses decreased $193,000, or 10.2%, to $1,705,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Product and content development expenses consist of salary and costs associated with engineering and developing our product and service offerings. Development capitalization decreased $100,000, or 22.1%, to $353,000 for the three months ended June 30, 2010. The decrease in both expense and capitalization is primarily attributable to additional costs incurred in 2009 related to the transition from education products to online solutions.
Sales and marketing expenses increased 9.7%, or $177,000, to $2,008,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Sales and marketing expenses include the personnel costs and their related travel and support costs, and the costs of our marketing and public relations programs. Sales costs increased with the building of our client relationship management team. Marketing costs have also increased as we invested in new marketing campaigns during 2010.
General and administrative expenses decreased 19.5%, or $226,000, to $935,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. This reduction in expense is related to a reduction in staffing as well as a reduction in stock compensation expense resulting from an increase in the number of unvested option forfeitures.
Operating profit increased $1,457,000 to a profit of $1,108,000 for the three months ended June 30, 2010 compared to a $349,000 loss for the three months ended June 30, 2009. This increase is primarily related to the 2009 non-cash restructuring cost of $1,408,000.
Other Expenses and Income
Interest expense, net was $89,000 and $114,000 for the three months ended June 30, 2010 and 2009, respectively. This decrease in interest expense was primarily due to the pay down of debt from $9,500,000 at April 1, 2009 to $5,000,000 at June 30, 2010.
We recognized income tax expenses of $30,000 for the three months ended June 30, 2010. Income tax recognized relates primarily to alternative minimum tax or to state taxes that either do not have net operating loss carryforwards or that do not consider net operating losses in the tax liability calculation.
Net Income
As a result of the factors described above, net income increased $1,452,000, to a net income of $989,000 for the three months ended June 30, 2010 compared to net loss of $463,000 for the three months ended June 30, 2009.
Comparison of the Six Months Ended June 30, 2010 with the Six Months Ended June 30, 2009.
Revenues (numbers in table in thousands)

	Six Months Ended
	June 30,		$	%
	2010	2009	Change	Change
Licensing	$12,932	$12,704	$228	1.8%
Product	157	555	(398)	(71.7)%
Professional services and other	361	482	(121)	(25.1)%

Total Net Revenues	$13,450	$13,741	$(291)	(2.1)%

Total net revenues decreased 2.1%, or $291,000, to $13,450,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. For the six months ended June 30, 2010, 96.1% of our total net revenues came from the licensing of our health and benefits technology solutions.
Licensing revenues are recognized on a monthly basis, either based on usage, expiration of monthly minimums, or on a straight-line basis over the life of the contract. Therefore, fluctuation in licensing revenue is due to new contracts, customer usage levels or contract changes and contract terminations. Licensing revenue increased 1.8%, or $228,000, to $12,932,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Health Solutions licensing increased 8.2%, or $512,000 over last year, which was offset by a decrease in broker license revenue of 6.2% or $401,000. This decrease is due to broker turnover and product utilization. Further, we launched our online education solutions in the third quarter of 2009 which accounted for $117,000 of licensing revenue in the six months ended June 30, 2010.
Revenues from product sales decreased 71.7%, or $398,000, to $157,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Our product revenues consist primarily of CD-ROM product sales to the educational market. During 2009, we launched three new online education products, which were formerly only available in a CD-ROM format. Product revenue will continue to decrease, as the revenue from these new online solutions is recorded as licensing revenue. Licensing revenue is recognized ratably over the subscription period.
Professional services and other revenue decreased $121,000, or 25.1%, to $361,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Professional services and other revenue are derived from products such as custom implementation services and sales of nonrecurring products such as books, publications, and medical images. The decrease in revenue is related to the transition of our FSA delivery in 2009 which led to the recording of this service as broker licensing revenue.
Operating Costs and Expenses (numbers in table in thousands)

	Six Months Ended
	June 30,		$	%
	2010	2009	Change	Change
Cost of revenues	$1,742	$2,179	$(437)	(20.1)%
Cost of revenues — amortization	904	975	(71)	(7.3)%
Product and content development	3,189	3,340	(151)	(4.5)%
Development capitalization	(540)	(850)	310	36.5%
Sales and marketing	3,975	3,778	197	5.2%
General and administrative	1,951	2,244	(293)	(13.1)%
Goodwill impairment	—	13,940	(13,940)	(100.0)%
Restructuring costs	—	1,408	(1,408)	(100.0)%

Total Operating Cost and Expenses	$11,221	$27,014	$(15,793)	(58.5)%

Cost of revenues consists primarily of costs associated with royalties, distribution license fees and personnel support for our products and services. Cost of revenues decreased $437,000, or 20.1%, to $1,742,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The decrease is attributable to fewer education product sales, due to the new online solutions, as well as a reduction in client service support due to cost-cutting measures as a result of improved organizational efficiencies.
Cost of revenues—amortization decreased $71,000, or 7.3%, to $904,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Cost of revenues—amortization consists of costs associated with amortization of capitalized customer lists, software product, and content development costs. We see fluctuations in amortization costs from period to period based on the timing of capital projects and their completion dates.
Product and content development expenses decreased $151,000, or 4.5%, to $3,189,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Product and content development expenses consist of salary and costs associated with engineering and developing our product and service offerings. Development capitalization decreased $310,000, or 36.5%, to $540,000 for the six months ended June 30, 2010. The decrease in both expense and capitalization is primarily attributable to significant costs incurred in 2009 related to the transition from education products to online solutions.
Sales and marketing expenses increased 5.2%, or $197,000, to $3,975,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Sales and marketing expenses include the personnel costs and their related travel and support costs and the costs of our marketing and public relations programs. For 2010, we have expanded our client relationships by building our client management team and increasing our marketing activities to improve customer satisfaction with the broker clients.

General and administrative expenses decreased 13.1%, or $293,000, to $1,951,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. This reduction in expense is related to a reduction in staffing as well as a reduction in stock compensation expense resulting from an increase in the number of unvested option forfeitures.
Operating profit increased $15,502,000 to a profit of $2,229,000 for the six months ended June 30, 2010 compared to a $13,273,000 loss for the six months ended June 30, 2009. This increase is primarily due to the 2009 non-cash goodwill impairment charge of $13,940,000 and the 2009 non-cash restructuring cost of $1,408,000.
Other Expenses and Income
Interest expense, net was $189,000 and $233,000 for the six months ended June 30, 2010 and 2009, respectively. This decrease in interest expense was primarily due to the pay down of debt from $10,000,000 at January 1, 2009 to $5,000,000 at June 30, 2010.
We recognized income tax expenses of $60,000 for the six months ended June 30, 2010. Income tax recognized relates primarily to alternative minimum tax or to state taxes that either do not have net operating loss carryforwards or that do not consider net operating losses in the tax liability calculation.
Net Income
As a result of the factors described above, net income increased $15,486,000, to a net income of $1,980,000 for the six months ended June 30, 2010 compared to net loss of $13,506,000 for the six months ended June 30, 2009.
Year ended December 31, 2009 compared to year ended December 31, 2008
Revenues (numbers in table in thousands)

	Year Ended
	December 31,
	2009	2008	$ Change	% Change
A.D.A.M., Inc. Consolidated
Licensing	$26,075	$25,395	$680	2.7%
Product	1,047	1,182	(135)	(11.4)%
Professional services and other	1,039	2,280	(1,241)	(54.4)%

Total Net Revenues	$28,161	$28,857	$(696)	(2.4)%

     Total net revenues decreased 2.4%, or $696,000, to $28,161,000, for the year ended December 31, 2009 compared to the year ended December 31, 2008. For the periods shown above, over 85% of those revenues came from the licensing of our health information services and benefits technology solutions.
     Our increase in licensing revenue is primarily due to new customer contracts and client retention from our health information products. We derive health information revenues from healthcare organizations and healthcare information technology companies. This increase is a result of the increased staffing in sales and marketing personnel, product enhancements, and an increase in the demand for online consumer-focused health information. This increase is offset by a decrease in client retention of our Benergy portal product. We are investing in Benergy portal product development to meet the current market requirements.
     Revenues from product sales decreased by 11.4%, or $135,000, to $1,047,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. Our product revenues consist primarily of CD-based product sales to the educational market. Revenues were lower in this area due to a decrease in product sales, because of a market shift from CD-based products to online solutions. To address this issue, during 2009, we launched three new online education products, which were formerly only available in a CD-based format. While these products are designed to increase sales in the education market, product revenue will continue to decrease, as the revenue from these new online solutions will be recorded as licensing revenue. This new licensing revenue is recognized ratably over the subscription period.

     Professional services and other revenue decreased $1,241,000, or 54.4%, to $1,039,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. Professional services and other revenue are derived from products such as custom implementation services, a direct to consumer product and sales of nonrecurring products such as books, publications, and medical images. Revenue has decreased in this area primarily due to no longer providing the direct to consumer product and the change of flexible spending account services to a licensing revenue product.
Operating Costs and Expenses (numbers in table in thousands)

	Year Ended
	December 31,
	2009	2008	$ Change	% Change
A.D.A.M., Inc. Consolidated
Cost of revenues	$4,141	$4,201	$(60)	(1.4)%
Cost of revenues—amortization	2,174	1,699	475	28.0%
Product and content development	6,817	6,022	795	13.2%
Development capitalization	(1,556)	(1,725)	169	(9.8)%
Sales and marketing	6,888	8,961	(2,073)	(23.1)%
General and administrative	5,870	5,704	166	2.9%
Goodwill impairment	13,940	—	13,940	—
Restructuring costs	1,408	2,193	(785)	(35.8)%

Total Operating Cost and Expenses	$39,682	$27,055	$12,627	46.7%

     Cost of revenues decreased $60,000, or 1.4%, to $4,141,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008.
     Cost of revenues—amortization increased $475,000, or 28.0%, to $2,174,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. Cost of revenues—amortization for customer lists and software product related to the acquisition of OnlineBenefits was $689,000 and $753,000 for the years ended December 31, 2009 and 2008, respectively. The amortization increases primarily relate to new benefit technology product releases and other product enhancements that were made in 2008 and an additional $214,000 of accelerated amortization due to a change of business strategy around the related products, which eliminated the potential for future income.
     Product and content development expenses increased $795,000, or 13.2%, to $6,817,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in expense is due to additional resource costs used to develop the three new online education products and a transition to more senior product specialists.
     Development capitalization decreased $169,000, or 9.8%, for the year ended December 31, 2009 compared to the year ended December 31, 2008. This decrease is due to a shift from development of Health Content solutions to development of enhancements to our Benefits solutions, that were not capitalizable. Due to the increase in development costs, and the decrease in capitalization, the net expense increased $964,000 for the year ended December 31, 2009 compared to the same period in the prior year.
     Sales and marketing expenses decreased 23.1%, or $2,073,000, to $6,888,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. This decrease is primarily attributable to the decrease in personnel and overhead, related to the 2008 Facility Consolidation Program discussed in Note 14 of the notes to our consolidated financial statements.
     General and administrative expenses increased 2.9%, or $166,000, to $5,870,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. In 2008, we recognized loan refinancing costs related to the termination of the 2006 Credit Agreement with Capital Source and the 2008 Loan Agreement with RBC bank. The total amount related to the refinancing was $813,000, consisting primarily of $406,000 and $366,000 related to the write-off of unamortized deferred financing fee and the fair value of the warrants issued to

Capital Source, respectively. In 2009, our Board of Directors made the decision to terminate the employment of our former President and Chief Executive Officer. Severance costs related to his employment agreement were accrued in the amount of $1,149,000, which included 300% of his annual base salary, accrued bonus and stock-based compensation related to the modification of stock options. Excluding the one-time charges of $813,000 in 2008 and $1,149,000 in 2009, general and administrative expenses would have decreased 3.5%, or $170,000, to $4,721,000 for the year ended December 31, 2009 compared to $4,891,000 for the year ended December 31, 2008.
     Due to the decline in our common stock price, we performed additional goodwill impairment testing as of March 31, 2009 and recorded a non-cash goodwill impairment charge of $13,940,000. This is described in further detail in Note 6 of the notes to our consolidated financial statements. We performed our annual goodwill impairment testing during the fourth quarters of fiscal year 2009 and 2008, and did not record an impairment loss on goodwill for either of those periods.
     Restructuring costs were $1,408,000 for the year ended December 31, 2009 and $2,193,000 for the year ended December 31, 2008. The $2,193,000 restructuring cost for 2008 was reclassified from general and administrative expenses in 2009. Restructuring costs are related to our 2008 Facility Consolidation Program. In 2009, based on the current real estate market conditions, we revised our estimate of sublease rental income from offices included in this Program. This is described in further detail in Note 14 of the notes to our consolidated financial statements.
     Operating profit decreased $13,323,000 to a loss of $11,521,000 for the year ended December 31, 2009 compared to an operating profit of $1,802,000 for the year ended December 31, 2008. This decrease is primarily related to the goodwill impairment in 2009.
Other Expenses and Income
     Interest expense, net was $478,000 and $1,468,000 for the years ended December 31, 2009 and 2008, respectively. This decrease in interest expense was primarily due to the pay down of debt from $20,000,000 at January 1, 2008 to $8,000,000 at December 31, 2009. Average debt outstanding for the year ended December 31, 2009 and 2008 was $9,167,000 and $13,482,000, respectively, having a weighted-average cost of 3.8% and 6.8% for the same periods, respectively.
     We recognized income tax expenses of $1,336,000 for the year ended December 31, 2009, primarily a result of increasing our valuation allowance for our deferred tax asset, due to our assumptions based on future taxable income. This is described in further detail in Note 8 of the notes to our consolidated financial statements.
     For the year ended December 31, 2008, we recognized a loss on the sale of interest bearing short-term investments of $296,000, as short term investments of $2,716,000 were sold. A portion of these funds were used to make a $5,000,000 early payment on the Capital Source Loan.
Net Income
     As a result of the factors described above, net income decreased $13,373,000 to a net loss of $13,335,000 for the year ended December 31, 2009, compared to a net income of $38,000 for the year ended December 31 2008.
Liquidity and Capital Resources
As of June 30, 2010, we had current assets of $7,442,000, including cash and cash equivalents of $3,952,000, and $12,560,000 in current liabilities, or a negative working capital of $5,118,000. Working capital includes $5,349,000 in deferred revenue for which we have already received payment. While we are obligated to provide services related to those payments in the future, we will not receive additional payments related to those services. Excluding the deferred revenue, working capital would have been $231,000. Our working capital is affected by the timing of each period end in relation to items such as payments received from customers, payments made to vendors, and internal payroll and billing cycles, as well as the seasonality within our business. Accordingly, our working capital, and its impact on cash flow from operations, can fluctuate materially from period to period. We use working capital to finance ongoing operations, fund the development and introduction of new business strategies and internally developed software, acquire complementary businesses and acquire capital equipment.
Cash provided by operating activities was $2,253,000 during the six months ended June 30, 2010, as compared to cash provided of $2,835,000 during the six months ended June 30, 2009. This $582,000 decrease in cash provided was due primarily to the decrease in cash received from the collection of accounts receivable of $1,216,000 during the period, offset by a $851,000 decrease in cash used in the payment of accounts payable and accrued expenses.

Cash used in investing activities was $763,000 during the six months ended June 30, 2010, as compared to cash used of $964,000 during the six months ended June 30, 2009. This $201,000 decrease in cash used was primarily due to lower capitalized software product and content development costs of $326,000 offset by an increase in cash used in purchases of property and equipment of $109,000. The high development costs in 2009 related to the deployment of our new online education product. Equipment purchases increased in 2010 related to updates to our data center.
Cash used in financing activities was $2,984,000 during the six months ended June 30, 2010, as compared to $1,033,000 during the six months ended June 30, 2009. The $1,951,000 increase in cash used was primarily due to additional $2,000,000 advance payments made in the six months ended June 30, 2010, related to the long-term debt associated with the OnlineBenefits acquisition.
We believe our cash resources from cash and a $3,000,000 revolving credit line with our lender, together with anticipated cash flows from operations, will be sufficient to meet our working capital needs for the next twelve months. However, we may be required to raise additional funds in order to accelerate development of new and existing services and products, to respond to competitive pressures or to possibly acquire complementary products, businesses or technologies. In addition, the $3,000,000 revolving credit line with our lender expires in December 2010. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by the issuance of equity securities, our shareholders would experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt securities, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, we may be unable to take advantage of acquisition opportunities, develop or enhance services and products or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.
Off-Balance Sheet Arrangements
     We do not have any material off-balance sheet arrangements.
Recent Accounting Pronouncements
     For information with respect to new accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 1 of the Notes to Consolidated Financial Statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We do not have operations of a material nature that are subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. Our exposure to risk and related changes in interest rates relates primarily to our investment portfolio and our variable rate debt. As of June 30, 2010, we had $3,952,000 in cash and cash equivalents. Due to the short-term nature of our investment portfolio, we believe that even a sudden ten percentage point change in interest rates would not have a material effect on the value of the portfolio. The average yield on our cash and cash equivalents at June 30, 2010 was approximately [0.1]%. We do not expect our operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates.
     As of June 30, 2010, we had a total of $5,000,000 in variable rate debt at differing interest rates tied to one month LIBOR rates. If the interest rates on our existing variable rate debt were to increase by ten percentage points over the next twelve months, we would incur $500,000 of additional interest expense over a twelve month period.

A.D.A.M., Inc.
Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,952	$5,446
Accounts receivable, net of allowances of $271 and $274, respectively	2,465	2,516
Inventories, net	15	30
Prepaids and other current assets	332	208
Deferred income tax asset	678	678

Total current assets	7,442	8,878
Property and equipment, net	1,627	1,543
Intangible assets, net	9,011	9,375
Goodwill	13,690	13,690
Other assets	206	206
Deferred financing costs, net	37	52
Deferred income tax asset	5,712	5,712

Total assets	$37,725	$39,456

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$5,186	$4,895
Deferred revenue	5,349	5,796
Current portion of long-term debt	2,000	2,000
Current portion of capital lease obligations	25	22

Total current liabilities	12,560	12,713
Capital lease obligations, net of current portion	76	90
Other liabilities	637	1,385
Long-term debt, net of current portion	3,000	6,000

Total liabilities	16,273	20,188

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares authorized; 10,241,119 shares issued and 9,971,360 shares outstanding at 6/30/2010 and 10,174,519 shares issued and 9,904,760 shares outstanding at 12/31/2009	102	102
Treasury stock, at cost, 269,759 shares	(1,088)	(1,088)
Additional paid-in capital	59,460	59,256
Accumulated deficit	(37,022)	(39,002)

Total shareholders’ equity	21,452	19,268

Total liabilities and shareholders’ equity	$37,725	$39,456

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues, net
Licensing	$6,465	$6,528	$12,932	$12,704
Product	78	340	157	555
Professional services and other	185	204	361	482

Total revenues, net	6,728	7,072	13,450	13,741

Cost of revenues
Cost of revenues	875	1,064	1,742	2,179
Cost of revenues — amortization	450	512	904	975

Total cost of revenues	1,325	1,576	2,646	3,154

Gross profit	5,403	5,496	10,804	10,587

Operating expenses
Product and content development	1,352	1,445	2,649	2,490
Sales and marketing	2,008	1,831	3,975	3,778
General and administrative	935	1,161	1,951	2,244
Goodwill impairment	—	—	—	13,940
Restructuring costs	—	1,408	—	1,408

Total operating expenses	4,295	5,845	8,575	23,860

Operating income (loss)	1,108	(349)	2,229	(13,273)
Interest expense, net	89	114	189	233

Income (loss) before income taxes	1,019	(463)	2,040	(13,506)
Income tax expense	30	—	60	—

Net income (loss)	$989	$(463)	$1,980	$(13,506)

Basic net income (loss) per common share	$0.10	$(0.05)	$0.20	$(1.37)

Basic weighted average number of common shares outstanding	9,957	9,882	9,938	9,882

Diluted net income (loss) per common share	$0.10	$(0.05)	$0.19	$(1.37)

Diluted weighted average number of common shares outstanding	10,394	9,882	10,420	9,882

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Statement of Changes in Shareholders’ Equity
(In thousands, except share data)
(Unaudited)

					Additional
	Common Stock		Treasury Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2009	10,174,519	$102	(269,759)	$(1,088)	$59,256	$(39,002)	$19,268
Net Income	—	—	—	—	—	1,980	1,980
Stock-based compensation expense	—	—	—	—	177	—	177
Exercise of common stock options	66,600	—	—	—	27	—	27

Balance at June 30, 2010	10,241,119	$102	(269,759)	$(1,088)	$59,460	$(37,022)	$21,452

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities
Net income (loss)	$1,980	$(13,506)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	—	13,940
Restructuring costs	—	1,408
Depreciation and amortization	1,168	1,186
Payments for restructuring costs	(754)	(841)
Stock-based compensation expense	177	306
Provisions for bad debt expense	40	53
Deferred financing cost amortization	15	20
Loss on disposal of assets	5	—
Changes in assets and liabilities:
Accounts receivable	11	1,227
Accounts payable and accrued expenses	95	(756)
Deferred revenue	(447)	(591)
Other liabilities	72	319
Prepaids and other assets	(124)	60
Inventories	15	10

Net cash provided by operating activities	2,253	2,835

Cash flows from investing activities
Software product and content development costs	(540)	(866)
Purchases of property and equipment	(223)	(114)
Net change in restricted cash	—	29
Goodwill, additional cost of previous acquisition from earnout payments	—	(13)

Net cash used in investing activities	(763)	(964)

Cash flows from financing activities
Payment on long term debt	(3,000)	(1,000)
Repayments on capital leases	(11)	(33)
Proceeds from exercise of common stock options	27	—

Net cash used in financing activities	(2,984)	(1,033)

Increase (decrease) in cash and cash equivalents	(1,494)	838
Cash and cash equivalents, beginning of period	5,446	1,377

Cash and cash equivalents, end of period	$3,952	$2,215

Cash paid for interest	$135	$161

Supplemental disclosure of non-cash activities
Capital expenditures in accounts payable and accrued expenses	$130	$—

The accompanying notes are an integral part of these financial statements.

A.D.A.M., Inc.
Notes to Financial Statements (Unaudited)
June 30, 2010
1. BUSINESS AND BASIS OF PRESENTATION
Business
     A.D.A.M., Inc. (Nasdaq: ADAM) primarily provides online information and technology solutions for employers, benefits brokers, healthcare organizations and online media companies. Our solutions are divided into two segments:
Health information and health decision support tools that we market to healthcare organizations, online media companies, and Internet search and technology firms; and
Benefits communication tools that help employees evaluate, select and enroll in various benefit plans, and benefits broker tools that help advisors manage their business, market benefit related products and recommend benefit plans to employers, which we market directly to employers with more than 500 employees and to benefits brokers and national agencies with employer clients.
     Our solutions are delivered through a Software as a Service-type model (“SaaS”) that provides rapid and efficient deployment of our products and allows us to integrate third party products and services that we monetize across our network of clients and end users.
Basis of Presentation
     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and the general instructions to Form 10-Q. Accordingly, certain information and footnotes required by GAAP for complete financial statements may be condensed or omitted. These interim financial statements should be read in conjunction with our audited financial statements and notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.
     In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Certain amounts previously reported have been reclassified for comparative purposes to conform with current period presentation.
     Operating results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or any future period.
Recent accounting standards adopted
     Effective January 1, 2010, we adopted the provisions of the FASB issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 updates the existing fair value measurements and disclosures guidance currently included in ASC 820, Fair Value Measurements and Disclosures. ASU 2010-06 requires new disclosures about significant transfers in and out of Levels 1 and 2 fair value measurements and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 fair value measurements. The ASU also clarifies existing disclosure requirements regarding inputs and valuation techniques, as well as the level of disaggregation for each class of assets and liabilities for which separate fair value measurements should be disclosed. The adoption of this ASU did not have a material impact on our financial condition or results of operations.
New accounting standards to be adopted
     In October 2009, the FASB issued ASU 2009-13, Revenue Recognition: Multiple-Deliverable Revenue Arrangements. This authoritative guidance revises the current accounting treatment to specifically address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. This guidance is applicable to revenue arrangements entered into or materially modified during our first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. We are currently evaluating this authoritative guidance to determine any potential impact that it may have on our financial results.
     In October 2009, the FASB issued ASU 2009-14, Software: Certain Revenue Arrangements That Include Software Elements. This authoritative guidance changes the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality, are no longer within the scope of the software revenue guidance. This guidance is applicable to revenue arrangements entered into or materially modified during our first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. We have evaluated this authoritative guidance and do not expect the adoption to have a material impact on our financial results.
Net income per common share
     Net income per share is computed in accordance with ASC 260-Earnings Per Share. Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. Diluted net income per share is based upon the addition of the effect of common stock equivalents (stock options, stock warrants and restricted stock awards) to the denominator of the basic net income per share calculation using the treasury stock method, if their effect is dilutive. The computation of net income per share for the three and six months ended June 30, 2010 and 2009 is as follows (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income/(loss)	$989	$(463)	$1,980	$(13,506)

Weighted average common shares outstanding — basic	9,957	9,882	9,938	9,882
Weighted average common share equivalents	437	—	482	—

Weighted average common shares outstanding — diluted	10,394	9,882	10,420	9,882
Net income (loss) per common share:
Basic	$0.10	$(0.05)	$0.20	$(1.37)
Diluted	$0.10	$(0.05)	$0.19	$(1.37)

Anti-dilutive stock options, restricted stock awards and warrants outstanding	1,262	2,817	1,262	2,299
2. Long-term debt
     In conjunction with the acquisition of OnlineBenefits in 2006, we entered into a credit agreement (the “2006 Credit Agreement”) with Capital Source Finance LLC (“Capital Source”).
     All outstanding obligations under the 2006 Credit Agreement were repaid in full and the agreement was terminated on December 31, 2008. In connection with the termination of the 2006 Credit Agreement and as consideration for Capital Source’s agreement to the prepayment of a convertible note, which we were not otherwise able to prepay, we issued a warrant to an affiliate of Capital Source to purchase up to 411,667 shares of our common stock at a price of $3.65 per share, to replace the equity component of the convertible note. This warrant is exercisable immediately and expires on August 14, 2011; provided that the warrant will expire on August 14, 2014 if, as of August 14, 2011, we have issued any shares of any class of capital stock, which is preferred as to dividends or as to the distribution of assets upon the voluntary or involuntary dissolution, liquidation or winding up of the shares issued upon exercise of the warrant. This warrant was issued in a transaction not involving a public offering pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of our common stock to be issued upon exercise of the warrant have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. None of the warrants have been exercised as of June 30, 2010.
     On December 31, 2008, we entered into a Loan and Security Agreement (the “2008 Loan Agreement”) with RBC Bank (USA) (“RBC Bank”). The credit facility under the 2008 Loan Agreement consists of a revolving line of credit, a term loan facility and a letter of credit facility. The 2008 Loan Agreement, with related balances at June 30, 2010 and December 31, 2009, is summarized below (numbers in column are in thousands):

	Balance at	Balance at
	June 30,	December 31,
	2010	2009
$3,000,000 revolver with RBC Bank —principal repayable in full in December 2010; interest at 1-month LIBOR plus 2.75% (3.10% at 6/30/10 and 2.99% at 12/31/09), payable monthly in advance	$—	$—
$10,000,000 term loan with RBC Bank —principal repayable in monthly installments of $166,667 plus interest at 1-month LIBOR plus 3.25% (3.60% at 6/30/10 and 3.49% at 12/31/09) until December 2011, when one final payment of the remaining balance of principal, interest and any other fees and expenses outstanding are due	5,000	8,000

Total	$5,000	$8,000

     Under the 2008 Loan Agreement, through December 31, 2010, we may request RBC Bank to issue letters of credit for its account in an aggregate outstanding face amount not to exceed the amount of advances available under the revolving line of credit at the time of the issuance of the letter of credit. Subject to other limitations set forth in the 2008 Loan Agreement, the amount of aggregate outstanding amount of letters of credit shall not exceed $500,000. We are required to pay RBC Bank a fee of 1.5% per annum of the face amount of the letters of credit issued pursuant to the 2008 Loan Agreement. At June 30, 2010, we have no outstanding letters of credit.
     Loans made under the 2008 Loan Agreement are secured by a first lien security interest on all assets, including our intellectual property.
     The 2008 Loan Agreement contains customary representations, warranties, affirmative and negative covenants (including a requirement that we maintain our primary operating depository accounts with RBC Bank), agreements, default provisions and indemnities. We are also subject to certain specified financial covenants with respect to a minimum funded debt to EBITDA ratio and a modified fixed charge coverage ratio. The 2008 Loan Agreement generally prohibits us from paying dividends on our common stock. As of June 30, 2010, we were in compliance with all covenants related to the 2008 Loan Agreement.
     Maturities of debt under the credit facility with RBC Bank as of June 30, 2010 are as follows (in thousands):

			Total
			Remaining
			Principal
	2010	2011	Repayments
2008 Loan Agreement	$1,000	$4,000	$5,000
     We incurred $92,000 in financing fees related to the 2008 Loan Agreement. This amount has been deferred and will be amortized over the 36-month term of the loan. Accumulated amortization was $55,000 at June 30, 2010 and $40,000 at December 31, 2009. During the six months ended June 30, 2010, we made additional advance payments on the loan totaling $2,000,000, which reduced our 2011 liability to $4,000,000.

3. Intangible Assets
     Intangible assets are summarized as follows (in thousands):

	Estimated
	amortizable	June 30,	December 31,
	lives (years)	2010	2009
Intangible assets:
Internally developed software	2 — 3	$9,578	$9,038
Purchased software	3	500	500
Purchased intellectual content	3	1,431	1,431
Purchased customer contracts	2	333	333
Purchased customer relationships	15	8,800	8,800

Intangible assets, gross		20,642	20,102

Accumulated amortization:
Internally developed software		(7,090)	(6,479)
Purchased software		(500)	(500)
Purchased intellectual content		(1,431)	(1,431)
Purchased customer contracts		(333)	(333)
Purchased customer relationships		(2,277)	(1,984)

Accumulated amortization		(11,631)	(10,727)

Intangible assets, net		$9,011	$9,375

     Amortization expense for the three and six months ended June 30, 2010 was $450,000 and $904,000, respectively. This expense included amortization expense for internally developed software for the three and six months ended June 30, 2010 of $303,000 and $611,000, respectively. For the three and six months ended June 30, 2009, amortization expense was $512,000 and $975,000, respectively. This expense included amortization expense for internally developed software for the three and six months ended June 30, 2009 of $323,000 and $598,000, respectively.
4. Goodwill
     Under GAAP, goodwill and other intangible assets with indefinite lives are not amortized, but rather tested for impairment at least annually. This annual evaluation was performed as of November 1, 2009 and the goodwill was deemed not impaired.
     The Intangibles-Goodwill and Other Topic of the FASB ASC prescribes a two-step method for determining impairment of goodwill and certain other intangible assets. Factors considered in determining fair value for purposes of this Topic include, among other things, our market capitalization as determined by quoted market prices for our common stock, market values of our reporting units based on common market multiples for comparable companies, and discount rates that appropriately reflect not only our businesses, but also the current overall economic environment.
     During the three months ended March 31, 2009, based on the further weakening of the then-current macro-economic business environment and the decline of our common stock price since the 2008 annual evaluation, we realized the need to re-evaluate and potentially lower the carrying amount of goodwill in the first quarter of 2009. Based on the results of the review performed as of March 31, 2009, we estimated that the fair value of the goodwill assigned to our benefit solutions was less than the carrying value on the balance sheet as of March 31, 2009, and accordingly we recognized a pre-tax non-cash impairment charge of $13,940,000 in the quarter ended March 31, 2009. While the impairment charge reduces reported results under GAAP, such charges do not affect our liquidity, cash flows, or future operations.
     The estimation of the fair value was primarily determined based on an estimate of future cash flows (income approach) discounted at a market derived weighed average cost of capital, which cost of capital was estimated. The income approach was determined to be the most representative, because we do not have an active trading market for our equity in the reporting unit. The implied value of the goodwill was estimated based on a hypothetical allocation of each reporting unit’s fair value, assuming a taxable asset sale, to all of our underlying assets and liabilities. The determination of future cash flows is based on the businesses’ plans and long-range planning forecasts. Other valuation methods, such as a market approach utilizing market multiples, are used to corroborate the discounted cash flow analysis performed at the reporting unit. If different assumptions were used in these plans, the related cash flows used in measuring impairment could be different and additional impairment of assets might be required to be recorded.
     Impairment charges related to goodwill and other intangible assets are reflected as “Goodwill impairment” in the accompanying statements of operations. Such charges have no impact on our cash flows or liquidity.
5. Income Taxes
     We recognized income tax expenses of $60,000 for the six months ended June 30, 2010.
     We account for income taxes using the liability method in accordance with the Income Taxes topic of the ASC. Deferred income taxes arise from the temporary differences in the recognition of income and expenses for tax purposes. A valuation allowance is established when we believe that it is more likely than not that some portion of our deferred tax assets will not be realized.
     We performed our quarterly evaluation of the deferred tax asset and the related valuation allowance as of June 30, 2010 and based on our analysis, we do not expect to record an income tax provision or benefit for the quarter due to the release of a portion of the valuation allowance for tax assets we determined will more likely than not be utilized. Current income tax recognized for the six months ended June 30, 2010 primarily related to alternative minimum tax or to state taxes that either do not have net operating loss carryforwards or that do not consider net operating losses in the tax liability calculation.
     Internal Revenue Code Section (“IRC”) 382 limits the utilization of NOL carryforwards when a change in ownership, as defined by the Internal Revenue Service, occurs. We continue to track and monitor ownership changes as defined by IRC 382 to identify any future limitations on the use of NOL’s to offset tax liability. As of June 30, 2010, no additional ownership changes have been identified. However, if the company were to incur any future 382 limitations its usage of NOLs to offset income tax liabilities could be limited.
6. Stock-based Compensation
     We account for stock-based compensation in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. Accordingly, stock-based compensation cost is measured at the grant date based on fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period.
     In 2002, our Board of Directors and shareholders approved the 2002 Stock Incentive Plan, under which 1,500,000 shares of common stock were reserved pursuant to the grant of incentive or non-qualified stock options to full-time employees and key persons. Under this plan, a number of additional shares are reserved annually. This number is 3% of the number of shares of stock outstanding on January 1 of each year, not to exceed 250,000 shares annually.
Stock Options
     Options are granted at an exercise price as determined by our Board of Directors, which may not be less than the fair market value of our common stock at the date of the grant, and the options generally vest ratably over a three-year service period. Options granted under this plan generally expire ten years from the date of the grant. Upon exercise of options, stock is issued from our authorized and unissued shares of common stock. We use the Black-Scholes method (which models the value over time of financial instruments) to estimate the fair value at the grant date of the options. The Black-Scholes method uses several assumptions to value an option. The following assumptions were used:
Expected Dividend Yield—because we do not currently pay dividends or expect to pay dividends in the near future, the expected dividend yield is zero;
Expected Volatility in Stock Price—reflects the historical change in our stock price over the expected term of the stock option;

Risk-free Interest Rate—reflects the average rate on a United States Treasury bond with maturity equal to the expected term of the option; and
Expected Life of Stock Awards—is based on historical experience that was modified based on expected future changes.
     The weighted average assumptions used in the option pricing model and the resulting grant date fair value for stock option grants were as follows:

	Six Months Ended June 30,
	2010	2009
Expected Dividend Yield	—	—
Expected Volatility in Stock Price	62.25%	58.70%
Risk-Free Interest Rate	1.85%	1.68%
Expected Life of Stock Awards — Years	3.50	3.50
Weighted Average Fair Value at Grant Date	$1.77	$1.34
     We recorded $177,000 and $306,000 of stock-based compensation expense for the six months ended June 30, 2010 and 2009, respectively, related to employee stock options. We expect to incur approximately $573,000 of expense over a weighted average of 2.2 years for all unvested options outstanding at June 30, 2010.
     The following table summarizes stock option activity for the six months ended June 30, 2010:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at December 31, 2009	2,477,781	$4.44
Granted	315,000	$3.87
Exercised	(66,600)	$.41
Forfeited or expired	(481,596)	$7.86

Outstanding at June 30, 2010	2,244,585	$3.74

Exercisable at June 30, 2010	1,780,423	$3.66

     The weighted average remaining contractual term at June 30, 2010 for options outstanding was 4.65 years and for options exercisable was 3.43 years. During the six months ended June 30, 2010, the aggregate intrinsic value of options exercised was $226,000, and the fair value of options vesting was $328,000.
     As of June 30, 2010, the aggregate intrinsic value of options outstanding and exercisable was $1,057,000 and $1,038,000, respectively. Aggregate intrinsic value was calculated by multiplying the number of options by the amount by which our market price at June 30, 2010 exceeded the strike price for each option. The market price at June 30, 2010 was $3.19.

Restricted Stock Awards
     The fair value of restricted stock awards used for the application of the Compensation-Stock Compensation Topic of the FASB ASC is the market value of the stock on the date of grant.
     The following table summarizes restricted stock activity for the six months ended June 30, 2010:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2009	—	$—
Granted	14,284	4.20
Vested	—	—
Forfeited	—	—

Unvested at June 30, 2010	14,284	$4.20

     On January 4, 2010, we awarded a total of 14,284 shares of restricted stock to our Board of Directors with a grant date fair value of $4.20 per share. These shares had a fair value of $60,000 and will be expensed from the date issued until the vesting date of December 31, 2010. At June 30, 2010, total unrecognized compensation expense related to restricted stock was $30,000.
7. Related Party Transactions
Investment with BeBetter Networks, Inc.
     At June 30, 2010 and December 31, 2009, the Company had a 2% investment in BeBetter Networks, Inc. (“BeBetter”). As of June 30, 2010 and December 31, 2009, the Chairman of our Board of Directors held an approximate 2% voting interest in this company. The investment was accounted for under the cost method, as we had less than a 20% ownership and do not exercise significant influence over the investee.
     At June 30, 2010 and December 31, 2009, the carrying value of the investment in BeBetter was $0. We have no plans to make additional investments in BeBetter in the future.
Investment with ThePort Network, Inc.
     The Chairman of our Board of Directors currently serves as the Chairman of the Board of Directors and Chief Executive Officer of ThePort Network, Inc. (“ThePort”).
     At June 30, 2010 and December 31, 2009, we held an approximate voting interest in ThePort of 2% and 3%, respectively. The Chairman of our Board of Directors held an approximate voting interest in ThePort at June 30, 2010 and December 31, 2009 of 24% and 27%, respectively, and held a convertible note from ThePort in the amount of approximately $705,000 and $325,000 at June 30, 2010 and December 31, 2009, respectively. Two of our other directors also own equity interests in ThePort. ThePort is accounted for under the cost method, as we had less than a 20% ownership and do not exercise significant influence over the investee.
     At June 30, 2010 and December 31, 2009, the carrying value of the investment in ThePort was $0. We have not adjusted our investment below zero for our share of ThePort’s losses since we have not provided or committed to provide any additional financial support to ThePort.
8. Contingencies
     We indemnify customers from third party claims of intellectual property infringement relating to the use of our products. Historically, costs related to this guarantee have not been significant and we are unable to estimate the potential impact of this guarantee on future results of operations.
9. Concentrations
     No one customer accounted for more than 10% of our revenues during the six months ended June 30, 2010 or 2009.
10. Fair value of financial instruments
     In accordance with FASB ASC Topic 825—Financial Instruments, the carrying value of short-term debt, which totaled $2,000,000 as of June 30, 2010 and $2,000,000 as of December 31, 2009, was estimated to approximate its fair value. The carrying value of long-term debt of $3,000,000 as of June 30, 2010 and $6,000,000 as of December 31, 2009 approximated fair value. The fair value of debt is estimated based on approximate market interest rates for similar issues.

11. Operating Segments
     The Segment Reporting Topic of the FASB ASC establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. We operate in one reportable segment. We sell a portfolio of products related to health content solutions and broker/ employer solutions. We consider the health content products and broker/ employer products to be two operating segments which aggregate into one reportable segment. Our SaaS model allows us to manage and deploy these products in a similar manner to similar customers. Our chief operating decision-maker is our Chief Executive Officer. The Chief Executive Officer reviews financial information on a consolidated basis and by products when making decisions for allocating resources and evaluating financial performance. Periodic decisions may be made separately for the two operating segments due to timing of customer strategies, product releases, market conditions, acquisitions, or staffing resources, but the common long term growth outlook for each segment remains constant.
     In determining that we have one reportable segment, we viewed both health content and broker/ employer products as sharing similar economic characteristics for long term growth. Historical product margins for both product segments have been in the 70-90% range. All products are distributed over a similar platform with low incremental costs so we expect margins to remain within the 70-90% range. The health content product which can be sold separately is also sold as an imbedded product within our broker/ employer product. As the products continue to be more intertwined, the margins for both are expected to converge and the allocation of costs related to each will not be as relevant.
12. Subsequent Events
     In accordance with FASB ASC Topic 855—Subsequent Events, general standards are established for the accounting and disclosures of, events that occurred after the balance sheet date but before financial statements are issued or are available to be issued. For the three months ended June 30, 2010, we evaluated, for potential recognition and disclosure, events that occurred through the date of the filing of our Quarterly Report on Form 10Q for the three months ended June 30, 2010, and determined no adjustment or additional disclosure is needed.

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
A.D.A.M., Inc.
     We have audited the accompanying consolidated balance sheets of A.D.A.M., Inc. (a Georgia Corporation) and subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A.D.A.M., Inc. and subsidiary as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 18, 2010

A.D.A.M., Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$5,446	$1,377
Accounts receivable, net of allowances of $274 and $345, respectively	2,516	3,986
Restricted cash	—	47
Inventories, net	30	33
Prepaids and other assets	208	597
Deferred income tax asset	678	558

Total current assets	8,878	6,598
Property and equipment, net	1,543	1,592
Intangible assets, net	9,375	9,979
Goodwill	13,690	27,617
Other assets	206	206
Deferred financing costs, net	52	92
Deferred income tax asset	5,712	7,062

Total assets	$39,456	$53,146

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,895	$3,880
Deferred revenue	5,796	5,995
Current portion of long-term debt	2,000	2,000
Current portion of capital lease obligations	22	44

Total current liabilities	12,713	11,919
Capital lease obligations, net of current portion	90	112
Other liabilities	1,385	1,293
Long-term debt, net of current portion	6,000	8,000

Total liabilities	20,188	21,324

Shareholders’ equity
Common stock, $0.01 par value; 20,000,000 shares authorized; 10,174,519 shares issued and 9,904,760 shares outstanding at 12/31/2009; 10,152,019 shares issued and 9,882,260 shares outstanding at 12/31/2008	102	102
Treasury stock, at cost, 269,759 shares	(1,088)	(1,088)
Additional paid-in capital	59,256	58,475
Accumulated deficit	(39,002)	(25,667)

Total shareholders’ equity	19,268	31,822

Total liabilities and shareholders’ equity	$39,456	$53,146

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended December 31,
	2009	2008
Revenues, net
Licensing	$26,075	$25,395
Product	1,047	1,182
Professional services and other	1,039	2,280

Total revenues, net	28,161	28,857

Cost of revenues
Cost of revenues	4,141	4,201
Cost of revenues—amortization	2,174	1,699

Total cost of revenues	6,315	5,900

Gross profit	21,846	22,957

Operating expenses
Product and content development	5,261	4,297
Sales and marketing	6,888	8,961
General and administrative	5,870	5,704
Goodwill impairment	13,940	—
Restructuring costs	1,408	2,193

Total operating expenses	33,367	21,155

Operating income (loss)	(11,521)	1,802
Interest expense, net	(478)	(1,468)
Loss on sale of investments	—	(296)

Income (loss) before income taxes	(11,999)	38
Income tax expense	1,336	—

Net income (loss)	$(13,335)	$38

Basic net income (loss) per common share	$(1.35)	$0.00

Basic weighted average number of common shares outstanding	9,886	9,813

Diluted net income (loss) per common share	$(1.35)	$0.00

Diluted weighted average number of common shares outstanding	9,886	10,642

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(In thousands, except share data)

						Accumulated
					Additional	Other
	Common Stock		Treasury Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total
Balance at December 31, 2007	9,958,617	$100	(269,759)	$(1,088)	$56,406	$(166)	$(25,705)	$29,547

Comprehensive income
Net income	—	—	—	—	—	—	38	38
Unrealized loss on investments, now realized	—	—	—	—	—	166	—	166

Total comprehensive income	—	—	—	—	—	—	—	204

Stock-based compensation expense	—	—	—	—	903	—	—	903
Common stock warrants issued	—	—	—	—	366	—	—	366
Exercise of common stock options	186,582	2	—	—	800	—	—	802
Issuance of restricted stock awards	6,820	—	—	—	—	—	—	—

Balance at December 31, 2008	10,152,019	102	(269,759)	(1,088)	58,475	—	(25,667)	31,822

Net income	—	—	—	—	—	—	(13,335)	(13,335)
Stock-based compensation expense	—	—	—	—	777	—	—	777
Exercise of common stock options	7,500	—	—	—	4	—	—	4
Issuance of restricted stock awards	15,000	—	—	—	—	—	—	—

Balance at December 31, 2009	10,174,519	$102	(269,759)	$(1,088)	$59,256	$—	$(39,002)	$19,268

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$(13,335)	$38
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	13,940	—
Depreciation and amortization	2,643	2,149
Restructuring costs	1,408	2,193
Payments for restructuring costs	(1,620)	(656)
Deferred income tax expense	1,230	—
Stock-based compensation expense	777	903
Deferred financing cost amortization	40	852
Provisions for bad debt expense	22	53
Common stock warrants expense	—	366
Loss on sale of investments	—	296
Loss on sale of assets	—	249
Changes in assets and liabilities:
Accounts receivable	1,448	(99)
Accounts payable and accrued expenses	754	(771)
Other liabilities	565	(150)
Prepaids and other assets	389	188
Deferred revenue	(199)	319
Inventories	3	32

Net cash provided by operating activities	8,065	5,962

Cash flows from investing activities
Software product and content development costs	(1,570)	(1,725)
Purchases of property and equipment	(420)	(1,426)
Net change in restricted cash	47	(1)
Goodwill, additional cost of previous acquisition from earnout payments	(13)	(149)
Proceeds from sale of investments	—	2,716
Purchase of investments	—	(37)
Proceeds from sales of property and equipment	—	2

Net cash used in investing activities	(1,956)	(620)

Cash flows from financing activities
Payment on long-term debt	(2,000)	(20,000)
Payments on capital leases	(44)	(100)
Proceeds from exercise of common stock options	4	802
Proceeds from issuance of term note	—	10,000
Payment of deferred financing costs	—	(92)

Net used in financing activities	(2,040)	(9,390)

Increase (decrease) in cash and cash equivalents	4,069	(4,048)
Cash and cash equivalents, beginning of year	1,377	5,425

Cash and cash equivalents, end of year	$5,446	$1,377

Supplemental disclosure of cash flow information
Cash paid for interest	$325	$1,263

Cash paid for income taxes	$77	$84

Supplemental disclosure of non-cash activities
Equipment acquired through capital lease obligations	$—	$66

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., Inc.
Notes to Consolidated Financial Statements
1. Description of Business and Summary of Significant Accounting Policies
Business
     A.D.A.M., Inc. (Nasdaq: ADAM) primarily provides online information and technology solutions for employers, benefits brokers, healthcare organizations and online media companies. Our solutions are divided into two segments:
Health information and health decision support tools that we market to healthcare organizations, online media companies, and Internet search and technology firms; and
Benefits communication, online benefit enrollment, decision support, human resources productivity, and benefits broker applications that we market to commercial benefits brokers in the small to midsize employer market.
     Our solutions are delivered through a Software as a Service-type model (“SaaS”) that provides rapid and efficient deployment of our products and allows us to integrate third party products and services that we monetize across our network of clients and end users.
     For the end users of our solutions—consumers, employees, patients, and health plan members—our products and services help people to better understand their health, and the benefits plans their employers provide, and make well informed decisions about their healthcare and benefits selections. In addition, we help people understand the relationship between their benefits and the costs associated with them. This connection between financial understanding and benefits choice and use of benefits is increasingly important as consumers are assuming more of the financial responsibilities for their healthcare. For our brokers and employer clients, our solutions provide the platform necessary to communicate, educate and enroll in benefits plans. For our healthcare and consumer health clients, our health information platform provides a broad portfolio of health reference products designed to promote services, build site traffic, and aid in the management of healthcare.
     In addition to our health information and benefits solutions, we also market a series of anatomy and physiology products for the K-12 and undergraduate educational market.
Summary of Significant Accounting Policies
Principles of consolidation
     The accompanying consolidated financial statements include the accounts of A.D.A.M., Inc. and its wholly owned subsidiary, Online Benefits, Inc. (“OnlineBenefits”). On December 31, 2008, OnlineBenefits was merged into A.D.A.M., Inc. All inter-company transactions and balances have been eliminated.
Use of estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
     We derive revenues from the following sources: (1) electronically delivered software, which includes software license and post contract customer support (PCS) revenue, (2) hosted software, which includes software license, hosting and PCS revenue, (3) professional services and (4) product sales. We recognize revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. When a contract includes multiple elements, such as software and services, the entire fee is allocated to each respective element based on vendor specific objective evidence of fair value, and recognized when the revenue criteria for each element is met.

     Electronically delivered software, which includes software license and PCS revenue, is recognized in accordance with The Software Topic of the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), with the entire amount recognized ratably over the term of the license agreement. For software revenue arrangements in which we sell through a reseller, we recognize revenue only after an agreement has been finalized between the customer and our authorized reseller and the content has been delivered to the customer by the reseller.
     Hosted software, which includes software license, hosting and PCS revenue, is recognized using GAAP principles for hosted software arrangements per the Software Topic of the FASB ASC. The entire amount of revenue is recognized ratably over the term of the license agreement, which matches the service that is being provided.
     Professional service revenues are generally recognized upon completion and acceptance by the customer. For revenue arrangements in which we sell through a reseller, we recognize revenue only after an agreement has been finalized between the customer and our authorized reseller and the content has been delivered to the customer by the reseller.
     Product sales revenues are generally recognized at the time title passes to customers, distributors or resellers. In 2007, we adopted a return policy related to education product for a limited group of customers. The policy allows for the return of certain sellable product within 60 days of the invoice date.
Concentration of sales and credit risk
     Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables. For the years ended December 31, 2009 and 2008, no single customer accounted for more than 10% of net revenues or total customer receivables.
     A.D.A.M. has certain financial instruments that potentially subject the Company to significant concentrations of credit risk which consist principally of cash and cash equivalents, short term investments and accounts receivable. Cash and cash equivalents are maintained in short-term money market accounts. Our bank accounts are currently covered by the Federal Deposit Insurance Corporation, (the “FDIC”). The FDIC raised the coverage amount on normal checking and money market accounts to $250,000, until December 31, 2013. We maintain a money market balance below this $250,000 limit. Our bank also participates in FDIC program that fully insures all non-interest bearing checking accounts until June 30, 2010.
Fair value of financial instruments
     The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Investments, short-term. For investment in securities, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities;
Notes payable, debt instruments and capital lease obligations. For those debt instruments with adjustable interest rates, the carrying amount is a reasonable estimate of fair value. For debt instruments with fixed interest rates, the fair value is estimated by discounting future cash flows using current rates at which similar debt could be obtained.
     The estimated fair value of the Company’s financial instruments approximates the carrying value.
Cash and cash equivalents
     Cash and cash equivalents include cash on hand and deposits and highly liquid investments with original maturities of three months or less when purchased.

Investments, short-term
     Mutual funds are categorized as available-for-sale, which requires the securities to be reported at fair value, with unrealized gains and losses reported as a separate component of shareholders’ equity. Realized gains or losses, if any, are recorded within the statement of operations as other income (loss). For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. We have no investments outstanding at December 31, 2009.
Investment in companies
     Investments in companies where we own less than 20% are accounted for under the cost method.
Preferred Stock
     As a result of the shareholder rights plan adopted on June 29, 2009, the Company authorized 100,000 shares of $0.01 par value Series B Preferred Stock in the year ended December 31, 2009. There were no shares of preferred stock authorized in the year ended December 31, 2008. No shares of preferred stock have been issued or outstanding as of December 31, 2009. The shareholder rights plan is described in further detail in Note 11 of the notes to our consolidated financial statements.
Treasury Stock
     All treasury stock transactions are recorded at cost.
Advertising
     Advertising costs are expensed as incurred and recorded in sales and marketing expenses in the Consolidated Statements of Operations. Advertising expense was $34,000 and $71,000 in 2009 and 2008, respectively.
Accounts receivable
     Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has performed reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. We grant credit to our customers without requiring collateral. The amount of accounting loss for which we are at risk in these unsecured accounts receivable is limited to their carrying value.
Inventories
     Inventories consist principally of computer software media, books and related shipping materials and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The valuation of inventory requires the Company to estimate net realizable value. Inventory is written down for estimated obsolescence or to the lesser of cost or market value.
Deferred financing costs
     Costs related to obtaining debt financing are capitalized and amortized over the term of the related debt using the effective interest method. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to interest in the period.
Property and equipment
     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Intangible assets
     Intangible assets consist of purchased intellectual content, purchased customer contracts, purchased customer relationships, capitalized software product and content development costs to be sold, leased or otherwise marketed, and capitalized software development costs for internal use software.
     Capitalized software product and content development costs to be sold, leased or otherwise marketed consist of development costs incurred for applications after technological feasibility has been established. These costs consist principally of salaries and certain other expenses directly related to the development and modifications of software products and content. Amortization of capitalized software product and content development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, generally two years.
     Capitalized software development costs for internal use software consists of costs of developing applications or the purchase of software for internal use. Capitalized costs are amortized over their estimated useful life, generally three years.
Impairment of long-lived assets and goodwill
     Impairment of long-lived assets is evaluated, including property and equipment and intangible assets with finite lives, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets is based on discounted cash flows and the fair value of the asset.
     Goodwill is evaluated annually or more often if an event occurs or circumstances change that would more likely than not reduce the fair value of an asset group below its carrying value. These events or circumstances would include a significant change in stock price, business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The carrying value of goodwill is evaluated in relation to the operating performance and estimated future discounted cash flows of the asset group.
Product and content development expenditures
     Product and content development expenditures include costs incurred in the development, enhancement and maintenance of our content and technology. These costs have been charged to expense as incurred.
Income taxes
     We account for income taxes using the liability method. Deferred income taxes arise from the temporary differences in the recognition of income and expenses for tax purposes. A valuation allowance is established when we believe that it is more likely than not that some portion of our deferred tax assets will not be realized.
Sales Tax
     We presents our revenues net of sales tax in our Consolidated Statements of Operations. When invoicing for sales tax, we increase accounts receivable and increase sales taxes payable. If the receivable isn’t collected, we decrease accounts receivable and increase bad debt expense in general and administrative expenses.
Recent accounting standards adopted
     Effective July 1, 2009, we adopted ASC 105—The FASB Accounting Standards Codification and the U.S. GAAP Hierarchy. This standard establishes only two levels of GAAP, authoritative and nonauthoritative. ASC is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the ASC is nonauthoritative. As the ASC was not intended to change or alter existing GAAP, it did not have any impact on our consolidated financial statements.
     Effective April 1, 2009, we adopted ASC 855—Subsequent Events. The standard establishes general standards of accounting for, and disclosures of, events that occurred after the balance sheet date but before financial statements are issued or are available to be issued. For the twelve months ended December 31, 2009, we evaluated, for potential recognition and disclosure, events that occurred through the date of the filing of our Annual Report on Form 10-k for the year ended December 31, 2009. The adoption of this topic did not have a material impact on our consolidated financial statements.
     Effective April 1, 2009, we adopted ASC 825—Interim Disclosures about Fair Value of Financial Instruments and an update to ASC 820—Fair Value Measurements and Disclosures. The standard requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies that were previously only required in annual financial statements. This topic is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this topic did not have a material impact on our consolidated financial statements.
     Effective January 1, 2009, we adopted ASC 820—Fair Value Measurements and Disclosures. In September 2006, the FASB issued guidance now codified as ASC 820, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and does not require any new fair value measurements. In February 2008, the FASB issued additional guidance which delayed the effective date of the application of certain guidance related to all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The adoption of ASC 820 to nonrecurring non-financial assets and liabilities did not have a material impact on our consolidated financial statements.
     Effective January 1, 2009, we adopted ASC 805—Business Combinations. ASC 805 requires an entity to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recognized as a component of provision for taxes. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. ASC 805 is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired contingencies. With the adoption of ASC 805, any tax related adjustments associated with acquisitions that closed prior to January 1, 2009 will be recorded through income tax expense, whereas the previous accounting treatment would require any adjustment to be recognized through the purchase price. The adoption of ASC 805 did not have a material impact on our consolidated financial statements and its future impact will be dependent upon the specific terms of future business combinations.
     Effective January 1, 2009, we adopted ASC 350—Determination of the Useful Life of Intangible Assets which amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption did not have a material impact on our consolidated financial statements.
     Effective January 1, 2009, we adopted the Noncontrolling Interests in Consolidated Financial Statements subtopic of the FASB ASC 810—Consolidation, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This Topic also established reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owner. The adoption did not have a material impact on our consolidated financial statements.
     Effective January 1, 2009, we adopted the Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities subtopic of the FASB ASC 260—Earnings per Share, which requires that unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) be considered participating securities and included in the computation of Earnings per Share pursuant to the two-class method of ASC 260, and adjusted retrospectively. The adoption did not have a material impact on our consolidated financial statements.

     Effective January 1, 2008, we adopted the Fair Value Option for Financial Assets and Financial Liabilities subtopic of the FASB ASC 825—Interim Disclosures about Fair Value of Financial Instruments, which permits many financial instruments and certain other items to be measured at fair value at our option. Most of the provisions in the Topic are elective; however, the Accounting for Certain Investments in Debt and Equity Securities Topic of the FASB ASC applies to all entities with available-for-sale and trading securities. The fair value option established, permits the choice to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. The adoption did not have a material impact on our consolidated financial statements.
New accounting standards to be adopted
     In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition: Multiple-Deliverable Revenue Arrangements. This authoritative guidance revises the current accounting treatment to specifically address how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. This guidance is applicable to revenue arrangements entered into or materially modified during our first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. We are currently evaluating this authoritative guidance to determine any potential impact that it may have on our financial results.
     In October 2009, the FASB issued ASU 2009-14, Software: Certain Revenue Arrangements That Include Software Elements. This authoritative guidance changes the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality, are no longer within the scope of the software revenue guidance. This guidance is applicable to revenue arrangements entered into or materially modified during our first fiscal year that begins after June 15, 2010. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. We are currently evaluating this authoritative guidance to determine any potential impact that it may have on our financial results.
Stock-based employee compensation
     We account for stock-based compensation in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. Accordingly, stock-based compensation cost is measured at grant date based on the fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period.
Net income per common share
     Net income per share is computed in accordance with ASC 260—Earnings Per Share. Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. Diluted net income per share is based upon the addition of the effect of common stock equivalents (stock options, restricted stock awards and stock warrants) to the denominator of the basic net income per share calculation using the treasury stock method, if their effect is dilutive. The computation of net income per share for the years ended December 31, 2009 and 2008 is as follows (in thousands, except per share data):

	2009	2008
Net income (loss)	$(13,335)	$38
Weighted average common shares outstanding	9,886	9,813
Weighted average common share equivalents	—	829

Weighted average diluted common shares outstanding	9,886	10,642
Net income per share:
Basic	$(1.35)	$0.00
Diluted	$(1.35)	$0.00
Anti-dilutive stock options, restricted stock awards and stock warrants outstanding	2,277	1,406

2. Long-term debt
     In conjunction with the acquisition of OnlineBenefits in 2006, we entered into a credit agreement (the “2006 Credit Agreement”) with Capital Source Finance LLC (“Capital Source”). The 2006 Credit Agreement provided for a revolving credit facility of up to $2,000,000, which would have matured in August 2011, a $20,000,000 term loan, which would have matured in June 2011, and a $5,000,000 convertible note (the “Convertible Note”), which would have matured in August 2011. At the time of each maturity, all outstanding amounts and letters of credit for the related debt would have been due and payable.
     In connection with the 2006 Credit Agreement, we entered into a Conversion and Registration Rights Agreement dated as of August 14, 2006, which specifies terms applicable to the conversion of the convertible note and provides Capital Source with certain registration rights with respect to the shares issuable on conversion of the Convertible Note.
     All outstanding obligations under the 2006 Credit Agreement were repaid in full and the agreement was terminated on December 31, 2008. In connection with the termination of the 2006 Credit Agreement and as consideration for Capital Source’s agreement to the prepayment of the Convertible Note, which we were not otherwise able to prepay, we issued a warrant to an affiliate of Capital Source to purchase up to 411,667 shares of our common stock at a price of $3.65 per share, to replace the equity component of the Convertible Note. This warrant is exercisable immediately and expires on either August 14, 2011 or August 14, 2014, depending on whether, as of August 14, 2011, we have issued any shares of any class of capital stock, which is preferred as to dividends or as to the distribution of assets upon the voluntary or involuntary dissolution, liquidation or winding up of the shares issued upon exercise of the warrant. This warrant was issued in a transaction not involving a public offering pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of our common stock to be issued upon exercise of the warrant have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. None of the warrants have been exercised as of December 31, 2009.
     The deferred financing fees related to the 2006 Credit Agreement were a gross amount of $1,340,000 with an accumulated amortization of $488,000 at December 31, 2007. During 2008 we recognized $446,000 in interest expense on these fees and the remaining $406,000 of unamortized financing fees were expended upon refinancing of the 2006 Credit Agreement. In connection with the prepayment of the 2006 Credit Agreement, we recorded a non-cash charge of $813,000 related to the write-off of unamortized financing fees, issuance of the warrants, and other miscellaneous fees.
     On December 31, 2008, we entered into a Loan and Security Agreement (the “2008 Loan Agreement”) with RBC Bank (USA) ( “RBC Bank”). The credit facility under the 2008 Loan Agreement consists of a revolving line of credit, a term loan facility and a letter of credit facility. The 2008 Loan Agreement, with related balances, is summarized below (numbers in column are in thousands):

	Balance at	Balance at
	December 31,	December 31,
	2009	2008
$3,000,000 revolver with RBC Bank—principal repayable in full in December 2010; interest at 1-month LIBOR plus 2.75% (2.99% at 12/31/09), payable monthly in advance	$—	$—
$10,000,000 term loan with RBC Bank—principal repayable in monthly installments of $166,667 plus interest at 1-month LIBOR plus 3.25% (3.49% at 12/31/09) until December 2011, when one final payment of the remaining balance of principal, interest and any other fees and expenses outstanding are due	8,000	10,000

Total	$8,000	$10,000

     Under the 2008 Loan Agreement, through December 31, 2010, we may request RBC Bank to issue letters of credit from its account in an aggregate outstanding face amount not to exceed the amount of advances available under the revolving line of credit at the time of the issuance of the letter of credit. Subject to other limitations set forth in the 2008 Loan Agreement, the amount of aggregate outstanding amount of letters of credit shall not exceed $500,000. We are required to pay RBC Bank a fee of 1.5% per annum of the face amount of the letters of credit issued pursuant to the 2008 Loan Agreement. At December 31, 2009, we have no outstanding letters of credit.
     Loans made under the 2008 Loan Agreement are secured by a first lien security interest on all assets, including our intellectual property.
     The 2008 Loan Agreement contains customary representations, warranties, affirmative and negative covenants (including a requirement that we maintain our primary operating depository accounts with RBC Bank), agreements, default provisions and indemnities. We are also subject to certain specified financial covenants with respect to a minimum funded debt to EBITDA ratio and a modified fixed charge coverage ratio. This 2008 Loan Agreement generally prohibits us from paying dividends on our common stock. As of December 31, 2009, we are in compliance with all covenants related to the 2008 Loan Agreement.
     Maturities of debt under the credit facility with RBC Bank are as follows (in thousands):

Year Ending December 31,
2010	$2,000
2011	6,000

$8,000

     We incurred $92,000 in financing fees related to the 2008 Loan Agreement. This amount has been deferred and will be amortized over the 36-month term of the loan. Accumulated amortization at December 31, 2009 and December 31, 2008 was $40,000 and $0, respectively.
3. Property and Equipment
     Property and equipment are summarized as follows (in thousands):

	Estimated
	Useful Life	Year Ended December 31,
	(Years)	2009	2008
Computers	3	$1,278	$874
Equipment	5	442	435
Furniture and fixtures	5-10	524	520
Leasehold improvements	5-10	194	189

		2,438	2,018
Accumulated depreciation		(895)	(426)

		$1,543	$1,592

     Equipment includes capital leases of $152,000 at December 31, 2009 and December 31, 2008. Accumulated depreciation includes $71,000 at December 31, 2009 and $37,000 at December 31, 2008 related to capital leases. Depreciation expense for the years ended December 31, 2009 and 2008 for all property and equipment, including capital leases, was $469,000 and $450,000, respectively. Depreciation expense is recorded within operating expenses.

4. Product and Content Development Expenditures
     Product and content development expenditures are summarized as follows (in thousands):

	2009	2008
Total product and content development expenditures	$6,817	$6,022
Less: additions to capitalized software product and content development	(1,556)	(1,725)

Product and content development expense	$5,261	$4,297

     In addition to the $1,556,000 of capitalized software product and content development above, we capitalized an additional $14,000 of interest in 2009.
5. Intangible Assets
     Intangible assets are summarized as follows (in thousands):

	Estimated
	amortizable	December 31,
	lives (years)	2009	2008
Intangible Assets:
Internally developed software	2-3	$9,038	$7,467
Purchased software	3	500	500
Purchased intellectual content	3	1,431	1,431
Purchased customer contracts	2	333	333
Purchased customer relationships	15	8,800	8,800

Intangible assets, gross		20,102	18,531

Less accumulated amortization:
Internally developed software		(6,479)	(4,994)
Purchased software		(500)	(397)
Purchased intellectual content		(1,431)	(1,431)
Purchased customer contracts		(333)	(333)
Purchased customer relationships		(1,984)	(1,397)

Accumulated amortization		(10,727)	(8,552)

Intangible assets, net		$9,375	$9,979

     Amortization expense for the years ended December 31, 2009 and 2008 was $2,174,000 and $1,699,000, respectively. This expense included amortization expense for internally developed software for the years ended December 31, 2009 and 2008 of $1,485,000 and $946,000, respectively.
     Estimated future amortization expense for intangible assets on A.D.A.M.’s December 31, 2009 consolidated balance sheet for the next five fiscal years ending December 31, is as follows (in thousands):

2010	$1,721
2011	1,508
2012	1,088
2013	587
2014	587

$5,491

6. Goodwill
     Under GAAP, goodwill and other intangible assets with indefinite lives are not amortized, but rather are tested for impairment at least annually. This annual evaluation was performed as of November 1, 2009 and November 1, 2008 and the goodwill was deemed not impaired.
     The Intangibles—Goodwill and Other Topic of the FASB ASC prescribes a two-step method for determining impairment of goodwill and certain other intangible assets. Factors considered in determining fair value for purposes of this Topic include, among other things, our market capitalization as determined by quoted market prices for our common stock, market values of our reporting units based on common market multiples for comparable companies, and discount rates that appropriately reflect not only our businesses, but also the current overall economic environment.
     Based on further weakening of the current macro-economic business environment and the decline of our common stock price since the annual evaluation, we realized the need to re-evaluate and potentially lower the carrying amount of goodwill in the first quarter of 2009. Based on the results of the review performed as of March 31, 2009, we estimated that the fair value of the goodwill assigned to our benefit solutions was less than the carrying value on the balance sheet as of March 31, 2009, and accordingly we recognized a pre-tax, non-cash impairment charge of $13,940,000 for the quarter ended March 31, 2009. While the impairment charge reduces reported results under GAAP, such charges do not affect our liquidity, cash flows from operating activities, or future operations.
     The estimation of the fair value was primarily determined based on an estimate of future cash flows (income approach) discounted at a market derived weighed average cost of capital, which such cost of capital was estimated. The income approach has been determined to be the most representative, because we do not have an active trading market for our equity in the reporting unit. The implied value of the goodwill was estimated based on a hypothetical allocation of each reporting unit’s fair value, assuming a taxable asset sale, to all of our underlying assets and liabilities. The determination of future cash flows is based on the businesses’ plans and long-range planning forecasts. Other valuation methods, such as a market approach utilizing market multiples, are used to corroborate the discounted cash flow analysis performed at the reporting unit. If different assumptions were used in these plans, the related cash flows used in measuring impairment could be different and additional impairment of assets might be required to be recorded.
     Impairment charges related to goodwill and other intangible assets are reflected as “Goodwill impairment” in the accompanying consolidated statements of operations. Such charges have no impact on our cash flows or liquidity. The following table reflects the change in the net carrying amount of goodwill and other intangible assets (in thousands):

Balance, December 31, 2008	$27,617
Final payment related to earn-out provision of previous acquisition	13
Goodwill impairment	(13,940)

Balance, December 31, 2009	$13,690

7. Accounts Payable and Accrued Expenses
     Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2009	2008
Accounts payable	$532	$538
Accrued compensation and employee benefits	1,879	1,127
Other accrued expenses	2,484	2,215

	$4,895	$3,880

8. Income Taxes
     The components of our income tax expense are as follows (in thousands):

	2009	2008
Current income tax expense
Federal	$32	$—
State	74	—
Total current income tax expense	106	—
Deferred income tax expense
Federal	875	$—
State	355	—
Total Deferred income tax expense	1,230	—

Total income tax expense	$1,336	$—

     The provision for income taxes differs from the amount computed by applying the applicable U.S. statutory federal income tax rate of 34 percent to income before income taxes as a result of the following (in thousands):

	2009	2008
Federal tax provision on income before income taxes at statutory federal income tax rate	$(4,080)	$(13)
State taxes, net of federal benefit	(306)	(1)
Change in valuation allowance	(1,441)	1,274
Deferred tax asset adjustment for stock options impacting change in valuation allowance	1,483	(845)
Rate adjustment for change in state tax rate	291	—
Federal tax	80	—
State tax	79	—
Impact of goodwill impairment not deductable for tax purposes	5,095	—
Other differences	135	(415)

Total income tax expense (benefit)	$1,336	$—

     The components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets
Alternative Minimum Tax	$108	$—
Accrued expenses and other liabilities	1,936	1,199
Allowance for doubtful accounts	94	131
Property and equipment	161	179
Research and development credits	959	1,022
Capitalized product and content development	109	305
Capital loss carryforwards	123	128

	December 31,
	2009	2008
Net operating loss carryforwards	17,163	20,754

	20,653	23,718
Deferred tax liabilities
Intangible assets	(2,249)	(2,487)
Software development costs	(935)	(1,091)

Net deferred tax asset before valuation allowance	17,469	20,140
Valuation allowance	(11,079)	(12,520)

Net deferred tax asset	$6,390	$7,620

     In periodically assessing the Company’s ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will be realized. Management analyzes several factors, including the amount and timing of the scheduled expiration and reversals of our net operating loss carryforwards (NOLs) and deferred tax items, as well as potential generation of future taxable income over the periods for which the NOLs are applicable. Certain estimates used in this analysis are based on the current beliefs and expectations of management, as well as assumptions made by, and information currently available to, management. Although it is the belief that the expectations reflected in these estimates are based upon reasonable assumptions, the Company can not give assurance that actual results will not differ materially from these expectations. We periodically evaluate the deferred tax positions and valuation allowances.
     At December 31, 2009 the Company has approximately $1,830,000 of net operating losses attributable to tax deductions for the exercise of employee stock options in excess of related compensation expense recorded in the financial statements. The Company will record the benefit of the utilization of these net operating losses to additional paid-in capital when these net operating losses are realized.
     The Company’s valuation allowance was $11,079,000 and $12,520,000 as of December 31, 2009 and 2008, respectively.
     At December 31, 2009, we had NOL and R&D credit carryforwards available for tax purposes of approximately $50,140,000 and $960,000, respectively, which will expire on December 31 in years 2010 through 2022 and 2010 through 2023, respectively. As of December 31, 2009, the Company has capital loss carryforwards of approximately $335,000 of which $40,000 will expire on December 31, 2010 and $295,000 will expire on December 31, 2013. At December 31, 2009 we also have AMT credit carryforwards available of approximately $108,000 which do not have an expiration date.
     The Company acquired $29,510,000 of NOL carryforwards as a result of the acquisition of OnlineBenefits in August 2006. Internal Revenue Code Section (“IRC”) 382 limits the utilization of NOL carryforwards when a change in ownership, as defined by the Internal Revenue Service, occurs. The acquisition of OnlineBenefits resulted in ownership change within the meaning of IRC 382. Of the total $29,510,000 NOLs acquired from
OnlineBenefits, the NOLs estimated to be available for use after the application of the IRC 382 limitation is approximately $26,300,000. The Company continues to track and monitor ownership changes as defined by IRC 382 to identify any future limitations on the use of NOL’s to offset tax liability. As of December 31, 2009, no additional ownership changes have been identified. However, if the company were to incur any future 382 limitations its usage of NOLs to offset income tax liabilities could be limited.
     NOL carryforwards expiring over the next five years are as follows (in thousands):

Year Ending December 31,
2010	$3,475
2011	5,828
2012	—
2013	—
2014	—

$9,303

     A.D.A.M. adopted the uncertain tax positions provisions of ASC 740-Income Taxes on January 1, 2007. There are no material unrecognized tax benefits and related tax liabilities at December 31, 2009 and 2008. Penalties related to uncertain tax positions would be recorded as a component of general and administrative expenses. Interest relating to uncertain tax positions would be recorded as a component of interest expense.
     The tax years 2006 to 2009 remain open to examination by the major taxing jurisdictions to which we are subject. However, upon utilization of the NOL and R&D credit carry forward tax benefits in future tax returns, the related tax benefit for the period in which the benefit arose is subject to examination.
9. Stock-based Compensation
     We account for stock-based compensation in accordance with the Compensation—Stock Compensation Topic of the FASB ASC. Accordingly, stock-based compensation cost is measured at the grant date based on fair value of the award, and is recognized as an expense on a straight-line basis over the employee’s requisite service period.
     In 2002, our Board of Directors and shareholders approved the 2002 Stock Incentive Plan, under which 1,500,000 shares of common stock were reserved pursuant to the grant of incentive or non-qualified stock options to full-time employees and key persons. Under this plan, a number of additional shares are reserved annually. This number is 3% of the number of shares of stock outstanding on January 1 of each year, not to exceed 250,000 shares annually. Options are granted at an exercise price as determined by A.D.A.M.’s Board of Directors, which may not be less than the fair market value of our common stock at the date of the grant, and the options generally vest ratably over a three-year period. Options granted under this plan generally expire ten years from the date of grant.
     As of December 31, 2009, there were options outstanding to purchase a total of 2,477,781 shares of our common stock under our 2002 Stock Incentive Plan and our 1992 Option Plan with an aggregate intrinsic value of $2,563,934. Under the 1992 Option Plan, 4,500,000 shares of common stock were reserved and no additional options may be granted under the 1992 Plan. At December 31, 2009, there were approximately 803,937 shares available for future option grants under the 2002 Stock Incentive Plan.
Stock Options
     Options are granted at an exercise price as determined by our Board of Directors, which may not be less than the fair market value of our common stock at the date of the grant, and the options generally vest ratably over a three-year service period. Options granted under this plan generally expire ten years from the date of the grant. Upon exercise of options, stock is issued from our authorized and unissued shares of common stock. We use the Black-Scholes method (which models the value over time of financial instruments) to estimate the fair value at the grant date of the options. The Black-Scholes method uses several assumptions to value an option. The following assumptions were used:
Expected Dividend Yield—because we do not currently pay dividends or expect to pay dividends in the near future, the expected dividend yield is zero;
Expected Volatility in Stock Price—reflects the historical change in our stock price over the expected term of the stock option;
Risk-free Interest Rate—reflects the average rate on a United States Treasury bond with maturity equal to the expected term of the option; and
Expected Life of Stock Awards—is based on historical experience that was modified based on expected future changes.

     The weighted average assumptions used in the option pricing model and the resulting grant date fair value for stock option grants were as follows:

Year Ended December 31,	2009	2008
Expected Dividend Yield	—	—
Expected Volatility in Stock Price	58.8%	45.0%
Risk-Free Interest Rate	1.8%	2.2%
Expected Life of Stock Awards—Years	3.5	3.5
Weighted Average Fair Value at Grant Date	$1.34	$2.60
     The Company recorded $777,000 and $903,000 of stock-based compensation expense for the years ended December 31, 2009 and 2008 respectively, related to employee stock options. We expect to incur approximately $431,000 of expense over a weighted average of 1.6 years for all unvested options outstanding at December 31, 2009.
     The following table summarizes stock option activity for the years ended December 31, 2009 and 2008:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at December 31, 2007	2,744,325	$4.92
Granted	252,500	$7.39
Exercised	(186,582)	$4.31
Forfeited or expired	(187,951)	$5.98

Outstanding at December 31, 2008	2,622,292	$5.13
Granted	257,500	$3.08
Exercised	(7,500)	$0.41
Forfeited or expired	(394,511)	$8.24

Outstanding at December 31, 2009	2,477,781	$4.44

     The weighted average remaining contractual term at December 31, 2009 for options outstanding was 4.27 years and for options exercisable was 3.23 years.

		Weighted
		Average
		Exercise
	Shares	Price
Exercisable at December 31, 2008	2,154,699	$4.79
Exercisable at December 31, 2009	2,008,620	$4.34
     During 2009 and 2008, the aggregate intrinsic value of options exercised was $17,625 and $545,658, respectively. As of December 31, 2009, the aggregate intrinsic value of options exercisable was $2,275,334. The fair value of stock options vesting during the years ended December 31, 2009 and 2008 was $607,344 and $508,840, respectively.

Restricted Stock Awards
     The fair value of restricted stock awards used for the application of the Compensation-Stock Compensation Topic of the FASB ASC is the market value of the stock on the date of grant.
     The following table summarizes restricted stock activity for the years ended December 31, 2009 and 2008:

		Weighted Average
		Grant Date
	Shares	Fair Value
Unvested at December 31, 2007	—	$—
Granted	6,820	8.80
Vested	(6,820)	8.80
Forfeited	—	—

Unvested at December 31, 2008	—	$—
Granted	15,000	4.00
Vested	(15,000)	4.00
Forfeited	—	—

Unvested at December 31, 2009	—	$—

     On January 2, 2009, we awarded a total of 15,000 shares of restricted stock to our Board of Directors with a grant date fair value of $4.00 per share. On January 3, 2008. we awarded a total of 6,820 shares of restricted stock to our Board of Directors with a grant date fair value of $8.80 per share. The 2009 and 2008 grants each had a fair value of $60,000 and were expensed from the date issued until the vesting date of December 31 of the year issued.
10. Benefit Plan
     In 1995, the Company adopted a defined contribution plan that covers all full-time eligible employees of the Company. The plan allows eligible employees to contribute any amount of their pre-tax annual compensation up to the statutory limit prescribed by the Internal Revenue Service. The Company matches 75% of the first 4% contribution per participant on an annual basis. The Company contributed approximately $172,000 and $257,000 to the plan for the years ended December 31, 2009 and 2008, respectively.
11. Preferred Share Purchase Rights
     On June 29, 2009, the Company adopted a Shareholder Rights Plan, which provided for the issuance of rights to purchase shares of the Company’s Class B Preferred Stock, par value $0.01 per share (the “Preferred Shares”). Under the Shareholder Rights Plan, the Company distributed one preferred stock purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 (the “Common Stock”), of the Company. The Rights were distributed as of July 31, 2009 to stockholders of record on that date.
     Each Right entitles the holder to purchase from the Company one one-thousandth of a Preferred Share at a price of $12.00 per one one-thousandth of a Preferred Share, subject to adjustment. Subject to certain exceptions, the rights become exercisable ten business days after any party acquires or announces an offer to acquire beneficial ownership of 15% or more of the Company’s Common Stock. In the event that any party acquires 15% or more of the Company’s Common Stock, the Company enters into a merger or other business combination, or if a substantial amount of the Company’s assets are sold after the time that the Rights become exercisable, the Rights provide that the holder will receive, upon exercise of each right, shares of the common stock of the surviving or acquiring company, as applicable, having a market value of twice the exercise price of the Right.
     The Rights expire on June 29, 2019, and are redeemable by the Company at a price of $0.01 per Right at any time prior to the time that any party acquires 15% or more of the Company’s Common Shares. Until the earlier of the time that the Rights become exercisable, are redeemed or expire, the Company will issue one Right with each new share of Common Stock issued.
12. Related Party Transactions
Investment with BeBetter Networks, Inc.
     At December 31, 2009 and 2008, the Company had a 2% investment in BeBetter Networks, Inc. (“BeBetter”). As of December 31, 2009 and 2008, the Chairman of the Board of Directors held an approximate 2% voting interest in this company. The investment was accounted for under the cost method, as the Company has less than a 20% ownership and does not exercise significant influence over the investee.
     At December 31, 2009 and 2008, the carrying value of the investment in BeBetter was $0. The Company has no plans to make additional investments in BeBetter in the future.
Investment with ThePort Network, Inc.
     As of November 24, 2008, ThePort Network, Inc. (“ThePort”) closed a $4,100,000 Preferred Stock financing designated Series B Preferred Stock at $0.165 per share, including investment by our chairman. The Chairman of our Board of Directors also currently serves as the Chairman of the Board of Directors and Chief Executive Officer of ThePort.
     As a result of the financing, at December 31, 2009 and 2008, we held an approximate 3% voting interest in ThePort. The Chairman of our Board of Directors held an approximate 27% voting interest in ThePort at December 31, 2009 and 2008, and held a convertible note from ThePort in the amount of approximately $325,000 and $590,000 at December 31, 2009 and December 31, 2008, respectively. Two of the other directors of A.D.A.M. also own equity interests in ThePort. Historically ThePort was accounted for under the equity method. The financing in 2008 diluted our voting interest in ThePort, therefore for 2008 and going forward, the Company will account for this investment under the cost method.
     As of September 10, 2008, ThePort converted its outstanding notes into a Preferred Stock designated Series A Preferred Stock at $0.30 per share, including notes held by our chairman. As part of the conversion, A.D.A.M. exchanged its prior Series A Preferred Stock, which had been purchased at $0.80 per share, for the new Series A Preferred Stock at $0.30 per share.
     At December 31, 2009 and 2008, the carrying value of the investment in ThePort was $0. The Company has not adjusted its investment below zero for the Company’s share of ThePort’s losses since the Company has not provided or committed to provide any additional financial support to ThePort.
13. Commitments and Contingencies
     The Company leases office space and equipment under non-cancelable lease agreements expiring on various dates through 2019 as well as capital lease commitments for certain equipment. Certain of these leases contain escalation clauses, which has resulted in the recording of a $564,000 deferred rent liability balance at December 31, 2009. At December 31, 2009, future minimum rentals for noncancelable leases with terms in excess of one year were as follows (in thousands):

	Future Minimum
	Operating Leases	Capital
Year Ending December 31,	(Office Lease Payments)	Leases
2010	$2,158	$43
2011	1,490	43
2012	728	43
2013	749	31
2014	772	—
Thereafter	3,620	—

	$9,517	160

Less amounts representing interest		(48)

Present value of future minimum lease payments		112
Less current portion		(22)

Capital lease obligations, net of current portion		$90

     Rent expense for the years ended December 31, 2009 and 2008 was $819,000 and $1,364,000, respectively, including space that was sublet. A.D.A.M.’s headquarters are located in approximately 24,000 square feet of leased office space in Atlanta, Georgia. The space is leased for a term ending in April 2019, with an option to renew for an additional 5-year term.
     There is additional leased office space of 36,000 square feet in Uniondale, New York. The space is leased for a term ending in June 2011, for an amount of $124,000 per month. In conjunction with the purchase of OnlineBenefits in 2006, the difference between the cost of unused components of the Company’s Uniondale lease and the related income from the sublease contracts, present valued, was recorded as a liability. This liability was reduced due to payments, offset by increased costs of sublease termination and replacement. At December 31, 2009, the liability was $2,366,000. Of this amount, $1,546,000 is included in accounts payable and accrued expenses, and the remainder in other liabilities. This liability includes the Facility Consolidation Program discussed below.
     The Company indemnifies customers from third party claims of intellectual property infringement relating to the use of our products. Historically, costs related to this guarantee have not been significant and the Company is unable to estimate the potential impact of this guarantee on future results of operations.
14. Restructuring Costs
     Restructuring costs consisted of the following at December 31, 2009 and 2008 (in thousands):

	Accrued			Accrued
	Costs at			Costs at
	December 31,	Payments		December 31,
	2007	Made	Provision	2008
Accrued restructuring costs:
Severance and exit costs	$—	$(460)	$985	$525
Contractual obligations	1,041	(196)	1,208	2,053

Total restructuring costs	$1,041	$(656)	$2,193	$2,578

	Accrued			Accrued
	Costs at			Costs at
	December 31,	Payments		December 31,
	2008	Made	Provision	2009
Accrued restructuring costs:
Severance and exit costs	$525	$(525)	$—	$—
Contractual obligations	2,053	(1,095)	1,408	2,366

Total restructuring costs	$2,578	$(1,620)	$1,408	$2,366

     In 2006, we acquired office space in NY with the acquisition of Online Benefits. Part of this office space was being sublet at a loss. The remaining loss on this first sublease at December 31, 2007 was $1,041,000.
     In the fourth quarter 2008, we established a Facility Consolidation Program for the purpose of closing the NY office and consolidating operations in our GA office. The costs associated with this program included severance, fixed asset write-offs, contract and other office shut-down costs of $985,000. Additionally, the Facility Consolidation Program led to a second sublease for the remaining office space. The second sublease loss was recorded at fair value when the right to use the space ceased. The second sublease loss of $1,208,000 was made up of a $1,417,000 liability offset by a previously existing deferred rent liability of $209,000. This $1,417,000 liability recorded at the date of restructuring was based primarily on the present value of the net cash flows from the future rental payments of $2,016,000 less estimated second sublease rental income of $469,000.
     During the second quarter of 2009, due to the change in the expected sublease rental income from both of these office spaces as a result of the current real estate market conditions, we revised our estimated loss and expensed an additional $1,408,000 of restructuring costs.
     During the twelve months ended December 31, 2009 and 2008, we paid $1,620,000 and $656,000, respectively, related to these costs. We anticipate these remaining costs will be paid over the next 18 months.
15. Reclassification
     Certain amounts in the 2008 financials were reclassified to conform with the current presentation. Restructuring costs of $2,193,000 were reclassified from general and administrative expenses to a separate restructuring line on the statement of operations, to be consistent with the 2009 presentation.
16. Fair value of financial instruments
     We adopted ASC 820—Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements for financial instruments effective January 1, 2008. The framework requires the valuation of investments using a three tiered approach. The statement requires fair value measurement to be classified and disclosed in one of the following three categories:
     (Level 1) observable inputs such as unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
     (Level 2) quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability; and
     (Level 3) prices or valuation techniques the require inputs that are both significant to the fair value measurement and unobservable, due to little or no market data, which requires us to develop our own assumptions.
     At December 31, 2008, we had goodwill of $27,617,000 and during the first quarter of 2009, we recognized a non-cash impairment charge of $13,940,000. See Note 6 for additional information regarding the goodwill impairment. The estimation of the fair value of the respective reporting units was primarily determined based on an estimate of future cash flows (income approach) discounted at a market derived weighted average cost of capital, which cost of capital was estimated based on the assistance of a third-party service provider. The income approach has been determined to be the most representative, because we do not have an active trading market for our equity or debt. The implied value of the goodwill was estimated based on hypothetical allocation of each reporting unit’s fair value, assuming a taxable asset sale, to all of its underlying assets and liabilities in accordance with the requirements of ASC 820. We cannot predict the occurrence of events that might adversely affect the carrying value of goodwill. Further deterioration in global economic conditions, and/or additional changes in assumptions or circumstances could result in additional impairment charges in goodwill or other indefinite-lived intangibles and finite-lived intangibles in future periods in which the change occurs.
     The carrying value of our current and long-term maturities of capital lease obligations and debt do not vary materially from fair value at December 31, 2009.
17. Severance
     In 2009, our Board of Directors made the decision to terminate the employment of our former President and Chief Executive Officer. Severance costs related to his employment agreement were accrued in the amount of $1,149,000, which included 300% of his annual base salary, accrued bonus and stock-based compensation related to the modification of 237,000 stock options.
18. Operating segments
     The Segment Reporting Topic of the FASB ASC establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. We operate in one reportable segment. We sell a portfolio of products related to health content solutions and broker/ employer solutions. We consider the health content products and broker/ employer products to be two operating segments which aggregate into one reportable segment. Our SaaS model allows us to manage and deploy these products in a similar manner to similar customers. Our chief operating decision-maker is our Chief Executive Officer. The Chief Executive Officer reviews financial information on a consolidated basis and by products when making decisions for allocating resources and evaluating financial performance. Periodic decisions may be made separately for the two solution groups due to timing of customer strategies, product releases, market conditions, acquisitions, or staffing resources, but the common long term growth outlook for each segment remains constant.
     In determining that we have one reportable segment, we viewed both health content and broker/ employer products as sharing similar economic characteristics for long term growth. Historical product margins for both product segments have been in the 70-90% range. All products are distributed over a similar platform with low incremental costs so we expect margins to remain within the 70-90% range. The health content product which can be sold separately is also sold as an imbedded product within our broker/ employer product. As the products continue to be more intertwined, the margins for both are expected to converge and the allocation of costs related to each will not be as relevant.
Geographic Information
     The Company sells products through agreements which grant territorial rights to international and domestic distributors. During the years ended December 31, 2009 and 2008, net revenues from international sales were approximately $352,000 and $432,000, respectively. Disclosed in the table below is geographic information for each country that comprised greater than one percent of our total revenues for fiscal years 2009 and 2008 (in thousands):

	Year Ended December 31,
	2009	2008
United States	$27,809	$28,425
Other foreign countries	352	432

	$28,161	$28,857

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty.
     Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article VII of the Registrant’s Bylaws provides that the Registrant shall indemnify any person who is serving as a director, officer, employee or agent of the Registrant or of another entity at the request of the Registrant against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In the event of an action or suit by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     Article XI of the Registrant’s certificate of incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:
     A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective.
     The above discussion is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law and the Registrant’s Certificate of Incorporation, as amended, and Bylaws. For additional information we refer you to the full text of our Certificate of Incorporation, as amended, filed as Exhibit 3.1 to our Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010 as well as and our Bylaws filed as Exhibit 3.2 to our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001.
ITEM 21. Exhibits and Financial Statement Schedules.

Exhibit
Number
2.1	Stock Purchase Agreement dated February 23, 2004 by and among the Company and the shareholders of LifeLink Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report of Form 8-K dated February 23, 2004 and incorporated herein by reference.

2.2	Secured Promissory Note, dated February 23, 2004, issued by the Company (incorporated by reference to Exhibit 2.2 of the February 2004 8-K and incorporated herein by reference).

2.3	Purchase Agreement, dated June 28, 2004, by and between Heart Consulting Pty Ltd. And Ebix Australia Pty Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report of Form 8-K dated July 14, 2004) and incorporated herein by reference.

Exhibit
Number
2.4	Agreement, dated July 1, 2004, by and between Heart Consulting Pty Ltd. and Ebix, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report of Form 8-K dated July 14, 2004) and incorporated herein by reference.

2.5	Agreement and Plan of Merger by and among Ebix, Finetre and Steven F. Piaker, as shareholders’ Representative dated September 22, 2006 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on 8-K/A dated October 2, 2006) and incorporated herein by reference.

2.6	Asset Purchase Agreement, dated May 9, 2006, by and among Ebix, Inc., Infinity Systems Consulting, Inc. and the Shareholders of Infinity Systems Consulting, Inc. (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A dated May 9, 2006) and incorporated herein by reference.

2.7	Agreement and Plan of Merger dated October 31, 2007 by and among Ebix, Inc., Jenquest, Inc. IDS Acquisition Sub. and Robert M. Ward as Shareholder Representative (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A dated November 7, 2007) and incorporated herein by reference.

2.8	Stock Purchase Agreement by and among Ebix, Inc., Acclamation Systems, Inc., and Joseph Ott (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 5, 2008 and incorporated herein by reference.)

2.9	Stock Purchase Agreement by and amongst Ebix, Inc., ConfirmNet Corporation, Ebix Software India Private Limited, ConfirmNet Acquisition Sub, Inc., and Craig Irving, as Shareholders’ Representative (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 12, 2008 and incorporated herein by reference.)

2.10	Agreement and Plan of Merger, dated September 30, 2009, by and amongst Ebix, E-Z Data, and Dale Okuno and Dilip Sontakey, as Sellers (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated October 6, 2009 and incorporated herein by reference.)

2.11	IP Asset Purchase Agreement, dated September 30, 2009, by and amongst Ebix Singapore PTE LTD., Ebix, Inc., E-Z Data, and Dale Okuno and Dilip Sontakey, as Shareholders dated September 30, 2009 (incorporated here by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K dated October 6, 2009 and incorporated herein by reference.)

2.12**	Agreement and Plan of Merger, dated August 29, 2010, by and among Ebix Inc., A.D.A.M., Inc., and Eden Acquisition Sub, Inc. (included as Annex A to the Proxy Statement/Prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Certificate of Incorporation, as amended, of Ebix, Inc. (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference).

3.2	Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).

5.1*	Opinion of Carlton Fields, P.A. regarding legality of securities being registered.

8.1*	Opinion of Carlton Fields, P.A. regarding certain U.S. income tax aspects of the merger.

10.1	Amendment to Secured Promissory Note Dated December 18, 2008 entered into as of June 25, 2008 between Ebix, Inc., and Whitebox VSC Ltd., a limited partnership organized under the laws of the British Virgin Islands (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 1, 2008 and incorporated herein by reference).

10.2	Acquisition Bonus Agreement by and between Ebix, Inc., and Robin Raina dated as of July 15, 2009 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated July 21, 2009 and incorporated herein by reference).

10.3	Third Amendment to the Second Amended and Restated Loan and Security Agreement between Ebix, Inc. and Ebix Corporation dated August 27, 2009 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

Exhibit
Number
10.4	Second Amendment to Secured Promissory Note Due December 18, 2009 between Ebix, Inc. and Whitebox VSC, Ltd dated August 24, 2009 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.5	Amendment to Secured Promissory Note Due July 11, 2010 between Ebix, Inc. and Whitebox VSC, Ltd. Dated August 24, 2009 (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.6	Convertible Note Purchase Agreement by and between Ebix, Inc. and Whitebox VSC, Ltd dated August 26, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.7	Convertible Promissory Note by and between Ebix, Inc. and Whitebox VSC, Ltd dated August 26, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.8	Convertible Note Purchase Agreement by and between Ebix, Inc. and IAM Mini-Fund 14 Limited dated August 26, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.9	Convertible Promissory Note by and between Ebix, Inc. and IAM Mini-Fund 14 Limited dated August 26, 2009 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.10	Convertible Note Purchase Agreement by and between Ebix, Inc. and the Rennes Foundation dated August 25, 2009 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.11	Credit Agreement, dated as of February 12, 2010, by and among Ebix, Inc., as borrower, certain subsidiaries of Ebix, Inc., as guarantors, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent (incorporated here by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 18, 2010) and incorporated herein by reference.

23.1*	Consent of Cherry Bekaert & Holland, L.L.P. (relating to Ebix, Inc.)

23.2*	Consent of Habif, Arogeti & Wynne, LLP (relating to Ebix, Inc.)

23.3*	Consent of Grant Thornton LLP (relating to A.D.A.M., Inc.)

23.4*	Consent of Carlton Fields, P.A. (included in Exhibit 5.1).

23.5*	Consent of Carlton Fields, P.A. (included in Exhibit 8.1).

24.1*	Powers of Attorney (included on the signature page hereto).

99.1*	Form of Proxy of A.D.A.M., Inc.

99.2*	Consent of Needham & Company, LLC

*	Filed herewith

**	Certain schedules have been omitted and Ebix agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.
ITEM 22. Undertakings
     (A) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(D) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(F) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(G) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 14th day of October 2010.

EBIX, INC.
By:	/s/ Robin Raina
Robin Raina
President, Chief Executive Officer and Chairman of the Board of Directors

POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robin Raina and Robert F. Kerris, and each of them severally, acting alone and without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin Raina Robin Raina	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	October 14, 2010

/s/ Robert F. Kerris Robert F. Kerris	Senior Vice President, Chief Financial Officer, and Corporate Secretary (principal financial and accounting officer)	October 14, 2010

/s/ Pavan Bhalla Pavan Bhalla	Director	October 14, 2010

/s/ Hans Benz	Director	October 14, 2010
Hans Benz

Signature	Title	Date

/s/ Neil Eckert	Director	October 14, 2010
Neil Eckert

/s/ Rolf Herter	Director	October 14, 2010
Rolf Herter

/s/ Hans Ueli Keller	Director	October 14, 2010
Hans Ueli Keller

INDEX TO EXHIBITS

Exhibit
Number
2.1	Stock Purchase Agreement dated February 23, 2004 by and among the Company and the shareholders of LifeLink Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report of Form 8-K dated February 23, 2004 and incorporated herein by reference.

2.2	Secured Promissory Note, dated February 23, 2004, issued by the Company (incorporated by reference to Exhibit 2.2 of the February 2004 8-K and incorporated herein by reference).

2.3	Purchase Agreement, dated June 28, 2004, by and between Heart Consulting Pty Ltd. And Ebix Australia Pty Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report of Form 8-K dated July 14, 2004) and incorporated herein by reference.

2.4	Agreement, dated July 1, 2004, by and between Heart Consulting Pty Ltd. and Ebix, Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report of Form 8-K dated July 14, 2004) and incorporated herein by reference.

2.5	Agreement and Plan of Merger by and among Ebix, Finetre and Steven F. Piaker, as shareholders’ Representative dated September 22, 2006 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on 8-K/A dated October 2, 2006) and incorporated herein by reference.

2.6	Asset Purchase Agreement, dated May 9, 2006, by and among Ebix, Inc., Infinity Systems Consulting, Inc. and the Shareholders of Infinity Systems Consulting, Inc. (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A dated May 9, 2006) and incorporated herein by reference.

2.7	Agreement and Plan of Merger dated October 31, 2007 by and among Ebix, Inc., Jenquest, Inc. IDS Acquisition Sub. and Robert M. Ward as Shareholder Representative (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K/A dated November 7, 2007) and incorporated herein by reference.

2.8	Stock Purchase Agreement by and among Ebix, Inc., Acclamation Systems, Inc., and Joseph Ott (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 5, 2008 and incorporated herein by reference.)

2.9	Stock Purchase Agreement by and amongst Ebix, Inc., ConfirmNet Corporation, Ebix Software India Private Limited, ConfirmNet Acquisition Sub, Inc., and Craig Irving, as Shareholders’ Representative (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 12, 2008 and incorporated herein by reference.)

2.10	Agreement and Plan of Merger, dated September 30, 2009, by and amongst Ebix, E-Z Data, and Dale Okuno and Dilip Sontakey, as Sellers (incorporated here by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated October 6, 2009 and incorporated herein by reference.)

2.11	IP Asset Purchase Agreement, dated September 30, 2009, by and amongst Ebix Singapore PTE LTD., Ebix, Inc., E-Z Data, and Dale Okuno and Dilip Sontakey, as Shareholders dated September 30, 2009 (incorporated here by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K dated October 6, 2009 and incorporated herein by reference.)

2.12**	Agreement and Plan of Merger, dated August 29, 2010, by and among Ebix Inc., A.D.A.M., Inc., and Eden Acquisition Sub, Inc. (included as Annex A to the Proxy Statement/Prospectus forming part of this registration statement and incorporated herein by reference).

3.1	Certificate of Incorporation, as amended, of Ebix, Inc. (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference).

3.2	Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference).

Exhibit
Number

5.1*	Opinion of Carlton Fields, P.A. regarding legality of securities being registered.

8.1*	Opinion of Carlton Fields, P.A. regarding certain U.S. income tax aspects of the merger.

10.1	Amendment to Secured Promissory Note Dated December 18, 2008 entered into as of June 25, 2008 between Ebix, Inc., and Whitebox VSC Ltd., a limited partnership organized under the laws of the British Virgin Islands (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 1, 2008 and incorporated herein by reference).

10.2	Acquisition Bonus Agreement by and between Ebix, Inc., and Robin Raina dated as of July 15, 2009 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated July 21, 2009 and incorporated herein by reference).

10.3	Third Amendment to the Second Amended and Restated Loan and Security Agreement between Ebix, Inc. and Ebix Corporation dated August 27, 2009 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.4	Second Amendment to Secured Promissory Note Due December 18, 2009 between Ebix, Inc. and Whitebox VSC, Ltd dated August 24, 2009 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.5	Amendment to Secured Promissory Note Due July 11, 2010 between Ebix, Inc. and Whitebox VSC, Ltd. Dated August 24, 2009 (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.6	Convertible Note Purchase Agreement by and between Ebix, Inc. and Whitebox VSC, Ltd dated August 26, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.7	Convertible Promissory Note by and between Ebix, Inc. and Whitebox VSC, Ltd dated August 26, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.8	Convertible Note Purchase Agreement by and between Ebix, Inc. and IAM Mini-Fund 14 Limited dated August 26, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.9	Convertible Promissory Note by and between Ebix, Inc. and IAM Mini-Fund 14 Limited dated August 26, 2009 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.10	Convertible Note Purchase Agreement by and between Ebix, Inc. and the Rennes Foundation dated August 25, 2009 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated August 28, 2009 and incorporated herein by reference).

10.11	Credit Agreement, dated as of February 12, 2010, by and among Ebix, Inc., as borrower, certain subsidiaries of Ebix, Inc., as guarantors, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent (incorporated here by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 18, 2010) and incorporated herein by reference.

23.1*	Consent of Cherry Bekaert & Holland, L.L.P. (relating to Ebix, Inc.)

23.2*	Consent of Habif, Arogeti & Wynne, LLP (relating to Ebix, Inc.)

23.3*	Consent of Grant Thornton LLP (relating to A.D.A.M., Inc.)

23.4*	Consent of Carlton Fields, P.A. (included in Exhibit 5.1).

23.5*	Consent of Carlton Fields, P.A. (included in Exhibit 8.1).

Exhibit
Number
24.1*	Powers of Attorney (included on the signature page hereto).

99.1*	Form of Proxy of A.D.A.M., Inc.

99.2*	Consent of Needham & Company, LLC

*	Filed herewith

**	Certain schedules have been omitted and Ebix agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.